Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
POST HOLDINGS, INC.,
ACQUISITION SUB, INC.,
MOM BRANDS COMPANY
AND
THE SELLERS’ REPRESENTATIVE NAMED HEREIN

TABLE OF CONTENTS

ARTICLE 1	MERGER	2
1.1	The Merger	2
1.2	Effective Time of the Merger	2
1.3	Effects of the Merger	2
1.4	Articles of Incorporation and Bylaws	2
1.5	Directors and Officers of the Surviving Corporation	3
1.6	Effect on Capital Stock	3
1.7	Dissenting Shares	5
1.8	Letters of Transmittal; Option Cancellation Agreement; PSR Cancellation Agreements	5
1.9	Payment of Per-Share Net Merger Consideration	5
1.10	Lost Certificates	5
1.11	Withholding Rights	6
1.12	No Further Ownership Rights or Transfers	6
1.13	Cancellation of Options	6
1.14	Cancellation of PSRs	7

ARTICLE 2	MERGER CONSIDERATION, ADJUSTMENTS AND RECONCILIATION	8
2.1	Merger Consideration	8
2.2	Calculation of Estimated Cash Merger Consideration for Closing; Payoff Letters	8
2.3	Payment of Estimated Merger Consideration and Related Payments	9
2.4	Merger Consideration Adjustment and Reconciliation	10
2.5	Fractional Shares	15
2.6	Restricted Securities	15

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16
3.1	Organization and Good Standing	16
3.2	Capitalization	16
3.3	Authority and Authorization; Conflicts; Consents	17
3.4	Financial Statements and Undisclosed Liabilities	18
3.5	Taxes	19
3.6	Litigation, Orders and Injunctions	22
3.7	Compliance with Law	22
3.8	Contracts	22
3.9	Certain Assets	25
3.10	Real Property	25
3.11	Environmental Matters	27
3.12	Intellectual Property	28
3.13	Insurance	29
3.14	Absence of Certain Events	29
3.15	Employee Benefits	32
3.16	Employees and Labor Relations	34

3.17	Brokers	34
3.18	Products	34
3.19	Customers and Suppliers	36
3.20	Purchase for Investment	36

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	37
4.1	Organization and Good Standing	37
4.2	Capitalization	37
4.3	Authority and Authorization; Conflicts; Consents	38
4.4	Buyer SEC Reports; Financial Statements	39
4.5	Litigation, Orders and Injunctions	41
4.6	Financing	41
4.7	Buyer's Independent Investigation	42
4.8	No Business Activities by Merger Sub	42
4.9	Brokers	43

ARTICLE 5	CERTAIN COVENANTS	43
5.1	Certain Actions to Close Transactions	43
5.2	Pre-Closing Conduct of Business	44
5.3	Pre-Closing Conduct of Buyer	47
5.4	Further Assurances	47
5.5	Access to Information	48
5.6	Confidentiality and Publicity	48
5.7	Employee Matters	49
5.8	Exculpation and Indemnification of Directors and Officers	51
5.9	Certain Tax Matters	51
5.10	Exclusivity	53
5.11	Notice of Events	54
5.12	Financial Information	54
5.13	Financing	55
5.14	Certain Affiliate Agreements	58
5.15	Pre-Closing Reorganization	58
5.16	Title Commitments, Title Policies and Zoning Letters	59
5.17	Lease Estoppels, Landlord Lien Waivers and Non-Disturbance Agreements	59
5.18	Post-Signing Deliveries	59

ARTICLE 6	CLOSING, CLOSING DELIVERIES AND TERMINATION	60
6.1	Closing	60
6.2	Closing Deliveries by the Company	60
6.3	Closing Deliveries by Buyer and Merger Sub	61
6.4	Termination of Agreement	61
6.5	Effect of Termination	62

ARTICLE 7	CONDITIONS TO OBLIGATIONS TO CLOSE	62
7.1	Conditions to Obligation of Buyer and Merger Sub to Close	62
7.2	Conditions to Obligation of the Company to Close	63

ARTICLE 8	CERTAIN LIABILITY MATTERS	64
8.1	Certain Disclaimers	64
8.2	Adjustment Escrow and Sellers Expense Amount	65

ARTICLE 9	CERTAIN GENERAL TERMS AND OTHER AGREEMENTS	66
9.1	Notices	66
9.2	Expenses	67
9.3	Interpretation; Construction	67
9.4	Parties in Interest; Third Party Beneficiaries	68
9.5	Governing Law	68
9.6	Jurisdiction, Venue and Waiver of Jury Trial	69
9.7	Entire Agreement; Amendment; Waiver	69
9.8	Assignment; Binding Effect	70
9.9	Severability; Blue Pencil	70
9.10	Counterparts	70
9.11	Disclosure Schedules	70
9.12	No Survival	71
9.13	Specific Performance	71
9.14	Legal Representation	71
9.15	Sellers' Representative and Related Matters	72
9.16	No Recourse Against Financing Sources	73

ARTICLE 10	CERTAIN DEFINITIONS	73

EXHIBITS:
Exhibit 1.2     Form of Articles of Merger
Exhibit 1.4     Form of Articles of Incorporation of the Surviving Corporation
Exhibit 1.8(a)     Form of Letter of Transmittal
Exhibit 1.8(b)     Form of Option Cancellation Agreement
Exhibit 1.8(c)     Form of PSR Cancellation Agreement
Exhibit 6.3(d)     Form of Registration Rights Agreement
Exhibit 8.2(a)     Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into effective as of January 25, 2015 (the “Signing Date”), by and among POST HOLDINGS, INC., a Missouri corporation (“Buyer”), ACQUISITION SUB, INC., a Minnesota corporation (“Merger Sub”), MOM BRANDS COMPANY, a Minnesota corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as Sellers’ Representative as defined in this Agreement as agent for and on behalf of Sellers. Article 10 contains definitions of various capitalized terms used in this Agreement.
RECITALS
A.    Buyer owns all of the issued and outstanding shares of capital stock of Merger Sub, which consist of shares of common stock, $0.01 par value per share.
B.    Collectively, the Persons listed in Schedule 3.2 as a Shareholder (each a “Shareholder”) own all of the issued and outstanding shares of capital stock of the Company, which consist of shares of common stock, $10.00 par value per share (such common stock being “Common Stock” and such outstanding shares of Common Stock being the “Shares”).
C.    The Person listed in Schedule 3.2 as an Optionee (the “Optionee”) holds all of the outstanding stock options (each an “Option”) to purchase shares of capital stock of the Company.
D.    Collectively, the Persons listed in Schedule 3.2 as a PSR Holder (each a “PSR Holder”) hold all of the outstanding phantom stock rights with respect to the Shares (each a “PSR”).
E.    In this Agreement, the Shareholders and Optionee are each also referred to as a “Seller.”
F.    The Company owns, directly or indirectly, all of the issued and outstanding equity interests of MOM Brands Enterprises, LLC, MOM Brands Sales, LLC, MOM Brands DISC, Inc. and MOM Brands de México, S. de R.L. de C.V. (each of the foregoing entities in this Recital F, excluding the Company, is a “Company Subsidiary,” and each Company Subsidiary and the Company, is an “Acquired Company”).
G.    Collectively, the Acquired Companies are in the business of developing, manufacturing, and distributing ready-to-eat and natural cereals, oatmeal, and farina-based hot cereal (the “Business”).
H.    The boards of directors of each of Buyer, the Company and Merger Sub have (a) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective shareholders and (b) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Minnesota Business Corporation Act (the “MBCA”).
I.    The sole shareholder of Merger Sub will, promptly upon execution of this Agreement by the Parties, approve this Agreement in accordance with the MBCA, and each of the Shareholders will, promptly upon execution of this Agreement by the Parties, execute and deliver to Buyer a unanimous written consent approving this Agreement in accordance with the MBCA (the “Shareholders’ Unanimous Written Consent”) and an Investor Questionnaire and Lock-Up Agreement (each, an “Investor Agreement”).
J.    For Income Tax purposes the Parties intend that the Merger will qualify as a fully taxable stock purchase of 100% of the Shares for the full amount of the Merger Consideration (including any Shares received as Merger Consideration) and a qualified stock purchase within the meaning of Section 338 of the Code, and each of the Shareholders has signed IRS Form 8023 that reflects the 338(h)(10) Election (the “338(h)(10) Election Forms”).
K.    The Parties desire to enter into this Agreement with respect to the contemplated merger of Merger Sub with and into the Company, with the Company being the surviving corporation of such merger, upon and subject to the terms herein.

AGREEMENT
In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:
ARTICLE 1 - MERGER
1.1    The Merger. In accordance with, and subject to, the terms of this Agreement and the MBCA, at the Merger Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation of the Merger (the “Surviving Corporation”), and the separate corporate existence of Merger Sub will thereupon cease.
1.2    Effective Time of the Merger. The Merger will become effective upon the filing by the Company and Merger Sub of articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Minnesota substantially in the form attached hereto as Exhibit 1.2 and in accordance with the requirements of the MBCA or at such other subsequent date or time as Buyer and the Company may agree and specify in the Articles of Merger in accordance with the MBCA (the “Merger Effective Time”). The Merger shall be deemed to have occurred at 12:01 a.m. (central time) on the day upon which the Merger Effective Time occurs. Upon the Closing, the Company and Merger Sub will execute the Articles of Merger, and the Company and Merger Sub will file the Articles of Merger with the Secretary of State of the State of Minnesota pursuant to this Section 1.2.
1.3    Effects of the Merger. The Merger will have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, obligations and other liabilities of the Company and Merger Sub will become the debts, obligations and other liabilities of the Surviving Corporation.
1.4    Articles of Incorporation and Bylaws. The articles of incorporation of the Company as in effect immediately before the Merger Effective Time will, at the Merger Effective Time, be amended to read in its entirety as set forth in Exhibit 1.4 and incorporated herein by reference and, as so amended, will be the articles of incorporation of the Surviving Corporation. The bylaws of Merger Sub as in effect immediately before the Merger Effective Time will, at the Merger Effective Time, be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.
1.5    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Merger Effective Time will be the directors of the Surviving Corporation at the Merger Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately before the Merger Effective Time will be the officers of the Surviving Corporation at the Merger Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
1.6    Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Person, the following will occur:
(a)    Merger Sub and Surviving Corporation Stock. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately before the Merger Effective Time will automatically be converted into one validly issued, fully paid and non-assessable share of the Surviving Corporation, which will be the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Merger Effective Time.
(b)    Treatment of Shareholders’ Shares. Each Share issued and outstanding immediately before the Merger Effective Time will automatically cease to exist and cease to be outstanding and will automatically be converted into the right to receive from, or as paid on behalf of, the Surviving Corporation the Per-Share Net Merger Consideration, upon and subject to the terms herein.

(c)     Certain Definitions. The following terms have the following meanings:
(1)    Per-Share Net Merger Consideration. “Per-Share Net Merger Consideration” means the Per-Share Stock Merger Consideration plus an amount, in cash, equal to the sum of:
(A)    the Per-Share Cash Closing Consideration; plus
(B)    the Per-Share Reconciliation Consideration; plus
(C)    the Per-Share Sellers Expense Amount Consideration,
without interest on such sum (except to the extent expressly contemplated in the Escrow Agreement), with such sum being payable as and at the times (including following Closing) stated herein (including being subject to adjustment as contemplated in Article 2).
(2)    Per-Share Cash Closing Consideration. “Per-Share Cash Closing Consideration” means an amount equal to the quotient of:
(A)    (i) the Aggregate Net Closing Cash Consideration, plus (ii) the aggregate exercise price of all Options; divided by
(B)    the Number of Common Stock Equivalents.
(3)    Per-Share Reconciliation Consideration. “Per-Share Reconciliation Consideration” means an amount equal to the following:
(A)    if Section 2.4(f)(1) applies (meaning that an Upward Reconciliation Amount exists), then: (i)(x) the Upward Reconciliation Amount plus (y) the Post-Closing Adjustment Escrow Amount disbursed to the Sellers under Section 2.4(f)(1) divided by (ii) the Number of Common Stock Equivalents;
(B)    if Section 2.4(f)(2) applies (meaning that a Downward Reconciliation Amount exists), then: (i) the portion of the Post-Closing Adjustment Escrow Amount, if any, disbursed to the Sellers under Section 2.4(f)(2) divided by (ii) the Number of Common Stock Equivalents; or
(C)    if Section 2.4(f)(3) applies (meaning that neither an Upward Reconciliation Amount nor Downward Reconciliation Amount exists), then: (i) the Post-Closing Adjustment Escrow Amount disbursed to the Sellers under Section 2.4(f)(3) divided by (ii) the Number of Common Stock Equivalents.
(4)    Per-Share Sellers Expense Amount Consideration. “Per-Share Sellers Expense Amount Consideration” means an amount equal to:
(A)    the aggregate portion of the Sellers Expense Amount disbursed to the Sellers (if any); divided by
(B)    the Number of Common Stock Equivalents;
provided, however, that if more than one of such disbursements occurs, then the foregoing will be calculated at the time of each such disbursement and “Per-Share Sellers Expense Amount Consideration” will mean the sum, without duplication, of all the results of all such calculations.
(5)    Number of Common Stock Equivalents. “Number of Common Stock Equivalents” means the sum of the following, without duplication:

(A)    the total number of shares of Common Stock issued and outstanding immediately before the Merger Effective Time; plus
(B)    the total number of shares of Common Stock subject to issuance pursuant to all Options immediately before the Merger Effective Time.
(6)    Per-Share Stock Merger Consideration. “Per-Share Stock Merger Consideration” means an amount equal to the quotient of:
(A)    the Stock Merger Consideration; divided by
(B)    the Number of Common Stock Equivalents.
(7)    Per-Share Post-Closing Adjustment Escrow Amount. “Per-Share Post-Closing Adjustment Escrow Amount” means an amount equal to the quotient of:
(A)    the Post-Closing Adjustment Escrow Amount; divided by
(B)    the Number of Common Stock Equivalents.
1.7    Dissenting Shares. Upon execution of the Shareholders’ Unanimous Written Consent, which the Company shall deliver to Buyer as provided in Section 5.18, no Shareholder shall be entitled to dissenters rights pursuant to the relevant provisions of Sections 302A.471 and 302A.473 of the MBCA.
1.8    Letters of Transmittal; Option Cancellation Agreement; PSR Cancellation Agreements.
(a)    Letters of Transmittal. Promptly after the Signing Date, the Company will provide to each Shareholder a letter of transmittal, each substantially in the form attached hereto as Exhibit 1.8(a), for effecting the surrender of stock certificates representing Shares and payment and delivery of the applicable portion of the Per-Share Net Merger Consideration to which the holders of such certificates are entitled pursuant to Section 1.6(b) (each a “Letter of Transmittal”).
(b)    Option Cancellation Agreement. The Company has received from the Optionee an option cancellation agreement, substantially in the form attached hereto as Exhibit 1.8(b), for cancelling the Options in accordance with Section 1.13 in exchange for payment and delivery of the applicable portion of the Per-Share Net Merger Consideration, as provided herein (the “Option Cancellation Agreement”).
(c)    PSR Cancellation Agreement. The Company will use commercially reasonable efforts to obtain from each PSR Holder a phantom stock rights cancellation agreement, substantially in the form attached hereto as Exhibit 1.8(c), for cancelling the PSRs in accordance with Section 1.14 (each a “PSR Cancellation Agreement”).
1.9    Payment of Per-Share Net Merger Consideration. If, at or after the Merger Effective Time, any stock certificate representing a Share converted as provided in Section 1.6(b) is presented and surrendered to the Surviving Corporation, together with a duly executed Letter of Transmittal, then within two Business Days after such presentment and surrender (unless such presentment and surrender is at Closing, in which case then on the Closing Date):
(a)    Buyer and the Sellers’ Representative will, with respect to each Share represented thereby, cause the Paying/Escrow Agent to distribute to the Person in whose name such stock certificate is registered, from the Aggregate Net Closing Cash Consideration Payment Amount, the Per-Share Cash Closing Consideration (together with cash in lieu of fractional shares as provided in Section 2.5) by wire transfer of immediately available funds to the account specified in the Letter of Transmittal with respect to such Shares; and Buyer will instruct the Buyer’s transfer agent to issue the Per-Share Stock Merger Consideration in book-entry form to the Person in whose name such stock certificate is registered; and

(b)    the Person in whose name such stock certificate is registered will have the right to receive, with respect to each such Share represented thereby, the Per-Share Reconciliation Consideration and Per-Share Sellers Expense Amount Consideration to the extent existing and determined from time to time (with respect to the Sellers Expense Amount, as and when any remainder thereof is subsequently disbursed to the Paying/Escrow Agent).
1.10    Lost Certificates. In the case of any lost, stolen or destroyed stock certificate representing Shares, the holder thereof will be required (unless such obligation is waived by Buyer), as a condition precedent to the delivery to such holder of the consideration described herein, to deliver to the Company a written affidavit and indemnity agreement in form and substance acceptable to the Company and Buyer acting reasonably as indemnity against any claim that may be made against Buyer or the Company with respect to such stock certificate alleged to have been lost, stolen or destroyed.
1.11    Withholding Rights. The Surviving Corporation, Buyer or the Paying/Escrow Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person (including to withhold and deduct from the amount payable to such Person at Closing any required amount attributable to payments into escrow at Closing on behalf of such Person) such amounts, if any, as it is required to deduct and withhold, or as it is required by Applicable Law to pay Tax on behalf of such Person, with respect to the making of such payment under the Code or any provision of Applicable Law. To the extent that amounts are so withheld, such withheld amounts will be treated for purposes of this Agreement as having been paid to such Person by the Surviving Corporation, Buyer or the Paying/Escrow Agent, as applicable.
1.12        No Further Ownership Rights or Transfers. At and after the Merger Effective Time, the stock transfer books of the Surviving Corporation will be closed with respect to the capital stock of the Company, and there will be no further registration of transfers of the capital stock of the Company thereafter on the records of the Surviving Corporation. Until surrendered with a duly executed Letter of Transmittal as contemplated by Section 1.9, each stock certificate representing Shares converted as provided in Section 1.6(b) will be deemed, at and after the Merger Effective Time, to represent only the right to receive upon such surrender the Per-Share Net Merger Consideration, subject to the terms contained in this Agreement.
1.13        Cancellation of Options.
(a)    Treatment of Options. Each outstanding Option previously granted, whether or not then vested or exercisable (but to the extent not previously exercised), may not be exercised and will instead be canceled at the Merger Effective Time in exchange for the right to receive upon execution and delivery of the Option Cancellation Agreement in respect of such Option:
(1)    payment, in accordance with Section 1.13(b), of consideration equal to the amount (if any), for each share of Common Stock covered by such canceled Option, by which the Per‑Share Cash Closing Consideration exceeds the applicable exercise price per share of Common Stock covered by such Option plus delivery, in accordance with Section 1.13(b), of the Per-Share Stock Merger Consideration, together with cash in lieu of fractional shares as provided in Section 2.5; and
(2)    the right to receive, with respect to each share of Common Stock covered by such canceled Option, the Per-Share Reconciliation Consideration and Per-Share Sellers Expense Amount Consideration to the extent existing and determined from time to time, whether already disbursed to the Sellers by or on behalf of the Buyer (or, with respect to the Sellers Expense Amount, as and when any remainder thereof is subsequently disbursed to the Paying/Escrow Agent).
All of the foregoing will be subject to the terms of this Agreement, including that such payment of consideration will be made at the times and subject to the conditions hereunder.
(b)    Payment to Optionee. At Closing and on the Closing Date, (i) Buyer will deposit with the Company for the benefit of and for payment or delivery to the Optionee, as the case may be, in accordance with this Section 1.13, by wire transfer of immediately available funds to the account designated by the Company to Buyer on or before the Closing Date, for each share of Common Stock covered by an Option, an amount equal to (1) the Per‑Share Cash Closing Consideration (together with cash in lieu of fractional shares as provided in Section 2.5) minus (2) the applicable exercise price per share of such Common Stock covered by such Option; and (ii) for each share of Common Stock covered by an Option, Buyer will instruct the Buyer’s transfer agent to issue the Per-Share Stock Merger Consideration in book-entry form to the Optionee. To the extent not previously paid (including if paid by an Acquired Company in connection with Closing by providing physical checks or other payment as part of the Closing process, which the Company may do or cause to be done in consultation with Buyer, subject to applicable Tax withholding), promptly after Closing (but in no event later than the first regular payroll date of the Surviving Corporation (or its applicable Affiliate) following the Closing Date) Buyer will cause the Surviving Corporation to pay to the Optionee, through the Surviving Corporation’s (or its applicable Affiliate’s) payroll system, for each Option, an amount equal to (subject to Section 1.11) (1)(A) the Per‑Share Cash Closing Consideration (together with cash in lieu of fractional shares as provided in Section 2.5) minus (B) the applicable exercise price per share of such Common Stock covered by such Option, and minus (C) applicable Tax withholding; and (2) the Per-Share Stock Merger Consideration (in the manner set forth in clause (ii) above). For payments made, if any, to the Optionee pursuant to Section 2.4(f) or other provisions of this Agreement on a date after the Closing Date (including payments of any additional portion of the Per‑Share Net Merger Consideration), Buyer will promptly make such payments in a manner (including through the Surviving Corporation or its applicable Affiliate, if applicable, or their applicable payroll system) that ensures proper Tax withholding and information reporting, as required by Applicable Law and, subject to the foregoing, to ensure that payments are paid on the same schedule and under the same terms and conditions as apply to payments to Shareholders generally. The employer portion of any employment Taxes imposed on any of the Acquired Companies with respect to amounts paid pursuant to this Section 1.13(b) will be treated as Pre-Closing Taxes for purposes of this Agreement.
1.14    Cancellation of PSRs. At Closing and on the Closing Date, Buyer will deposit with the Company, for the benefit of and for payment to each PSR Holder that has executed a PSR Cancellation Agreement, by wire transfer of immediately available funds to the account designated by the Company to Buyer on or before the Closing Date, for each share of Common Stock used for measurement pursuant to such PSR, an amount in cash equal to (subject to Section 1.11) the sum of (i) the Per‑Share Cash Closing Consideration, plus (ii) the Per-Share Post-Closing Adjustment Escrow Amount, plus (iii) the product of “A” multiplied by “B” (the “Buyer Average Price”), where “A” equals the Per-Share Stock Merger Consideration, and where “B” equals the volume-weighted average sale price for a share of Buyer Common Stock on the New York Stock Exchange for the period of 10 consecutive trading days ending at the end of the second trading day immediately preceding the Closing Date, less, in each of clause (i), (ii) and (iii), applicable Tax withholding. To the extent not previously paid (including if paid by an Acquired Company in connection with Closing by providing physical checks or other payment as part of the Closing process, which the Company may do or cause to be done in consultation with Buyer, subject to applicable Tax withholding), promptly after Closing (but in no event later than the first regular payroll date of the Surviving Corporation (or its applicable Affiliate) following the Closing Date), Buyer will cause the Surviving Corporation to pay to each such PSR Holder, through the Surviving Corporation’s (or its applicable Affiliate’s) payroll system, for each share of Common Stock used for measurement pursuant to such PSR, an amount in cash equal to (subject to Section 1.11) the sum of (i) the Per‑Share Cash Closing Consideration, plus (ii) the Per-Share Post-Closing Adjustment Escrow Amount, plus (iii) the Buyer Average Price, less, in each of clause (i), (ii) and (iii), applicable Tax withholding. The amounts payable under the PSR Cancellation Agreements are Transaction Expenses for purposes of this Agreement. The employer portion of any employment Taxes imposed on any of the Acquired Companies with respect to amounts paid pursuant to this Section 1.14 will be treated as Pre-Closing Taxes for purposes of this Agreement.
ARTICLE 2 - MERGER CONSIDERATION, ADJUSTMENTS AND RECONCILIATION
2.1    Merger Consideration. Upon and subject to the terms herein, the total aggregate consideration payable by Buyer and Merger Sub in connection with the Merger (the “Merger Consideration”) will be (a) 2,454,425 shares of Buyer Common Stock (the “Stock Merger Consideration”) plus (b) the amount of $1,050,000,000 (the “Initial Cash Merger Consideration”), as such Initial Cash Merger Consideration is adjusted pursuant to the terms herein. The Parties acknowledge and agree that Schedule 2.1 sets forth an illustration of the calculation of the Merger Consideration (including the various components and line items of Net Working Capital, Cash, Funded Indebtedness, Transaction Expenses and Pre-Closing Taxes) assuming that the Closing Date had occurred on December 27, 2014.

2.2    Calculation of Estimated Cash Merger Consideration for Closing; Payoff Letters. On or before the third Business Day before the Closing Date, the Company will deliver to Buyer a statement containing, in reasonable detail, the Company’s good faith reasonable estimate of: (a) Net Working Capital, Cash, Funded Indebtedness, Transaction Expenses and Pre-Closing Taxes; and (b) the estimated cash portion of the Merger Consideration (which estimated cash portion of the Merger Consideration, for Closing, will be “X” plus “Y” minus “Z”, where “X” equals (1) the Initial Cash Merger Consideration plus any amount by which such estimated Net Working Capital exceeds Target Net Working Capital, (2) the Initial Cash Merger Consideration, if such estimated Net Working Capital equals Target Net Working Capital, or (3) the Initial Cash Merger Consideration minus any amount by which such estimated Net Working Capital is less than Target Net Working Capital, as applicable, where “Y” equals the amount of Cash, and where “Z” equals the Pre-Closing Taxes (the amount of the estimated cash portion of the Merger Consideration as determined pursuant to this Section 2.2, the “Estimated Cash Merger Consideration”)). Buyer shall be entitled to review, comment on and request reasonable changes to the amount and calculation of the Estimated Cash Merger Consideration, and the Company shall consult and confer with Buyer and consider in good faith any comments made by Buyer with respect to the amount and calculation of the Estimated Cash Merger Consideration prior to the Closing Date. In the event that Buyer and the Company cannot mutually determine the amount of the Estimated Cash Merger Consideration within two Business Days after Buyer’s receipt of the Company’s amount and calculation of the Estimated Cash Merger Consideration, the Parties agree that the Company’s then‑proposed amount and calculation of the Estimated Cash Merger Consideration will be the Estimated Cash Merger Consideration at Closing for all purposes hereunder. On or before the third Business Day before the Closing Date, the Company shall deliver to Buyer payoff letters, in customary form, from each of the holders of Funded Indebtedness (the “Payoff Letters”), each of which shall (i) state the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations and all fees, costs and expenses under the applicable Contracts evidencing such Funded Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, (ii) state that upon receipt of the applicable payoff amounts, the applicable Contracts evidencing such Funded Indebtedness shall be irrevocably terminated, and (iii) state that all Encumbrances and all guarantees in connection therewith relating to the assets and properties of the Acquired Companies securing any such Funded Indebtedness shall be, upon the payment of the applicable payoff amounts on the Closing Date, released and terminated. On or before the third Business Day before the Closing Date, the Company shall deliver to Buyer a schedule setting forth the portion of the Estimated Cash Merger Consideration and the number of shares of Buyer Common Stock payable or deliverable, as applicable, to each Shareholder and the Optionee, and the payment to be made to each PSR Holder pursuant to Section 1.14, together with wire transfer instructions for each such Person.
2.3    Payment of Estimated Merger Consideration and Related Payments. Upon and subject to the terms herein, the Estimated Cash Merger Consideration will be paid as follows:
(a)    At Closing and on the Closing Date, upon and subject to the terms herein, the following will occur:
(1)    Buyer will deposit into escrow with the Paying/Escrow Agent, the amount of $25,000,000 (the “Post-Closing Adjustment Escrow Amount”), to be held by the Paying/Escrow Agent pursuant to the terms hereof and the Escrow Agreement;
(2)    Buyer will, on behalf of the Sellers, deposit into an account that Sellers’ Representative designates in writing on or before the Closing Date, the amount of $500,000 (the “Sellers Expense Amount”), to be held by Sellers’ Representative pursuant to the terms hereof;
(3)    Buyer, on the applicable Acquired Company’s behalf, will pay each of the obligations necessary to satisfy all Funded Indebtedness as of immediately before Closing as provided in the Payoff Letters, which amounts shall be treated as Merger Consideration paid by Buyer (such amount, the “Estimated Funded Indebtedness”); and
(4)    Buyer, on the applicable Acquired Company’s behalf, will (i) pay all unpaid Transaction Expenses as of immediately before Closing to the extent determinable at Closing and to the extent due and payable at Closing (including, for avoidance of doubt, attorneys’, accountants’, investment bankers’

and other professionals’ and third parties’ fees and expenses), by wire transfer of immediately available funds to the accounts that the Company designates in writing on or before the Closing Date, and (ii) pay or otherwise satisfy in accordance with their respective terms after the Closing Date all other Transaction Expenses, all of which shall be treated as Merger Consideration paid by Buyer (such amount, the “Estimated Transaction Expenses”).
“Aggregate Net Closing Cash Consideration” means the remaining balance of the Estimated Cash Merger Consideration, after deducting the payments and other amounts described in the preceding clauses of this Section 2.3(a). On the Closing Date, Buyer will wire transfer to (a) the Paying/Escrow Agent immediately available funds in an amount equal to the portion of the Aggregate Net Closing Cash Consideration payable to the Shareholders hereunder (the “Aggregate Net Closing Cash Consideration Payment Amount”), to be distributed by the Paying/Escrow Agent to the Shareholders pursuant to the terms hereof and the Escrow Agreement, and (b) the Company immediately available funds in an amount equal to the portion of the Aggregate Net Closing Cash Consideration payable to the Optionee hereunder, to be distributed by the Surviving Corporation pursuant to the terms hereof.
(b)    At or following, as applicable, the Merger Effective Time, Buyer will upon and subject to the terms herein (including Section 1.9, 1.11, 1.13 and 1.14) (i) together with the Sellers’ Representative, instruct the Paying/Escrow Agent to disburse to each Shareholder that has executed and delivered a Letter of Transmittal the applicable portions of the Aggregate Net Closing Cash Consideration and the Stock Merger Consideration to which each such Shareholder is entitled hereunder, (ii) pay or cause the Surviving Corporation to pay (or together with the Sellers’ Representative instruct the Paying/Escrow Agent to pay) to the Optionee so long as he has executed and delivered the Option Cancellation Agreement the applicable portions of the Aggregate Net Closing Cash Consideration and the Stock Merger Consideration to which the Optionee is entitled hereunder, and (iii) pay or cause the Surviving Corporation to pay to each PSR Holder that has executed and delivered a PSR Cancellation Agreement the payments described in Section 1.14, it being understood that no amounts will be paid to any Shareholder unless and until such Shareholder has executed a Letter of Transmittal, to the Optionee unless and until the Optionee has executed the Option Cancellation Agreement or to any PSR Holder unless and until such PSR Holder has executed a PSR Cancellation Agreement.
2.4    Merger Consideration Adjustment and Reconciliation. Each Party will assist and cooperate with each other and each other’s representatives in all reasonable respects in connection with the matters in this Section 2.4, including giving each other and such representatives reasonable access upon reasonable notice at all reasonable times to the applicable personnel, properties, books and records of the Acquired Companies for such matters (except that no Party will be required to give access to or otherwise disclose any information if such access or disclosure would jeopardize any attorney-client or other privilege or contravene any Applicable Law).
(a)    Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to Sellers’ Representative a statement (the “Statement”) stating, in reasonable detail, Buyer’s determination of (1) Net Working Capital and Cash, (2) the Transaction Expenses as of Closing, (3) the Funded Indebtedness as of Closing, and (4) the Pre-Closing Taxes. The final determination of Net Working Capital and Cash pursuant to this Section 2.4 is the “Final Net Working Capital and Cash.” The final determination of the Transaction Expenses as of the Closing pursuant to this Section 2.4 is the “Final Transaction Expenses.” The final determination of the Funded Indebtedness as of the Closing pursuant to this Section 2.4 is the “Final Funded Indebtedness.” The final determination of the Pre-Closing Taxes pursuant to this Section 2.4 is the “Final Pre-Closing Taxes.”
(b)    Sellers’ Representative’s Response to the Statement. The Net Working Capital and Cash, the Transaction Expenses as of the Closing, and the Funded Indebtedness as of Closing and the Pre-Closing Taxes as set forth in the Statement will become final and binding (and become Final Net Working Capital and Cash, Final Transaction Expenses, Final Funded Indebtedness and Final Pre-Closing Taxes) 45 days after Buyer gives the Statement to Sellers’ Representative, unless Sellers’ Representative gives written notice, in reasonable detail, of disagreement therewith (a “Notice of Disagreement”) to Buyer at or before the end of such 45-day period. If Sellers’ Representative gives a Notice of Disagreement at or before the end of such 45-day period, then Final Net Working Capital and Cash, Final Transaction Expenses, Final Funded Indebtedness and Final Pre-Closing Taxes (as finally determined in accordance with the following clause (b)(1) or (b)(2)) will become final and binding upon the earlier of (1) the date

Sellers’ Representative and Buyer resolve in writing all remaining differences they have with respect to Final Net Working Capital and Cash, Final Transaction Expenses, Final Funded Indebtedness and Final Pre-Closing Taxes or (2) the date all remaining disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.4(c). Buyer will not modify the Statement (after it is delivered) in any manner adverse to Sellers (including by later raising any new item not reflected in the Statement). Sellers’ Representative will not modify the Notice of Disagreement (after such notice is given) in any manner adverse to Buyer (including by later raising any new item not reflected in the Notice of Disagreement). Any item or amount in, or omitted from, the Statement that Sellers’ Representative does not disagree with in the Notice of Disagreement will be final and binding in the manner stated in, or omitted from, the Statement.
(c)    Resolving Matters in Disagreement. During the 30‑day period after a Notice of Disagreement is given, Sellers’ Representative and Buyer will attempt to resolve in writing any differences that they have regarding Final Net Working Capital and Cash, Final Transaction Expenses, Final Funded Indebtedness and Final Pre-Closing Taxes. If, at the end of such 30‑day period, Sellers’ Representative and Buyer have not reached agreement on all such differences, then either Sellers’ Representative or Buyer may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution. Buyer and Sellers’ Representative agree that the Arbitrator will be a nationally recognized public accounting firm agreed upon by Sellers’ Representative and Buyer in writing, except that, unless otherwise agreed by Buyer and Sellers’ Representative, the Arbitrator will not be an accounting firm used by any Party (or any Affiliate of any Party) within the preceding two years for any purpose. If Sellers’ Representative and Buyer cannot agree upon an Arbitrator within 10 Business Days after the end of the 30-day period described above, then the Arbitrator will be selected by lot from a list of four eligible potential Arbitrators remaining after Sellers’ Representative nominates three in writing to Buyer within such 10-Business Day period, Buyer nominates three in writing to Sellers’ Representative within such 10-Business Day period, and Sellers’ Representative and Buyer each eliminate one potential Arbitrator from the other’s nominations in writing delivered to the other within five Business Days after receipt of the other’s proposed Arbitrators (and if Sellers’ Representative and Buyer are unable to engage such proposed Arbitrator within a reasonable period thereafter, including if such proposed Arbitrator is unwilling to take such engagement, then the forgoing will repeat until an Arbitrator is so engaged). If Buyer or Sellers’ Representative fails to nominate Arbitrators or eliminate one of the other’s proposed Arbitrators by written notice delivered within the foregoing time periods, then the Party who complied with such obligations may designate the Arbitrator. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by Sellers’ Representative or Buyer or less than the lesser value for such item claimed by Sellers’ Representative or Buyer. The Arbitrator will determine Final Net Working Capital and Cash, Final Transaction Expenses, Final Funded Indebtedness and Final Pre-Closing Taxes solely based on submissions made by Sellers’ Representative and Buyer, and the Arbitrator’s determination of Final Net Working Capital and Cash, Final Transaction Expenses, Final Funded Indebtedness and Final Pre-Closing Taxes must be consistent with the terms of this Agreement. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator.
(d)    Allocation of Fees and Expenses. The Non‑Prevailing Party in such arbitration will pay its own and its Affiliates’ fees and expenses incurred with respect to such arbitration and will also pay a fraction of the sum of: (1) the fees and expenses of the Arbitrator; plus (2) the reasonable out of pocket fees and expenses (including reasonable attorneys’ fees) of the Prevailing Party and its Affiliates incurred with respect to such arbitration. Such fraction will be determined as follows: (A) its numerator will be an amount equal to the difference between the Non‑Prevailing Party’s determination of the items in dispute (in the aggregate and as submitted to the Arbitrator) and the Arbitrator’s determination of such items; and (B) its denominator will be an amount equal to the difference between Sellers’ Representative’s and Buyer’s respective determinations of such items (in the aggregate and as submitted to the Arbitrator). The Prevailing Party will pay the remainder of the fees and expenses of the Arbitrator and the remainder of the Prevailing Party’s and its Affiliates’ fees and expenses. Notwithstanding the foregoing, if the Arbitrator’s determination of such items in dispute is exactly midway between Sellers’ Representative’s and Buyer’s determination of such items, then Sellers’ Representative and Buyer each will pay one-half of the fees and expenses of the Arbitrator (and otherwise will pay its own and its Affiliates’ fees and expenses as described above). Sellers (considered as one Party for this purpose, with Sellers’ Representative acting on their behalf as contemplated herein) or Buyer is the

“Prevailing Party” if the Arbitrator’s determination of such items is closer to such Party’s determination of such items than it is to such other Party’s determination of such items (in each case in the aggregate and as submitted to the Arbitrator). Sellers (considered as one Party for this purpose, with Sellers’ Representative acting on their behalf as contemplated herein) or Buyer is the “Non‑Prevailing Party” if the other is the Prevailing Party.
(e)    Adjustment to Cash Portion of Merger Consideration Based on Final Net Working Capital and Cash. The cash portion of the Merger Consideration will be, and automatically will be adjusted to be, the Estimated Cash Merger Consideration, (1) increased by the amount, if any, by which the amount of the Net Working Capital included in the Final Net Working Capital and Cash exceeds the estimated Net Working Capital included in the Estimated Cash Merger Consideration, (2) decreased by the amount, if any, by which the amount of the Net Working Capital included in the Final Net Working Capital and Cash is less than the estimated Net Working Capital included in the Estimated Cash Merger Consideration, (3) increased by the amount, if any, by which the amount of Cash included in the Final Net Working Capital and Cash exceeds the estimated Cash included in the Estimated Cash Merger Consideration, (4) decreased by the amount, if any, by which the amount of Cash included in the Final Net Working Capital and Cash is less than the estimated Cash included in the Estimated Cash Merger Consideration, (5) increased by the amount, if any, by which the amount of the Final Pre-Closing Taxes is less than the estimated Pre-Closing Taxes included in the Estimated Cash Merger Consideration, and (6) decreased by the amount, if any, by which the amount of the Final Pre-Closing Taxes exceeds the estimated Pre-Closing Taxes included in the Estimated Cash Merger Consideration. However, if no such adjustment is required pursuant to this Section 2.4(e), then the cash portion of the Merger Consideration will equal the Estimated Cash Merger Consideration.
(f)    Reconciliation Payment. Within five Business Days after Final Net Working Capital and Cash, Final Transaction Expenses, Final Funded Indebtedness and Final Pre-Closing Taxes become final and binding, the following will occur (with the payments in this Section 2.4(f) being made without interest by wire transfer of immediately available funds, and with any amount paid or disbursed to the Sellers under the following being allocated among the applicable Sellers as contemplated in Article 1).
(1)    If the Estimated Cash Merger Consideration (as determined at Closing), minus (x) the amount, if any, by which the amount of Transaction Expenses included in the Final Transaction Expenses exceeds the Estimated Transaction Expenses minus (y) the amount, if any, by which the amount of Funded Indebtedness included in the Final Funded Indebtedness exceeds the Estimated Funded Indebtedness, is less than the cash portion of the Merger Consideration (as adjusted, if at all, under Section 2.4(e)) (with the amount by which such calculation is less than such cash portion of the Merger Consideration being the “Upward Reconciliation Amount”), then the following will occur:
(A)    Buyer will pay, or cause to be paid, to the Paying/Escrow Agent pursuant to the Escrow Agreement an amount equal to the Upward Reconciliation Amount, and Buyer and the Sellers’ Representative will instruct the Paying/Escrow Agent to disburse such amounts to the Sellers (or to the Surviving Corporation with respect to the portion of such amount payable to the Optionee) pursuant to the Escrow Agreement (provided that each Seller must have theretofore delivered his, her or its Letter of Transmittal in order to receive such distribution); and
(B)    Buyer and the Sellers’ Representative will cause an amount equal to the Post-Closing Adjustment Escrow Amount to be disbursed to the Sellers (or to the Surviving Corporation with respect to the portion of such amount payable to the Optionee, solely in his capacity as Optionee) pursuant to the Escrow Agreement (provided that each Seller must have theretofore delivered his, her or its Letter of Transmittal in order to receive such distribution).
(2)    If the Estimated Cash Merger Consideration (as determined at Closing) minus (x) the amount, if any, by which the amount of Transaction Expenses included in the Final Transaction Expenses exceeds the Estimated Transaction Expenses minus (y) the amount, if any, by which the amount of Funded Indebtedness included in the Final Funded Indebtedness exceeds the cash portion of the Merger Consideration (as adjusted, if at all, under Section 2.4(e)) (with the amount by which such calculation exceeds such cash portion of the Merger Consideration being the “Downward Reconciliation Amount”), then the following will occur:
(A)    the Parties will cause a disbursement of all or a portion of the Post-Closing Adjustment Escrow Amount to Buyer or the Surviving Corporation (as Buyer determines) to the extent necessary to pay the Downward Reconciliation Amount, provided that the sole source of the Downward Reconciliation Amount will be from the Post-Closing Adjustment Escrow Amount and Buyer will have no other recourse if the Downward Reconciliation Amount exceeds the Post-Closing Adjustment Escrow Amount; and
(B)    if any portion of the Post-Closing Adjustment Escrow Amount is not disbursed under clause (f)(2)(A) above, then Buyer and the Sellers’ Representative will cause an amount equal to such undisbursed portion of the Post-Closing Adjustment Escrow Amount to be disbursed to the Sellers (or to the Surviving Corporation with respect to the portion of such amount payable to the Optionee, solely in his capacity as Optionee) pursuant to the Escrow Agreement (provided that each Seller must have theretofore delivered his, her or its Letter of Transmittal in order to receive such distribution).
(3)    If the Estimated Cash Merger Consideration (as determined at Closing) minus (x) the amount, if any, by which the amount of Transaction Expenses included in the Final Transaction Expenses exceeds the Estimated Transaction Expenses minus (y) the amount, if any, by which the amount of Funded Indebtedness included in the Final Funded Indebtedness equals the cash portion of the Merger Consideration (as adjusted, if at all, under Section 2.4(e)), then Buyer and the Sellers’ Representative will cause an amount equal to the Post-Closing Adjustment Escrow Amount to be disbursed to the Sellers (or to the Surviving Corporation with respect to the portion of such amount payable to the Optionee, solely in his capacity as Optionee) pursuant to the Escrow Agreement (provided that each Seller must have theretofore delivered his, her or its Letter of Transmittal in order to receive such distribution).
(g)    Target Net Working Capital Defined. “Target Net Working Capital” means the amount of $76,091,000.
(h)    Net Working Capital and Cash Defined; Physical Inventory. The Parties acknowledge and agree that Schedule 2.4(h) sets forth an illustration of the calculation of Net Working Capital (including the various components and line items of Net Working Capital) assuming that the Closing Date had occurred on December 27, 2014. “Net Working Capital” means an amount equal to (x) current assets of the Acquired Companies (other than Cash) in the categories set forth on Schedule 2.4(h) on a consolidated basis minus (y) current liabilities of the Acquired Companies in the categories set forth on Schedule 2.4(h) on a consolidated basis, in each case determined as of the NWC Effective Time and in accordance with GAAP, as consistently applied in the preparation of the Interim Balance Sheet, except as set forth on Schedule 2.4(h). Whether or not the date as of which Net Working Capital is required to be calculated coincides with a fiscal year-end of the Company on a consolidated basis, the Parties will use customary fiscal year-end closing procedures for the calculation thereof, including procedures with respect to accounts and adjustments. “Cash” means the sum of the fair market value (expressed in United States dollars) of all cash, cash equivalents and marketable securities of the Acquired Companies as of the NWC Effective Time, determined in accordance with GAAP consistently applied (for avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks actually received by the Company or its banks whether or not cleared). For purposes of calculating the Net Working Capital included in the Final Net Working Capital and Cash, on or not more than seven (7) calendar days prior to the Closing Date, the Company shall take a physical count of the inventory of the Acquired Companies, and Buyer and its representatives shall be permitted to observe such physical count. The count shall be adjusted for activity between the date of the physical inventory and the Closing Date. For purposes of counting and calculating the value of the inventory of the Acquired Companies for purposes of determining the Final Net Working Capital and Cash, the Parties acknowledge and agree that the Parties shall use the accounting methods, practices, principles, policies and procedures, with consistent judgments and valuation and estimation methodologies that were used in the preparation of the annual financial statements for the most recent fiscal year-end as if such inventory was being audited as of the fiscal year-end.

(i)    Allocation of Merger Consideration. Each Party will allocate the Merger Consideration in accordance with Schedule 2.4(i) and Applicable Law (including that Buyer will cause each Acquired Company to do so). As soon as reasonably practicable after the Final Net Working Capital and Cash becomes final and binding, but in any event within 20 days thereafter, Buyer will deliver to Sellers’ Representative a draft allocation of the Merger Consideration in accordance with Schedule 2.4(i) (the “Allocation”). Sellers’ Representative will have the right to review the Allocation and will notify Buyer in writing of any objections within 20 days after receipt of the Allocation. Buyer and Sellers’ Representative will cooperate in good faith to reach agreement on the disputed items or amounts, if any. If Buyer and Sellers’ Representative are unable to reach an agreement regarding the Allocation, then within 30 days following receipt by Buyer of Sellers’ Representative’s written objections, any disagreement will be resolved by the Arbitrator (to be selected as provided in Section 2.4(c) in the event not theretofore selected) whose involvement will be limited solely to disputed items. Any Allocation determined pursuant to the decision of the Arbitrator will incorporate, reflect and be consistent with Schedule 2.4(i). The Allocation, as prepared by Buyer if no timely written objection by Sellers’ Representative has been given, as adjusted pursuant to any agreement between Buyer and Sellers’ Representative or as determined by the Arbitrator (the “Final Allocation”), will be final and binding on the Parties. Any fees and expenses of the Arbitrator will be borne by Buyer and Sellers using the same method of allocation described in Section 2.4(d). After Closing, the Parties will, and will cause their respective Affiliates to, make consistent use of the Final Allocation, as adjusted to reflect any, if any, adjustments to the Merger Consideration, for all Tax purposes. With respect to such Final Allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax Proceeding relating thereto, and (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code.
2.5    Fractional Shares. No certificates or scrip or shares of Buyer Common Stock representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued as part of the Per-Share Net Merger Consideration in connection with the Merger and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a shareholder of Buyer or a holder of shares of Buyer Common Stock. Notwithstanding anything in this Agreement to the contrary, each holder of Shares or Options exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Shares or Options held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Buyer Common Stock multiplied by (ii) the closing price for a share of Buyer Common Stock on The New York Stock Exchange on the last trading day immediately preceding the Merger Effective Time.
2.6    Restricted Securities. The issuance of the shares of Buyer Common Stock comprising Stock Merger Consideration shall not be registered under the Securities Act or any applicable state securities laws, and such shares of Buyer Common Stock shall be “restricted securities” under the Securities Act. The shares of Buyer Common Stock comprising the Stock Merger Consideration shall be in book-entry form only and shall include a legend or other stop transfer notations in substance as follows:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, AS WELL AS RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS CONTAINED IN THE INVESTOR QUESTIONNAIRE AND LOCK-UP AGREEMENT EXECUTED BY THE REGISTERED HOLDER OF THESE SECURITIES.”

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company Disclosure Schedule and subject to Sections 8.2 and 9.11, the Company hereby represents and warrants to Buyer and Merger Sub as follows in this Article 3:
3.1    Organization and Good Standing. Each Acquired Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized, each as is listed in Schedule 3.1. Each Acquired Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction (if any) being listed in Schedule 3.1, except as would not have a Company Material Adverse Effect. Each Acquired Company has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted. Except for the Company’s ownership of the Company Subsidiaries, no Acquired Company holds, directly or indirectly, of record or beneficially, any equity interest or the right to acquire any equity interest in any other Person. The Company has provided to Buyer a true, correct and complete copy of the Organizational Documents of each Acquired Company. No Acquired Company is in material violation of any provision of any of its Organizational Documents.
3.2    Capitalization. Schedule 3.2 lists (a) all authorized equity interests of each Acquired Company, (b) all issued and outstanding equity interests of each Acquired Company, and (c) the names of the holders of record and beneficial interests and the number of issued and outstanding equity interests of each Acquired Company held by each such holder. The equity interests held, directly or indirectly, by the Company of the Company Subsidiaries, are all of the outstanding equity interests of such Acquired Companies. All of the issued and outstanding equity interests of each Acquired Company are duly authorized, validly issued, fully paid and non‑assessable, and no such equity interests are held in treasury. No equity interest of any Acquired Company was issued in violation of any Organizational Document of such Acquired Company, any Applicable Law, any Contract to which any Acquired Company is a party or otherwise bound or any purchase option, call option, right of first refusal, pre‑emptive right or subscription right (or other similar right) of any Person. Except for restrictions imposed by securities laws applicable to securities generally and rights of Buyer or Merger Sub created hereunder, the Company, directly or indirectly, has good and valid title to all outstanding shares of capital stock of the Company Subsidiaries, in each case free and clear of any Encumbrance. Except for rights of Buyer or Merger Sub created hereunder, none of the following exists as a result of any grant, award or other action by any Acquired Company: (1) option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract, commitment, arrangement or undertaking of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, or any security convertible or exercisable for or exchangeable into any equity interest in, any Acquired Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to any Acquired Company; or (3) voting trust, voting agreement, right of first refusal, right of first offer, registration rights agreement or stockholders agreement or other Contract with respect to any equity interest of any Acquired Company or any securities convertible into or exchangeable or exercisable for any equity interest of any Acquired Company (other than as is contemplated under Section 9.15 and, at Closing, under any properly completed Letter of Transmittal). There are not any outstanding contractual obligations of any Person to repurchase, redeem or otherwise acquire any equity interests in any Acquired Company, and no Acquired Company is obligated to make any capital contribution or to assume or otherwise become liable for any Indebtedness or obligations to make any payments with respect to any investment in any other Person. No Option has an exercise price per share of Common Stock issuable upon exercise thereof that is greater than the “Per-Share Cash Closing Consideration” calculated as provided in, and subject to the assumptions set forth in, Schedule 2.1, and the Company has no reason to believe that any Option will have an exercise price per share of Common Stock issuable upon exercise thereof that will be greater than the “Per-Share Cash Closing Consideration” calculated as provided in Article 1 and Article 2.
3.3    Authority and Authorization; Conflicts; Consents.
(a)    Authority and Authorization. The execution, delivery and performance of this Agreement and each applicable Transaction Document by any Acquired Company have been duly authorized and approved by all necessary corporate action with respect to each such Acquired Company, and each such authorization and approval remains in full force and effect. This Agreement has been, and each of the Transaction Documents of any Acquired

Company will be at or prior to the Closing, duly and validly executed and delivered by such Acquired Company and, assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each applicable Transaction Document of Buyer or any of its Affiliates, this Agreement is, and each Transaction Document of any Acquired Company at Closing will be, the legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Each Acquired Company has all requisite corporate power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by such Acquired Company and to consummate the transactions contemplated herein and therein to be consummated by each such Acquired Company. The Stock Option Cancellation Agreement, the Investor Agreements, the Shareholders’ Unanimous Written Consent and the 338(h)(10) Elections have been (or will be promptly after the execution of this Agreement by the Parties, as the case may be) duly and validly executed and delivered by each Shareholder and Optionee, as applicable, and are (or will be promptly after the execution of this Agreement by the Parties, as the case may be) the legal, valid and binding obligation of each such Shareholder and Optionee, and the Stock Option Cancellation Agreement and the Investor Agreements are (or will be promptly after the execution of this Agreement by the Parties, as the case may be) enforceable against each such Shareholder and Optionee in accordance with their respective terms, except to the extent enforceability may be limited by any Enforcement Limitation. Upon execution of the Shareholders’ Unanimous Written Consent, which shall be delivered by the Company to Buyer as provided in Section 5.18, (i) the Company Shareholder Approval shall have been obtained and shall be irrevocable, and (ii) no Shareholder shall be entitled to dissenters rights pursuant to the relevant provisions of Sections 302A.471 and 302A.473 of the MBCA.
(b)    Conflicts. None of the execution or delivery by any Acquired Company of this Agreement or any Transaction Document, the consummation by any Acquired Company of the transactions contemplated herein or therein, or compliance by any Acquired Company with any of the provisions hereof or thereof does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Acquired Company; (2) violate any Applicable Law, order or injunction with respect to any such Person; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than any Acquired Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner materially adverse to any Acquired Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, under, any material Contract or material Permit to which any Acquired Company is a party or by which any asset of any Acquired Company is bound or against any asset of any Acquired Company, including without limitation any Real Property, except where such breach, violation, default, conflict or right described in clause (b)(2) or (b)(3) above has not had a Company Material Adverse Effect and will not materially and adversely affect the Company’s or any Seller’s ability to consummate the transactions contemplated herein.
(c)    Consents. No consent or approval by, notification to, filing or registration with, or Permit from, any Person is required with respect to the Company’s execution, delivery or performance of this Agreement or any Transaction Document of any Acquired Company or any Acquired Company’s consummation of the transactions contemplated herein or therein, in each case except (1) filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (2) as required by the HSR Act, (3) with respect to any Contract not required to be disclosed in the Company Disclosure Schedule to avoid a breach of Section 3.8, (4) for any consent, approval, notice or filing that is not material to the Company and the Company Subsidiaries, taken as a whole, and will not materially and adversely affect the Company’s or any Seller’s ability to consummate the transactions contemplated herein or therein, or (5) with respect to any item listed in Schedule 3.3(c). “Consent” means each consent, approval, notice or filing so required with respect to an item listed in Schedule 3.3(c).
3.4    Financial Statements and Undisclosed Liabilities.
(a)    Financial Statements Defined. Schedule 3.4(a) contains a true, correct and complete copy of the following:
(1)    the (A) audited balance sheet of the Acquired Companies, on a consolidated basis, as of each of December 29, 2012 and December 28, 2013; (B) audited statements of income, comprehensive income, stockholders’ investment and cash flows of the Acquired Companies, on a consolidated basis, for the fiscal year ended on each of December 31, 2011, December 29, 2012 and December 28, 2013; and (C) notes to the foregoing and the reports thereon of the Company’s independent auditors (collectively, the “Annual Financial Statements”); and
(2)    the unaudited (A)(i) balance sheet of the Acquired Companies, on a consolidated basis, as of September 27, 2014 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”), and (ii) balance sheet of the Acquired Companies, on a consolidated basis, as of December 27, 2014; and (B)(i) income statement of the Acquired Companies, on a consolidated basis, for the nine‑fiscal‑month periods ended on September 28, 2013 and September 27, 2014, and (ii) income statement of the Acquired Companies, on a consolidated basis, for the twelve‑fiscal‑month periods ended on December 27, 2014 (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements).
(b)    Financial Statements. Except as listed in the notes to the Annual Financial Statements, the Financial Statements (1) were prepared in accordance with GAAP applied on a consistent basis during the periods presented, (2) are consistent with the books and records of the Acquired Companies in all material respects and (3) present fairly, in all material respects, the assets, liabilities and financial condition of the Acquired Companies at their respective dates and the results of operations and cash flows of the Acquired Companies for the respective periods covered thereby, in each case except that the Interim Financial Statements are subject to normal year‑end adjustments consistent with the applicable Acquired Company’s past practices (none of which are expected to be material) and do not have notes included therewith. The Interim Financial Statements as of September 27, 2014 and for the nine-fiscal-month periods ended on September 28, 2013 and September 27, 2014 have been reviewed in accordance with auditing standards generally accepted in the United States of America by the Company’s independent auditors.
(c)    Indebtedness. Except for Indebtedness listed in Schedule 3.4(c), no Acquired Company has any Indebtedness outstanding on the Signing Date. No Acquired Company is in default or otherwise in breach with respect to any Indebtedness.
(d)    Inventory. With respect to the inventory of each Acquired Company, other than inventory that has been written off and other than to the extent of any reserve that would be determined and recorded, in each case, in a manner consistent with the past practices of the Acquired Companies in preparing the Financial Statements, (1) no material portion of such inventory is not usable or, with respect to finished goods, saleable in the Ordinary Course of Business and (2) none of such inventory is on consignment.
(e)    Undisclosed Liabilities. The Acquired Companies, taken as a whole, do not have any liabilities, obligations or commitments of any kind, whether accrued, absolute, fixed or contingent, except for liabilities, obligations or commitments (1) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in the Interim Balance Sheet (including in any note thereto) or that are or will be included in the calculations regarding the Merger Consideration adjustment under Section 2.4, (2) under any Contract or under any Company Plan, (3) that have arisen in the Ordinary Course of Business of an Acquired Company since the Interim Balance Sheet Date (none of which will result from or relate to any breach of Contract, breach of warranty, tort, infringement or violation of Applicable Law), (4) that would not have a Company Material Adverse Effect, (5) under this Agreement or otherwise in connection with the transactions contemplated herein or (6) that are otherwise disclosed in this Agreement (including the Company Disclosure Schedule).
3.5    Taxes.
(a)    All material Tax Returns that were required to be filed by, on behalf of or with respect to any Acquired Company were timely filed on or before the applicable due date (taking into account any extension of such due date) and were true, complete and accurate in all material respects. All material Taxes (including estimated Taxes) due and owing by or with respect to any Acquired Company with respect to any Pre‑Closing Tax Period (whether or not shown as due on any Tax Return) were paid when due, or, in the case of Taxes not yet due, will be paid in full when due (if before Closing), except to the extent taken into account in determining Final Net Working Capital and

Cash. Each of the Acquired Companies has provided Buyer with complete copies of all Tax Returns filed by the Acquired Companies for the taxable years beginning after December 31, 2010.
(b)    No written claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not currently file a Tax Return that such Acquired Company is or may be subject to taxation by such jurisdiction.
(c)    All material Taxes that any Acquired Company is or was required to withhold in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other Person have been duly withheld or collected and have been paid, to the extent due and owing, to the proper Governmental Authority, and all required Forms W-2 and 1099 and other Tax Returns required with respect thereto have been timely issued and filed.
(d)    On the Signing Date, there is no Tax audit or Tax Proceeding pending or, to any Acquired Company’s Knowledge, Threatened against or otherwise with respect to any Acquired Company. No issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later Taxable Period.
(e)    No Acquired Company has in effect any waiver of any statute of limitations regarding any Tax or agreed to any extension of time, that remains in effect, regarding the assessment of any Tax deficiency.
(f)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any Applicable Law) executed on or before the Closing Date; (2) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any similar provision of any Applicable Law); (3) installment sale or open transaction disposition made on or before the Closing Date; (4) prepaid amount received on or before the Closing Date; (5) adjustment under Section 481 of the Code; or (6) installment method of accounting or long-term contract method of accounting, or cash method of accounting.
(g)    Since January 1, 2010, no Acquired Company or any predecessor thereof has been a member of a group (including an Affiliated Group) with which it has filed or been included in a combined, consolidated or unitary Income Tax Tax Return, other than the group in which it is currently a member. Since January 1, 2010, no Acquired Company has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than with respect to such group in which it is currently a member. No Acquired Company or any predecessor thereof is liable for any Tax of any taxpayer other than an Acquired Company under Treasury Regulations section 1.1502‑6 (or any similar provision of any Applicable Law), as a transferee or successor, by Contract or otherwise, for any Taxable period beginning before the Closing Date, other than with respect to such group in which such Acquired Company is currently a member.
(h)    No Acquired Company is a “distributing corporation” or a “controlled corporation” as such terms are defined under section 355 of the Code.
(i)    The Company has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since January 1, 1987, except for any change in such status that occurs as a result of the Closing. The Company has made valid elections to be Taxed in a comparable fashion under comparable state, local or non-U.S. Applicable Law, for the Taxable periods and in the Taxing jurisdictions listed in Schedule 3.5(i).
(j)    Schedule 3.5(j) lists each Acquired Company that is a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code, and each Acquired Company so listed has been such a qualified subchapter S subsidiary at all times since the corresponding date listed in Schedule 3.5(j), in each case except for any change in such status that occurs as a result of the Closing.

(k)    None of the Acquired Companies has participated in any reportable transactions within the meaning of Treasury Regulations section 1.6011-4(b) (or any predecessor regulations).
(l)    None of the Sellers is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. None of the Acquired Companies is, or has been during the five year period preceding the date of this Agreement, a United States real property holding company as such term is defined in Section 897 of the Code (or the corresponding provisions of state, local, or foreign Tax law).
(m)     None of the Acquired Companies has any liability for Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any provision of state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise.
(n)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of any of the Acquired Companies.
(o)    None of the Acquired Companies would be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of such Acquired Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by an election under Section 338(h)(10) of the Code (or the corresponding provisions of any state, local or foreign Tax law). All recognized built-in gains (within the meaning of Section 1374) recognized by the Company prior to the Closing Date have been properly included in the Tax Returns of the Company. None of the Acquired Companies (including any qualified subchapter S subsidiary) has, in the past 10 years (A) acquired assets from another corporation in a transaction in which such Acquired Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
(p)    MOM Brands Enterprises, LLC has been validly classified as a disregarded entity for U.S. federal and state Income Tax purposes at all times since the date of its formation.
(q)    MOM Brands Sales, LLC has been validly classified as a C corporation for U.S. federal and state Income Tax purposes at all times since the date of its formation. MOM Brands Sales, LLC has made all required elections to be taxed in a comparable fashion under comparable state, and local Applicable Law and any such elections were effective as of the date of its formation.
(r)     MOM Brands DISC, Inc. is not a party to any Contract and has not conducted any activity other than in connection with the organization of MOM Brands DISC, Inc. MOM Brands DISC, Inc. does not hold or own or have the right to acquire any equity interest in any other entity and does not hold any assets other than (A) its corporate charter, and (B) any paid-in capital contributed to MOM Brands DISC, Inc. at the time of its formation.
(s)    MOM Brands de México, S. de R.L. de C.V. has been validly classified as a disregarded entity for U.S. federal and state Income Tax purposes at all times from the date of its formation, and has made all required elections to be taxed in a comparable fashion under comparable state, and local Applicable Law and any such elections were effective as of the date of its formation.
(t)    As of the Signing Date, there are no agreements between any of the Acquired Companies, or between any of the Acquired Companies, on the one hand, and any Affiliate of a Seller (other than the Acquired Companies), on the other hand, that are material to any significant component of the operations of the Acquired Companies that are not on arms-length terms. The Acquired Companies have complied with all Applicable Laws regarding the maintenance of adequate contemporaneous transfer pricing documentation. Such documentation satisfies the requirements of Code Section 482, Treasury Regulations section 1.6662-6(d)(2)(iii), and other Applicable Law.
(u)    Each of the Acquired Companies has disclosed on its federal Income Tax Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

3.6    Litigation, Orders and Injunctions. There is no material Proceeding pending or, to any Acquired Company’s Knowledge, Threatened against any Acquired Company or its assets, including without limitation any Real Property, and no Acquired Company is a party or subject to any material restriction or limitation on any of its operations under any order or injunction of any Governmental Authority.
3.7    Compliance with Law.
(a)    Except where the reason for which has been corrected and the remedy for which has been fully satisfied, (1) each Acquired Company is in compliance in all material respects with all Applicable Laws (including those relating to maintaining Permits required of such Acquired Company to conduct its business) and (2) no written notice has been received by any Acquired Company since January 1, 2010 from any Governmental Authority alleging that any Acquired Company or any of their respective assets is not or was not in compliance in any material respect with any Applicable Law.
(b)    The Acquired Companies currently have all Permits required for the operation of their respective businesses as presently conducted, except where the absence of which would not have a Company Material Adverse Effect, and the Company has delivered or made available to Buyer complete copies of all such Permits. Each of the Acquired Companies is in compliance with the terms of the Permits to which it is a party, except for failures to comply or violations that would not have a Company Material Adverse Effect. There is not now pending or Threatened nor, to the Knowledge of any Acquired Company, is there any basis for, any Proceeding by or before any Governmental Authority to revoke, cancel, rescind, modify, or refuse to renew any of such Permits, except where the revocation, cancellation, rescinding, modification or refusal of which would not have a Company Material Adverse Effect.
3.8    Contracts.
(a)    Schedule 3.8(a) lists the following Contracts, described below, to which any Acquired Company is a party or by which any of its assets is bound as of the Signing Date (each a “Major Contract”) and, to the extent that a Major Contract is oral, such Schedule contains an accurate summary of the material terms thereof:
(1)    each employment agreement (other than (A) any such employment agreement that is or on the Closing Date will be terminable at will by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to events before the termination thereof or (B) any agreement with any employee addressing non-disclosure of confidential information, assignment of Intellectual Property, non-solicitation or non-competition entered into in the Ordinary Course of Business of an Acquired Company);
(2)    each covenant not to compete that restricts in any material respect the operation of the business of any Acquired Company;
(3)    each operating lease (as lessor or lessee) of tangible personal property (other than any such lease that contemplates aggregate payments of less than $250,000 per year);
(4)    each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any (A) license for Intellectual Property embedded in any equipment or fixture, (B) non‑exclusive implied license of Intellectual Property or (C) non‑exclusive license for the use of any commercially available off‑the‑shelf software);
(5)    each Contract regarding any management service or consulting or other similar type of Contract (other than any such Contract that is or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to events before the termination thereof);
(6)    each Contract for the purchase by any Acquired Company of any supply, manufacturing, distribution, advertising or promotion of products or services (other than any such Contract that (A) is or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to events before the termination thereof, (B) contemplates aggregate payments of less than $500,000 per year, or (C) is a purchase order executed in the Ordinary Course of Business of the Acquired Companies);
(7)    each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, contract for deed, installment sale contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, any Acquired Company (other than any (A) purchase money agreement, conditional sales contract, contract for deed, installment sale contract or other similar Contract (other than any capital lease) evidencing any Encumbrance only on tangible personal property, under which there exists under such item aggregate future payments of less than $250,000 per year, (B) protective filing of any financing statement under the Uniform Commercial Code, or (C) item creating or otherwise providing for any Encumbrance on real property that is shown on a title commitment or title insurance provided to Buyer);
(8)    each Contract under which any Acquired Company is obligated to repay or has guaranteed any outstanding Indebtedness or remains obligated to lend to any other Person, other than another Acquired Company;
(9)    each Contract under which any Acquired Company has advanced or loaned any other Person any amount that remains outstanding (other than any amount advanced or loaned to (A) another Acquired Company or (B) an employee of an Acquired Company under the Company’s Profit-Sharing and Savings Plan, effective as of April 2014);
(10)    each outstanding power of attorney with respect to any Acquired Company (other than those entered into in its Ordinary Course of Business in connection with any Intellectual Property or Tax matter);
(11)    each lease, sublease or occupancy agreement (whether as lessor or lessee) for the use or occupancy of real property, including the Real Property Leases;
(12)    each partnership, joint venture or similar Contract;
(13)    each Contract, other than any Contract of a nature described in clause (a)(1) or (a)(5) above, with (A) any Seller or Affiliate of the Company, other than another Acquired Company, or (B) any officer or director of any Acquired Company;
(14)    each Contract for the sale of any product or service offered by any Acquired Company (other than any such Contract that (A) is or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by any Acquired Company without any obligation of any Acquired Company, except any obligation with respect to products or services ordered before the termination thereof, (B) contemplates aggregate payments less than $500,000 per year, or (C) is a purchase order executed in the Ordinary Course of Business of the Acquired Companies);
(15)    each Contract containing any form of most favored pricing provision in favor of any customer of any Acquired Company;
(16)    each Contract providing for severance, retention, change of control or other similar payments to employees;
(17)    each Contract that constitutes a guaranty of any obligation (other than reasonable and customary warranties, guarantees or indemnity obligations entered into or provided to any customer of any Acquired Company in its Ordinary Course of Business) of any Person (other than another Acquired Company);
(18)    each Contract that relates to the pending acquisition or sale of a business;

(19)    each Contract for the sale or other disposition of any Owned Real Property or for the purchase or acquisition of any other real property;
(20)    each Contract between any Acquired Company, on the one hand, and any of the Sellers or any of their Affiliates, on the other hand, that will continue in effect subsequent to the Closing; or
(21)    each Contract for any labor or material or improvement which relates to any Real Property, in each case which has an aggregate future liability to any Person in excess of $1,000,000.
(b)    The Company has provided to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate summary of the material terms thereof). With respect to each Major Contract: (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Acquired Company that is a party thereto or whose assets are bound thereby and, to any Acquired Company’s Knowledge, against each other party thereto, (2) such Acquired Company is not and, to any Acquired Company’s Knowledge, no other party thereto is in material breach of or material default under such Major Contract and no party thereto has given to any other party thereto written notice alleging that such a breach or default occurred, (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or material default of, or permit any early termination, modification, acceleration or cancellation of, such Major Contract, (4) such Acquired Company has not waived any material right under such Major Contract and (5) no party to such Major Contract has terminated or canceled such Major Contract (other than as is contemplated by the terms of such Major Contract or as is contemplated in communications in the Ordinary Course of Business of such Acquired Company at or near the end of the scheduled term thereof or any extension thereof).
Notwithstanding the foregoing, without limiting any terms or provisions therein, any Contracts entered into on the date hereof in connection with the transactions contemplated hereby among (i) any Acquired Company, (ii) one or more Sellers and (iii) Buyer or any of its Affiliates, shall be excluded from the scope of the representations and warranties contained in this Section 3.8.
3.9    Certain Assets. Each Acquired Company has good title to, or a valid leasehold interest in or valid license for, each material tangible asset that is personal property used by it in the operation of its business or shown on the Interim Balance Sheet, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date.
3.10    Real Property.
(a)    Schedule 3.10(a) sets forth (by street address) a true, complete and correct list of (1) all real property that is owned in fee by any Acquired Company (each, together with all buildings, structures and other improvements thereon, being “Owned Real Property”); and (2) all real property that is leased by or from any Acquired Company, including all track and other agreements with railroads for an interest in real property (each Contract governing such a lease, as amended, being a “Real Property Lease” and any real property so leased being “Leased Real Property”). The Owned Real Property and the Leased Real Property are, collectively, the “Real Property.”
(b)    (1) all of the land, buildings, structures, railroad spurs and other improvements used by any Acquired Company in the conduct of its business are included in the Real Property, and no additional real or leased property is required for conducting such business, and (2) except for the Real Property Leases, there is no lease, sublease, occupancy agreement, or other agreement granting a possessory interest in effect with respect to any Leased Real Property.
(c)    The relevant Acquired Company is the sole and exclusive owner of, and has good and valid fee simple title to, all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.
(d)    (1) no Acquired Company is in default of any material provision of or otherwise in material breach under any Real Property Lease and, to any Acquired Company’s Knowledge, no other party is in default of any material provision of or otherwise in material breach thereof, and to each Acquired Company’s Knowledge no event has occurred under any Real Property Lease which with the giving of notice or the passage of time (or both) would constitute a material default or material breach of any Real Property Lease by any party to such Real Property Lease, (2) no party to any Real Property Lease has exercised any termination right with respect thereto (other than in connection with the end of the scheduled term thereof or any extension thereof), (3) the Company has provided to Buyer a true, correct and complete copy of each Real Property Lease (and to the extent in the possession or control of the Company, all existing estoppels and non-disturbance agreements related thereto), (4) all rent and other sums and charges payable by the relevant Acquired Company as tenant thereunder are current, (5) each Real Property Lease is in full force and effect and is a legal, valid and binding agreement enforceable against the parties thereto in accordance with its terms, subject to any Enforcement Limitations, (6) each Acquired Company has performed all its obligations required to be performed by it to date under each applicable Real Property Lease in all material respects, (7) no party to any Real Property Lease has repudiated any provision thereof and there is no material dispute with respect to any Real Property Lease, and (8) to each Acquired Company’s Knowledge the current landlord of each Leased Real Property has been identified. No Acquired Company has mortgaged or otherwise granted a security interest in its leasehold estate in any Real Property Lease.
(e)    Except for inventory and other tangible personal property that is not material to the Acquired Companies, in the aggregate, all tangible personal property of the Acquired Companies is located at the Real Property. To each Acquired Company’s Knowledge, all buildings, fixtures, and other improvements located on or comprising the Owned Real Property (i) have been operated and maintained in accordance with all Applicable Laws, Encumbrances, and Permits and otherwise in reasonably good condition and repair, including the roof, the foundation and all mechanical systems thereof, (ii) have legal access to public rights of way, (iii) are supplied with utilities and other services reasonably necessary for the operation of such improvements in order to conduct the Business of the Acquired Companies as currently conducted and are located in easements dedicated for the purpose of their use; and (iv) are fit and sufficient for the continued use and operation or conduct of the Business as presently conducted.
(f)    There is no pending or, to each Acquired Company’s Knowledge, Threatened condemnation or eminent domain actions affecting the Owned Real Property, or any material portion thereof.
(g)    Except as expressly provided in any Real Property Lease, no option or right of first refusal or purchase or lease or any similar right to purchase or lease has been granted by or to any Acquired Company with respect to any Real Property or portion thereof or any other real property.
(h)    No Acquired Company has received any written notice that it lacks any Permits required for the use and operation of any Real Property or portion thereof, except for failures to obtain or comply that would not have a Company Material Adverse Effect.
(i)    To any Acquired Company’s Knowledge, there are (1) no uncured material violation of any building code, zoning ordinance, or other Applicable Law affecting any Real Property or portion thereof, or (2) no existing, pending or Threatened material zoning, building code or other moratorium proceedings which could reasonably be expected to materially and adversely affect the ability to operate any Real Property or portion thereof, except for violations or proceedings described in clause (h)(1) or (h)(2) above that would not have a Company Material Adverse Effect.
(j)    Neither the whole nor any material portion of any Owned Real Property has been materially damaged or destroyed by fire or other casualty that has not been repaired.
(k)    The Company has provided to Buyer and Merger Sub true, correct and complete copies of each survey, plat, certificate of occupancy and appraisal, and each title insurance report, commitment and policy issued to any Acquired Company, that are in any Acquired Company’s possession or control that cover any Real Property.
3.11    Environmental Matters.

(a)    The Company has provided to Buyer a true, correct and complete copy of (1) all Phase I and Phase II environmental site assessments with respect to any of the Real Property, and (2) any environmental compliance assessment, review, audit or report related to compliance with Environmental Laws at any Real Property, in either case that on the Signing Date are in any Acquired Company’s possession or control.
(b)    Each Acquired Company has obtained all material Permits that are required under any Environmental Law with respect to the operations of such Acquired Company, and each of the Acquired Companies is in compliance with the terms of such Permits to which it is a party, except for failures to comply or violations that would not have a Company Material Adverse Effect.
(c)    There is no Environmental Claim pending or, to any Acquired Company’s Knowledge, Threatened against any Acquired Company, and no Acquired Company is under any order or injunction of any Governmental Authority related to such Acquired Company’s compliance with any Environmental Law or which relates to Hazardous Substances.
(d)    Except where the reason for which has been corrected and the remedy for which has been fully satisfied, (1) each Acquired Company is in compliance with all Environmental Laws, except where noncompliance would not have a Company Material Adverse Effect; and (2) no written notice has been received by any Acquired Company since January 1, 2011 from any Governmental Authority alleging that any Acquired Company is not or was not in compliance in any material respect with any Environmental Law.
(e)    No Acquired Company has released, and to each Acquired Company’s Knowledge no other Person has released, any Hazardous Substance into the environment on or from any of the Real Property that is required under applicable Environmental Law to be abated or remediated by any of the Acquired Companies, except which releases would not have a Company Material Adverse Effect.
(f)    Except as disclosed in any Phase I or other environmental reports provided to Buyer, to any Acquired Company’s Knowledge there are no underground storage tanks on any Owned Real Property.
3.12    Intellectual Property.
(a)    Schedule 3.12(a) lists: (i) all Intellectual Property of each Acquired Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration, (ii) all material common law trademarks of each Acquired Company, (iii) Intellectual Property that any third Person owns and that any Acquired Company uses pursuant to license, sublicense, agreement, or permission (except for off-the-shelf, shrink-wrap, click-wrap licenses or other licenses for commercially available software that were acquired for less than $50,000), and (iv) material licenses pertaining to Intellectual Property that any Acquired Company owns and licenses to a third Person.
(b)    Each Acquired Company, as applicable, owns (free and clear of all Encumbrances, other than any Permitted Encumbrance) all of the Intellectual Property so listed on Schedule 3.12(a) and all other Intellectual Property purported to be owned by such Acquired Company. To any Acquired Company’s Knowledge, (i) all of the Intellectual Property owned by an Acquired Company listed on Schedule 3.12(a) is valid and enforceable; (ii) no Acquired Company is a party to or bound by any Contract, license, lease or instrument that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, any of the Intellectual Property owned by it that is material to the Business, or (iii) each item of Intellectual Property owned or used by any Acquired Company immediately prior to the Closing Date will continue to be available for use by the Surviving Corporation or Buyer on substantially similar terms and conditions immediately subsequent the Closing Date.
(c)    No Acquired Company has received written notice that any such registered Intellectual Property listed on Schedule 3.12(a) owned by any Acquired Company has been declared unenforceable or otherwise invalid by any Governmental Authority.

(d)    Except for any claim, dispute or challenge between Buyer and any Acquired Company, and other than as was subsequently resolved, no Acquired Company has received any written charge, complaint, claim, demand or notice since January 1, 2012, alleging that any use, sale or offer to sell any good or service of any Acquired Company infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that any Acquired Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person to remedy such situation.
(e)    Except for any claim, dispute or challenge between Buyer and any Acquired Company, and to any Acquired Company’s Knowledge, (i) no Acquired Company is infringing upon, misappropriating or violating the Intellectual Property of any other Person in any material respect, and (ii) no other Person is infringing upon, misappropriating or violating the Intellectual Property of any Acquired Company in any material respect. To any Acquired Company’s Knowledge, all computer software used by each Acquired Company, or installed on computers used by any Acquired Company is fully and legally licensed, and there are no claims pending or threatened which allege that any software used by any Acquired Company or installed on computers used by any Acquired Company is not fully and legally licensed. No Acquired Company is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, under any license it has to use Intellectual Property.
(f)    Each Acquired Company has used commercially reasonable efforts to maintain its material trade secrets in confidence, including using commercially reasonable efforts to enter into licenses and contracts which require employees, licensees, contractors and all other third persons with access to such trade secrets to keep such trade secrets confidential.
(g)    There is not now pending or, to the Knowledge of any Acquired Company, Threatened, any material claim or demand (i) that any Acquired Company’s use of any software, software-as-a-service, or other information technology product or service that is currently used or utilized by such Acquired Company, including commercial off-the-shelf software and all such software, products, or services utilized immediately prior to the Closing (the “Business IT”), has been made or is being made without the proper license, violates or has violated the terms of any applicable license, or otherwise infringes or has infringed upon the rights of any third party, (ii) for the payment of any unpaid, delinquent or other disputed license fees, service fees, maintenance fees or other fees, expenses, or penalties related to any use of or maintenance and support of any of the Business IT, including any and all fees, expenses or penalties that are required to bring any maintenance and support payments up-to-date after the Closing for maintenance and support that has been discontinued by any Acquired Company other than in the Ordinary Course of Business (including any back payments for maintenance and support for any Business IT, which maintenance and support has been discontinued by any Acquired Company other than in the Ordinary Course of Business), or (iii) for any fees, expenses or amounts that must be paid in relation to any Business IT as result of the Closing or any of the transactions contemplated by this Agreement, including any transfer fees, change of control fees, review fees, or license fees related to the purchase of new licenses or services to replace those that would not transfer to Buyer or the Surviving Corporation but excluding any fees or expenses relating to Buyer’s use of the Business IT after the Closing or any changes in the quantity or volume of licenses, subscriptions, access or maintenance and support for any of the Business IT.
3.13    Insurance. Schedule 3.13 lists each insurance policy in force on the Signing Date that is maintained by or covers any Acquired Company, any Real Property or any material aspect of the Business (the “Insurance Policies”). The Company has provided to Buyer a true, correct and complete copy of each Insurance Policy. Except as would not have a Company Material Adverse Effect, the Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date) and no notice of cancellation or termination has been received by any Acquired Company with respect to any Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
3.14    Absence of Certain Events.

(a)    Since December 28, 2013, there has not been any Event that has had a Company Material Adverse Effect.
(b)    Except for items that have not had a Company Material Adverse Effect, or as otherwise expressly contemplated herein, since the Interim Balance Sheet Date to the Signing Date, no Acquired Company done any of the following:
(1)    (A) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of an Acquired Company or any security convertible or exchangeable into any equity interest or other security of an Acquired Company, or any right (including any option, warrant, put, call, subscription, stock appreciation or commitment) of any kind with respect to any such equity interest or other security (other than as may arise by the terms of this Agreement), (B) split, combined, recapitalized or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure, (C) purchased, redeemed or otherwise acquired any equity interest or any other security of such Acquired Company or of any other Acquired Company or any right, warrant or option to acquire any such equity interest or other security or (D) other than dividends payable solely in cash, declared, set aside, paid or made any dividend or other distribution payable in stock or property;
(2)    (A) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, whether tangible or intangible, (B) failed to preserve and maintain all of the Real Property in substantially the same condition as existed on Interim Balance Sheet Date, ordinary wear and tear excepted, (C) demolished or erected any structure on any of the Real Property, (D) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and other than capital expenditures that do not exceed $1,000,000 (individually or in the aggregate)), entered into a new lease for any real property from any other Person or entered into a new lease for any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business, (E) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (F) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;
(3)    granted or had come into existence any material Encumbrance on any asset, other than (A) any Permitted Encumbrance or (B) in its Ordinary Course of Business;
(4)    (A) became a guarantor with respect to, assumed or otherwise became obligated for any obligation of any other Person, other than any other Acquired Company or reasonable and customary warranties, guarantees or indemnity obligations entered into or provided to customers in its Ordinary Course of Business, or (B) agreed to maintain the financial condition of any other Person, other than any other Acquired Company;
(5)    incurred any Indebtedness for borrowed money (other than Indebtedness (A) to any other Acquired Company or (B) incurred under the Company’s credit agreement in the Ordinary Course of Business of the Acquired Companies; and, for the avoidance of doubt, the need to have or put in place, or collateralize, any letter of credit is not itself considered Indebtedness for borrowed money under this clause) that will not be satisfied at or before Closing or made any loan, advance or capital contribution to any other Person (other than any loan, advance or capital contribution to another Acquired Company or loan or advance to an employee of an Acquired Company, in each case in the Ordinary Course of Business of such Acquired Company);
(6)    except in its Ordinary Course of Business and except for any Major Contract listed in Schedule 3.8(a) (or a Contract not required to be disclosed in Schedule 3.8(a) to avoid a breach of Section 3.8), entered into any material Contract or amended or terminated in any respect that is material and adverse to any Acquired Company any material Contract to which such Acquired Company is a party, in each case that is not terminable at will or upon not more than 90 days’ notice by any Acquired Company without any additional obligation (including payment obligations) of such Acquired Company that arises as a consequence of such termination;
(7)    failed to prepare and timely file all Tax Returns with respect to such Acquired Company required to be filed during such period or timely withhold and remit any employment Taxes with respect to such Acquired Company (taking into account any proper extension);
(8)    (A) adopted or changed any material accounting method or principle used by such Acquired Company, except as required under GAAP or the Code or (B) changed any annual accounting period;
(9)    except for changes in its Ordinary Course of Business, as required by Applicable Law or as accrued for by the Acquired Companies in the Financial Statements, (A) adopted, entered into, amended or terminated any bonus, profit sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan, (B) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at will employment or employment subject to termination upon not more than 90 days’ notice by any Acquired Company without any additional obligation (including payment obligations) of such Acquired Company that arises as a consequence of such termination, (C) increased any compensation or fringe benefit of any director, officer, management‑level employee or any other employee whose annual compensation is or would be in excess of $200,000, or paid any benefit to any director, officer, management‑level employee or any other employee whose annual compensation is or would be in excess of $200,000, other than pursuant to a then existing Plan and in amounts consistent with past practice, (D) granted any award to any director, officer or management‑level employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder) or (E) entered into or amended any collective bargaining agreement;
(10)    amended or changed, or authorized any amendment or change to, any of its Organizational Documents;
(11)    made or rescinded any material election relating to Taxes, filed an amended Tax Return, settled or compromised any material Proceeding or other similar controversy relating to Taxes, entered into any closing agreement with any Governmental Authority, or consented to any extension or waiver of the statute of limitations period applicable to any Tax assessment; or
(12)    committed or agreed to do any of the foregoing.
3.15    Employee Benefits. Schedule 3.15(a) lists all Company Plans.
(a)    Plans. The Acquired Companies are not party to, and no employee or former employee, including retirees, of the Acquired Companies benefits by virtue of employment or former employment with the Acquired Companies under any Plan. Further, except as set forth on Schedule 3.15(a), the Acquired Companies do not sponsor, contribute to or have any requirement to contribute to or otherwise have liability with respect to any Plan.
(b)    Disclosure. To the extent applicable with respect to each Company Plan, true, correct and complete copies of the most recent documents described below have been delivered to Buyer: (1) IRS determination letter and any outstanding request for a determination letter; (2) Form 5500 for the most recent plan year, including all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (3) in the case of a Plan that is a “group health plan” as defined in Code Section 5000(b)(1), form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, HIPAA policies and procedures, and HIPAA notice of privacy practices; (4) all plan documents and amendments and any written policies or procedures used in plan administration; (5) current summary plan descriptions and any summaries of material modifications; (6) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments; and (7) with respect to any Acquired Company obligation relating to medical or other welfare benefits for retirees, any additional letters, memos, contracts or other written documentation relating to the obligation.
(c)    Valid Obligations/Amendment and Termination. Each Company Plan and related trust agreement is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of an Acquired Company thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of an Acquired Company thereunder will be enforceable by Buyer at or after the Closing without the consent or agreement of any other party. Subject to Section 5.7, each Company Plan (including any Plan covering former employees and retirees) may be amended or terminated by the Surviving Corporation or Buyer on or at any time after the Closing Date without further liability to any Acquired Company or Buyer thereunder, except as may be imposed under Applicable Law.
(d)    Compliance with Applicable Law. Each Company Plan and related trust agreement complies with and has been administered, operated, and maintained in material compliance with its terms, and the Acquired Companies have no direct or indirect liability under the requirements provided by any and all Applicable Law, including but not limited to ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and the Code, and applicable to the Company Plan. With respect to each Company Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.
(e)    Claims/Liability. Other than routine claims for benefits, no Company Plan is subject to any pending or threatened action, investigation, examination, claim or any other proceeding initiated by any Governmental Authority or other Person, and to the Knowledge of any Acquired Company, no facts exist that would give rise thereto.
(f)    Contributions/Premiums. All contributions to the Company Plans have been made or accrued in accordance with ERISA and the Code and Applicable Law. All insurance premiums with respect to each Company Plan have been paid within any applicable grace period in accordance with the terms of each Company Plan and Applicable Law.
(g)    Code Section 409A. Each Company Plan and other arrangement that provides for deferred compensation subject to Code Section 409A is, and has been, operated and maintained in compliance with Code Section 409A. No operational or documentary failures have occurred under Code Section 409A with respect to any Company Plan, whether or not such failures were corrected pursuant to applicable IRS guidance.
(h)    Qualified Retirement Plans. Each Company Plan that is intended to be qualified under section 401 of the Code has received a favorable determination, opinion, or advisory letter from the IRS on its qualified status, and each trust related to such Company Plans intended to be qualified under section 501 of the Code is in fact qualified, and no event has occurred to cause the loss of such Company Plans’ or trusts’ qualification.
(i)    Title IV Pension Plans. No Acquired Company or any ERISA Affiliate sponsors or contributes to a Title IV Plan, nor within the past seven (7) years has any Acquired Company or any ERISA Affiliate ever maintained or contributed to or had any obligation to maintain or contribute to or otherwise have liability with respect to (including by reason of being a member in a controlled group within the meaning of Section 414 of the Code) any Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA.
(j)    Multiemployer Plans. Within the past seven (7) years, no Acquired Company has ever made any contributions to any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)), no Acquired Company has ever been a member of a controlled group which contributed to any such plan, and no Acquired Company has ever been under common control with an employer which contributed to any such plan.
(k)    Retiree Welfare. The Company has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than as is required by COBRA or similar provision of applicable state law.

(l)    International Plans. No Acquired Company maintains any plan or other benefit arrangement covering any employee or former employee outside of the United States or has ever been obligated to contribute to any such plan.
(m)    280G. The consummation of the transaction contemplated by this Agreement will not give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.
(n)    No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not entitle any current or former Acquired Company employee or director to severance pay or a change in control payment, or accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Company employee or director.
3.16    Employees and Labor Relations.
(a)    With respect to each Acquired Company: (1) there is no collective bargaining agreement or relationship with any labor organization; (2) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (3) to any Acquired Company’s Knowledge, no union organizing or decertification effort exists or has occurred since January 1, 2012 or, to any Acquired Company’s Knowledge, is Threatened; and (4) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2012 or, to any Acquired Company’s Knowledge, is Threatened.
(b)    To any Acquired Company’s Knowledge, none of its current or former employees have any claim against it on account of or for (1) overtime pay, other than overtime pay for the current payroll period, (2) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (3) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (4) any violation of any Applicable Law relating to minimum wages or maximum hours of work.
(c)    To any Acquired Company’s Knowledge, no claim has been made that remains outstanding for breach of any contract of employment or for services or for compensation for unfair dismissal or for failure to comply with any Applicable Law concerning employment rights or in relation to any alleged sex or race discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services; nor are the Acquired Companies aware that any such claim has been threatened or is pending.
(d)    Throughout the past three years, no Acquired Company has implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.
(e)    A list of all employees to whom any Acquired Company has made any loan or advance, which includes the amount of each such loan or advance and the date on which it was made, together with the terms of such loans (including maximum borrowings and minimum monthly payments), is set forth on Schedule 3.16(e).
3.17    Brokers. No Acquired Company has any obligation to any broker, finder or similar intermediary in connection with the transactions contemplated by this Agreement that would cause Buyer or any Acquired Company to become obligated for payment of any commission, fee or expense with respect to such transactions, except Merrill Lynch, Pierce, Fenner & Smith Incorporated (and all such amounts, to the extent unpaid as of Closing, shall be a Transaction Expense).
3.18    Products.
(a)    Since January 1, 2011:
(1)    no Acquired Company has been required to file any notification or other report with or provide information to any Governmental Authority concerning actual or potential defects or hazards with respect to any product sold, manufactured, produced, distributed or marketed by any Acquired Company since January 1, 2011 (the “Products”);
(2)    each Acquired Company has been in compliance, in all material respects, with each Food and Drug Law that is applicable to it;
(3)    with respect to products and ingredients supplied to the Acquired Companies, to each Acquired Company’s Knowledge, the suppliers have been in compliance, in all material respects, with each Food and Drug Law that is applicable to them;
(4)    none of the Acquired Companies has received any written notice or other written communication from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Food and Drug Law, or (B) any actual, alleged, possible or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature;
(5)    none of the Acquired Companies has been subject to any obligation or requirement arising under any consent decree, consent agreement, inspection report or Warning Letter issued to the Company or any of the Company Subsidiaries by or entered into with the United States Food and Drug Administration (“FDA”), the United States Department of Agriculture (“USDA”) or the FTC, or any other United States or foreign Governmental Authority with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of the Products; and
(6)    there have been no Proceedings pending or to any Acquired Company’s Knowledge Threatened, with respect to a material violation by any Acquired Company of any Applicable Law with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of the Products that reasonably would be expected to result in an administrative, civil, or criminal liability, and, to any Acquired Company’s Knowledge, there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such a Proceeding.
(b)    Since January 1, 2011, the Products:
(1)    have not been adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “FFDC Act”), or within the meaning of any Applicable Law;
(2)    have not been articles which may not, under the provisions of Section 404, 505 and 512 of the FFDC Act, be introduced into interstate commerce;
(3)    have been, based on current scientific evidence and industry practice, safe for human consumption when used in accordance with the labeling; and
(4)    have not been the subject of any notices, actions, decrees, citations, investigations, audits, actions, inquiries or other proceedings pursuant to The Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, promulgated by the people of the State of California.
(c)    The Acquired Companies have at all times performed all services and produced all Products in a good and workmanlike manner and, where applicable, have sold to customers Products to which such Acquired Companies had good title, which were merchantable, and, were a particular purpose was known, which were fit for such particular purpose. Set forth on Schedule 3.18(c) is a complete description of all recalls of any and all Products which may be underway or pending.
(d)    Since January 1, 2011, there has been no defect in design, materials, manufacture or otherwise in any goods manufactured, produced, marketed, distributed or sold by any Acquired Company or defect in services rendered by any Acquired Company which could give rise to a claim against the Surviving Corporation or any Company Subsidiary after the Closing.
(e)    Claims on the labeling and in the advertising and promotional materials of the Acquired Companies for Products sold or intended to be sold in the United States are not in violation of the FFDC Act.
(f)    The Company has delivered to Buyer true, correct and complete copies of:
(1)    all Warning Letters, untitled letters, regulatory letters, notices of inspectional observations or similar notices, if any, with or from any Governmental Authority relating to the Products, and the Acquired Companies’ compliance with Food and Drug Laws and rules and regulations of other Governmental Authorities, and all of the responses thereto, within the last three (3) years; and
(2)    all written reports of any third party “Good Manufacturing Practices” audits of each Acquired Company and, to the extent in the possession of the Acquired Companies, of the Acquired Companies’ contract manufacturers, within the last three (3) years.
(g)    All ingredients that any Acquired Company uses in its manufacture of the Products intended to be sold in the United States are (1) “Generally Recognized as Safe” (GRAS) within the meaning of the FFDC Act, or (2) food additives approved by the FDA.
(h)    Since January 1, 2011, none of the Products have been subject to recall or withdrawal whether voluntary or by the FDA or any other Governmental Authority, or subject to a removal or safety alert (whether voluntarily or otherwise). Since January 1, 2011, no Proceedings have occurred (whether completed or pending) seeking to recall, re-label, or seize any Product.
3.19    Customers and Suppliers. Schedule 3.19 sets forth a list of the Acquired Companies’ top ten (10) customers and top ten (10) suppliers (determined by the amount of total purchases or sales, as applicable) for the twelve-month period ending December 27, 2014 (the “Major Customers and Suppliers”). Since December 27, 2014 to the Signing Date, none of the Major Customers and Suppliers has in fact ceased or materially reduced the supply or purchase of products, goods, or services to or from any Acquired Company, and, no Acquired Company has received any written communication from any such customer or supplier indicating that any such customer or supplier has a basis for or has otherwise Threatened such cessation or material reduction. To any Acquired Company’s Knowledge, there has not been any development with respect to any of the Major Customers and Suppliers which has had a Company Material Adverse Effect.
3.20    Purchase for Investment. Each Shareholder is acquiring the Buyer Common Stock for investment for such Shareholder’s own account and not with a view to, or for sale in connection with, any distribution thereof. Each Shareholder is an “accredited investor” within the meaning of Section 501(a) of Regulation D promulgated under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such Shareholder’s investment in the Buyer Common Stock and is capable of bearing the economic risks of such investment.
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Except as disclosed in (x) the Buyer Disclosure Schedule and subject to Section 8.2 and Section 9.11 or (y) the Buyer SEC Reports publicly disseminated via the SEC’s Electronic Data Gathering, Analysis and Retrieval system (other than any Buyer SEC Reports filed or publicly disseminated on or after the Signing Date and excluding statements in any “Risk Factors” sections and any other statements that are cautionary, predictive or forward-looking in nature), Buyer and Merger Sub each hereby represents and warrants to the Company as follows in this Article 4:
4.1    Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Missouri. Merger Sub is a duly organized and validly existing corporation in good standing under the laws of the State of Minnesota. Buyer and Merger Sub is each duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except as would not have a Buyer Material Adverse Effect. Buyer and Merger Sub each has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted. Buyer has provided to the Company a true, correct and complete copy of the Organizational Documents of each of Buyer and Merger Sub. Neither Buyer nor Merger Sub is in material violation of any provision of any of its Organizational Documents.
4.2    Capitalization.
(a)    As of January 22, 2015, the (i) authorized equity interests of Buyer consist solely of 300,000,000 shares of common stock, par value $.01 per share, 50,000,000 shares of preferred stock, par value $.01 per share, and (ii) issued and outstanding equity interests of Buyer are 44,865,722 shares of common stock, 2,415,000 shares of 3.75% Series B Cumulative Perpetual Convertible Preferred Stock and 3,200,000 shares of 2.5% Series C Cumulative Perpetual Convertible Preferred Stock. All of the outstanding equity interests of Buyer are duly authorized, validly issued, fully paid and non‑assessable. No equity interest of Buyer was issued in violation of any Organizational Document of Buyer, any Applicable Law, any Contract to which Buyer is a party or otherwise bound or any purchase option, call option, right of first refusal, pre‑emptive right or subscription right (or other similar right) of any Person. Except for restrictions imposed by securities laws applicable to securities generally, Buyer has good and valid title to all outstanding shares of capital stock of its Subsidiaries. Except for (1) rights created hereunder, (2) shares of Buyer Common Stock issuable upon conversion of the Series B and Series C Preferred Stock referred to in clause (ii) above and pursuant to the tangible equity units described in the Buyer SEC Reports, and (3) as of January 22, 2015, 4,345,000 outstanding stock options, 591,741 outstanding stock-settled restricted stock units and 250,596 outstanding stock-settled stock appreciation rights, none of the following exists as a result of any grant, award or other action by Buyer: (x) option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract, commitment arrangement or undertaking of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, or any security convertible or exercisable for or exchangeable into any equity interest in, Buyer; or (y) equity appreciation, phantom stock, profit participation or similar right with respect to Buyer.
(b)    Buyer owns all of the issued and outstanding equity interests of Merger Sub. All of the outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and non‑assessable.
4.3    Authority and Authorization; Conflicts; Consents.
(a)    Authority and Authorization. The execution, delivery and performance of this Agreement and each applicable Transaction Document by Buyer or any of its Affiliates (including Merger Sub) have been duly authorized and approved by all necessary corporate action with respect to Buyer and each such Affiliate of Buyer, and each such authorization and approval remains in full force and effect. This Agreement has been, and each of the Transaction Documents of Buyer and Merger Sub will be at or prior to the Closing, duly and validly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by the Company and its applicable Affiliates of this Agreement and each applicable Transaction Document of the Company or any of its Affiliates, this Agreement is, and each Transaction Document of Buyer or any of its Affiliates (including Merger Sub) at Closing will be, the legal, valid and binding obligation of Buyer and each such Affiliate of Buyer, enforceable against Buyer and each such Affiliate of Buyer in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer and each such Affiliate of Buyer has all requisite corporate power and authority to enter into this Agreement and each Transaction Document to be executed and delivered by Buyer or such Affiliate of Buyer and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such Affiliate of Buyer.
(b)    Conflicts. None of the execution or delivery by Buyer or Merger Sub of this Agreement or by Buyer or any Affiliate of Buyer (including Merger Sub) of any Transaction Document, the consummation by Buyer or any Affiliate of Buyer (including Merger Sub) of the transactions contemplated herein or therein, or compliance by Buyer or Merger Sub with any of the provisions hereof or thereof does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of such Person; (2) violate any Applicable Law, order or injunction with respect to any such Person; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer or Merger Sub to accelerate, increase, terminate, modify or cancel any right or obligation in a manner materially adverse to any Seller or any Acquired Company, except where such breach, violation, default, conflict or right described in clause (b)(2) or (b)(3) above will not materially and adversely affect Buyer’s or Merger Sub’s ability to consummate the transactions contemplated herein.
(c)    Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or Merger Sub’s execution, delivery or performance of this Agreement or any Transaction Document of Buyer or any Affiliate of Buyer (including Merger Sub) or Buyer’s or any such Affiliate’s consummation of the transactions contemplated herein or therein, except (1) filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (2) as required by the HSR Act, (3) as required by the Exchange Act and filings or applications with The New York Stock Exchange or (4) for any consents, approvals, notices or filings, the absence of which, individually or in the aggregate, will not materially and adversely affect Buyer’s or Merger Sub’s ability to consummate the transactions contemplated herein or therein.
4.4    Buyer SEC Reports; Financial Statements.
(a)    Buyer SEC Reports. Buyer has filed with the SEC all forms, reports and documents required to be filed by Buyer since September 30, 2013 (collectively, the “Buyer SEC Reports”). Buyer has previously delivered or made available to the Company true and complete copies of all of the Buyer SEC Reports that have been filed with the SEC before the Signing Date (and, for these purposes, any Buyer SEC Reports that are available via the SEC’s Electronic Data Gathering, Analysis and Retrieval system are deemed to have been delivered or made available to the Company). As of their respective dates, the Buyer SEC Reports (including any Buyer SEC Reports filed after the Signing Date until the Closing) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Buyer’s Subsidiaries is required to separately file any forms, reports or other documents with the SEC. The chief executive officer and the chief financial officer of Buyer have signed, and Buyer has filed with the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither Buyer nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing of such certifications. As used in this Section 4.4, the term “file” shall be broadly construed to include any manner in which a document or information is submitted to the SEC.
(b)    Buyer Financial Statements. At the time they were filed with the SEC, the consolidated financial statements of Buyer included in Buyer’s annual report on Form 10-K for the fiscal year ended September 30, 2014 under the Exchange Act complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since the date of the audited balance sheet of Buyer contained in Buyer’s annual report on Form 10-K for the fiscal year ended September 30, 2014 (the “Buyer Balance Sheet”), there has not been (i) any Buyer Material Adverse Effect, (ii) any material change by Buyer in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, Regulation S-X under the Exchange Act or Applicable Law, or (iii) any material revaluation by Buyer of any of its assets, other than in Buyer’s Ordinary Course of Business. As of the Merger Effective Time, taking into account the consummation of the transactions contemplated herein, Buyer and each Subsidiary of Buyer will be solvent and will be able to pay its debts in Buyer’s or such Subsidiary’s Ordinary Course of Business, as applicable, as those debts become due and payable.

(c)    Undisclosed Liabilities. Buyer and its Subsidiaries, taken as a whole, do not have any liabilities, obligations or commitments of any kind, whether accrued, absolute, fixed or contingent, except for liabilities, obligations or commitments (1) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in the Buyer SEC Reports or the Buyer Balance Sheet (including in any note thereto), (2) under any Contract or under any Plan of Buyer or any of its Subsidiaries, (3) that have arisen in the Ordinary Course of Business of Buyer or such Subsidiary, as applicable, since the date of the Buyer Balance Sheet (none of which will result from or relate to any breach of Contract, breach of warranty, tort, infringement or violation of Applicable Law), (4) that would not have a Buyer Material Adverse Effect, (5) under this Agreement or otherwise in connection with the transactions contemplated herein or (6) that are otherwise disclosed in this Agreement (including the Buyer Disclosure Schedule).
(d)    Absence of Certain Events.
(1)    Since the Buyer Balance Sheet Date, there has not been any Event that has had a Buyer Material Adverse Effect.
(2)    Except for items that have not had a Buyer Material Adverse Effect, or as otherwise expressly contemplated herein, since the date of the Buyer Balance Sheet to the Signing Date, neither Buyer nor any of its Subsidiaries has done any of the following:
(A)    (i) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of Buyer or any security convertible or exchangeable into any equity interest or other security of Buyer or any of its Subsidiaries, or any right (including any option, warrant, put, call, subscription, stock appreciation or commitment) of any kind with respect to any such equity interest or other security (other than as may arise by the terms of this Agreement), (ii) split, combined, recapitalized or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure, (iii) purchased, redeemed or otherwise acquired any equity interest or any other security of Buyer or any of its Subsidiaries or any right, warrant or option to acquire any such equity interest or other security or (iv) other than dividends payable solely in cash, declared, set aside, paid or made any dividend or other distribution payable in stock or property;
(B)    except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, whether tangible or intangible, (ii) failed to preserve and maintain all of the real property in substantially the same condition as existed on the date of the Buyer Balance Sheet Date, ordinary wear and tear excepted, (iii) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (iv) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;
(C)    granted or had come into existence any material Encumbrance on any asset, other than in its Ordinary Course of Business;
(D)    incurred any Indebtedness for borrowed money (other than Indebtedness to any of Buyer’s Subsidiaries; and, for the avoidance of doubt, the need to have or put in place, or collateralize, any letter of credit is not itself considered Indebtedness for borrowed money under this clause) that will not be satisfied at or before Closing or made any loan, advance or capital contribution to any other Person (other than any of Buyer’s Subsidiaries);
(E)    failed to prepare and timely file all Tax Returns with respect to Buyer or any of its Subsidiaries required to be filed during such period or timely withhold and remit any employment Taxes with respect to Buyer or such Subsidiary (taking into account any proper extension);

(F)    (i) adopted or changed any material accounting method or principle used by Buyer or any of its Subsidiaries, except as required under GAAP or the Code or (ii) changed any annual accounting period;
(G)    amended or changed, or authorized any amendment or change to, any of its Organizational Documents; or
(H)    committed or agreed to do any of the foregoing.
4.5    Litigation, Orders and Injunctions. There is no material Proceeding pending or, to Buyer’s or Merger Sub’s Knowledge, Threatened against Buyer or any of its Subsidiaries or their assets, and none of Buyer or any of its Subsidiaries is a party or subject to any material restriction or limitation on any of its operations under any order or injunction of any Governmental Authority, except, in each case, as would not have a Buyer Material Adverse Effect.
4.6    Financing. Buyer has cash available and existing debt commitment letters (together with any replacement or amendment as contemplated below and any comparable document with respect to any Alternative Financing, the “Debt Commitment Letter”) which are sufficient to enable it to pay $850 million of the cash portion of the Merger Consideration. Attached to Schedule 4.6 is an accurate and complete copy of the Debt Commitment Letter and the related fee letter (redacted in a customary manner). The Debt Commitment Letter is in full force and effect, enforceable in accordance with its terms, duly authorized by the parties thereto and has not been amended, modified or supplemented in any manner (provided, that Buyer may replace or amend the Debt Commitment Letter to add Financing Sources which have not executed the Debt Commitment Letter as of the date hereof, or otherwise replace or amend the Debt Commitment Letter so long as any replacement or additional Financing Sources with respect thereto are not Affiliates of Buyer and are generally engaged in providing financing of the type contemplated, and any such replacement or amendment would not (x) expand the conditions precedent to the financing as set forth in the Debt Commitment Letter as of the date hereof, (y) be reasonably expected to delay the Closing or (z) reduce the aggregate amount available under the Debt Commitment Letter below an amount that, when combined with Buyer’s other sources of funds, is sufficient to pay the Merger Consideration and satisfy all of its other payment obligations hereunder as required by and in accordance with this Agreement). Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees under the Debt Commitment Letter that are due and payable on or prior to the date hereof, and will fully pay (or cause to be paid) any and all commitment fees or other fees under the Debt Commitment Letter that are due and payable after the date hereof and prior to Closing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer, nor to the Knowledge of Buyer, any other party thereto, under the Debt Commitment Letter, and Buyer does not believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it under the Debt Commitment Letter on or prior to the Closing Date. There are no conditions precedent related to the funding of the full amount of the financing contemplated by the Debt Commitment Letter other than those conditions precedent as expressly set forth in the Debt Commitment Letter. There are no side letters or other agreements, contracts or arrangements that affect or limit the funding of the full amount of the financing contemplated by the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter. Notwithstanding anything in this Agreement to the contrary, Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the acquisition is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements (including the amendment or other modification of Buyer’s existing credit agreement or any other existing financing arrangement), or Buyer’s obtaining any financing or the availability, grant, provision or extension of any financing to Buyer.
4.7    Buyer’s Independent Investigation. Buyer and Merger Sub each represents, warrants and acknowledges that (i) it and its representatives have undertaken an independent investigation, examination, analysis and verification of each Acquired Company and the Business and the assets, liabilities, operations, financial results and prospects of each Acquired Company, including Buyer’s and Merger Sub’s own estimate of the value of the Shares (ii) it has had the opportunity to ask questions of, and has received sufficient answers from, the Acquired Companies, the Sellers and their respective representatives, with respect to the Business and the assets, liabilities, operations, financial results, and prospects of each Acquired Company, (iii) all materials and information requested by Buyer or Merger Sub have been provided to Buyer and Merger Sub to their reasonable satisfaction, and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of each Acquired Company) as each of them deems adequate. Neither Buyer nor Merger Sub has relied upon, and each expressly waives and releases the Sellers (including for any payment out of the Post-Closing Adjustment Escrow Amount) from any liability for any claims relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by the Sellers, any Acquired Company, or their Affiliates or any of their representatives, except for those representations and warranties expressly set forth in Article 3. In connection with such investigation, each of Buyer and Merger Sub and their representatives have received from or on behalf of the Sellers or the Acquired Companies certain estimates, budgets, forecasts, plans and financial projections (“Forward‑Looking Statements”), and Buyer and Merger Sub each acknowledges that (x) there are uncertainties inherent in making Forward‑Looking Statements, (y) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward‑Looking Statements, and (z) except for those representations and warranties expressly set forth in Article 3, none of the Sellers, the Acquired Companies, or any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to Buyer, Merger Sub, or any other Person resulting from, the distribution to Buyer or Merger Sub, or their use of, Forward‑Looking Statements.
4.8    No Business Activities by Merger Sub. Other than this Agreement and any other Contract entered into in connection with the transactions contemplated hereby, Merger Sub is not a party to any Contract and has not conducted any activity other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub does not hold or own or have the right to acquire any equity interest in any other entity.
4.9    Brokers. Buyer has no obligation to any broker, finder or similar intermediary regarding the sale and purchase of the Shares hereunder that would cause any Seller to become obligated for payment of any fee or expense with respect to such transactions.
ARTICLE 5 - CERTAIN COVENANTS
5.1    Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party (other than the Sellers’ Representative) will use its reasonable best efforts (except, where this Agreement specifically identifies a different efforts standard, such other standard shall apply) to promptly fulfill, and to cause to be promptly satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. In no event will “reasonable best efforts” be deemed to require the payment of any cash or other consideration or any other material concession by Buyer, Merger Sub or any Acquired Company. Without limiting the generality of the foregoing, the following will apply:
(a)    HSR Act. With respect to the transactions contemplated herein, each applicable Party will (or will cause its applicable Affiliate to), within seven Business Days after the Signing Date (or sooner, to the extent required by Applicable Law), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the required notification and report form pursuant to the HSR Act and related requirements. Thereafter, each applicable Party will (or will cause its applicable Affiliate to) submit and otherwise provide any supplemental or additional information reasonably requested in connection therewith pursuant to such Applicable Laws, including any reasonable request for additional information or documentary material pursuant to 16 C.F.R. § 803.20. Such actions will comply, in all material respects, with such Applicable Laws. Buyer will pay when due all filing and submission fees under the HSR Act. Each applicable Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission necessary under such Applicable Laws. Each applicable Party will keep the other Parties reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and, except as provided below in this Section 5.1(a), will use its reasonable best efforts (and, if applicable, cause its appropriate Affiliate to) and act in good faith and reasonably cooperate with the other Party in connection with any Antitrust Filings and in connection with resolving any investigation, request for information or other inquiry of any such agency or other Governmental Authority under the HSR Act with respect to such filing, this Agreement or the transactions contemplated hereby. Each applicable Party will (and, if applicable, will cause its appropriate Affiliate to) act in good faith to request and pursue early termination of the waiting period required under the HSR Act. Notwithstanding anything to the contrary set forth in this Agreement, including Section 5.1, none of Buyer, Merger Sub or any of their Subsidiaries shall be required to, and the Company shall not (and shall not permit any of the Company Subsidiaries to), without the prior written consent of Buyer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of any of the Acquired Companies, the Surviving Corporation, Buyer, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of any of the Acquired Companies, the Surviving Corporation, Buyer, Merger Sub or any of their respective Subsidiaries in any manner, (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of any of the Acquired Companies, the Surviving Corporation, Buyer, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Buyer, the Company shall (and shall cause the Company Subsidiaries to) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or any of the Company Subsidiaries in the event the Closing occurs, or (iv) materially modify or waive any of the terms or conditions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, including Section 5.1, none of Buyer, Merger Sub or any of their Affiliates shall be required to file, take, defend, contest or resist any action or proceeding, whether judicial or administrative (or to take any action to have vacated, lifted, reversed or overturned any order, writ, assessment, decision, injunction, decree, ruling or judgment) of or against a Governmental Authority, whether temporary, preliminary or permanent, in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Sellers’ Representative is not an “applicable Party” for the purposes of this Section 5.1(a).
(b)    Letters of Credit. With respect to letters of credit outstanding as of the Closing Date, to which any Acquired Company is a party or bound (each of such letters of credit outstanding as of the Signing Date are described in Schedule 5.1(b) and the Company shall update Schedule 5.1(b) as of the Closing Date), the Parties acknowledge that to prepare for or complete Closing, Buyer may be required to, or it may be desirable to, arrange for an Acquired Company to replace, collateralize (with cash or one or more letters of credit) or make similar arrangements regarding such letters of credit (including that such letters of credit may need to remain in place on a temporary basis to facilitate the transition to post-Closing financing for the Acquired Companies). Buyer and the Company promptly will take such actions if so required or desirable.
(c)    Efforts to Obtain Consents. The Company and Buyer each will use reasonable best efforts to promptly give any required notices to, and promptly make any required filings with, other Persons with respect to each Consent at or before Closing, and each will cooperate with the other in all reasonable respects in connection therewith.
5.2    Pre-Closing Conduct of Business.
(a)    Certain Required Actions. Except as expressly contemplated herein (including in Section 5.2(b)) or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), from the execution and delivery of this Agreement through Closing, the Company will, and will cause each other Acquired Company to, conduct its business in its Ordinary Course of Business, and use its reasonable best efforts to: (1) preserve the present business operations, organization and goodwill of the Acquired Companies, (2) preserve the present relationships with customers, suppliers, licensors and licensees of the Acquired Companies, (3) maintain in full force and effect the Insurance Policies, and (4) complete the actions set forth on Schedule 5.2(a)(4). Without limiting the generality of the foregoing, except as consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Company will not, and will not permit any Company Subsidiary to, do any of the following:
(1)    (A) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of an Acquired Company or any security convertible or exchangeable into any equity interest or other security of an Acquired Company, or any right (including any option, warrant, put, call, subscription, stock appreciation or commitment) of any kind with respect to any such equity interest or other security, (B) split, combine, recapitalize or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure, (C) purchase, redeem or otherwise acquire any equity interest or any other security of such Acquired Company or of any other Acquired Company or any right, warrant or option to acquire any such equity interest or other security, in each case except to the extent the foregoing is a part of the Optionee exercising an Option before Closing or the taking of any action expressly contemplated herein with respect to any Option or any PSR; or (D) other than dividends in the Ordinary Course of Business payable solely in cash to cover the tax obligations of the Sellers or as set forth on Schedule 5.2(a)(1), declare, set aside, pay or make any dividend or other distribution, payable in cash, stock or property;
(2)    (A) except for sales of inventory in its Ordinary Course of Business, make any sale, lease to any other Person, license to any other Person or other disposition of any material asset, whether tangible or intangible, (B) fail to preserve and maintain all of the Real Property in substantially the same condition as existed on the Signing Date, ordinary wear and tear excepted, (C) demolish or erect any structure on any of the Real Property, (D) make any capital expenditure or purchase or otherwise acquire any material asset (other than purchases of inventory in its Ordinary Course of Business and other than capital expenditures set forth on the capital expenditures budget provided to Buyer prior to the Signing Date or as set forth on Schedule 5.2(a)(2)), enter into a new letter of intent, use, license agreement or lease for any real property from any other Person or enter into a lease for any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business, (E) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (F) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;
(3)    grant or have come into existence any material Encumbrance on any asset, other than (A) any Permitted Encumbrance or (B) in its Ordinary Course of Business;
(4)    (A) become a guarantor with respect to, assume or otherwise become obligated for any obligation of any other Person, other than any Acquired Company or reasonable and customary warranties, guarantees or indemnity obligations entered into or provided to customers in its Ordinary Course of Business, or (B) agree to maintain the financial condition of any other Person, other than any other Acquired Company;
(5)    incur any Indebtedness for borrowed money (other than Indebtedness (A) to any other Acquired Company or (B) incurred under the Company’s credit agreement in the Ordinary Course of Business of the Acquired Companies; and, for the avoidance of doubt, (i) the need to have or put in place, or collateralize, any letter of credit is not itself considered Indebtedness for borrowed money under this clause, but shall be deemed Funded Indebtedness to the extent such letter of credit is drawn upon as of the Closing, and (ii) in no event shall any Acquired Company borrow under any incremental, accordion or similar facility under the Company’s credit agreement) that will not be satisfied at or before Closing or make any loan, advance or capital contribution to any other Person (other than any (X) loan, advance or capital contribution to another Acquired Company or (Y) loan or advance to an employee of an Acquired Company, in each case in the Ordinary Course of Business of such Acquired Company);
(6)    except in its Ordinary Course of Business, enter into any material Contract (including any Contract which would have been a Major Contract if in effect as of the Signing Date), or amend or terminate in any respect that is material and adverse to any Acquired Company any material Contract to which such Acquired Company is a party (including any Major Contract), in each case that is not terminable at will or upon not more than 90 days’ notice by any Acquired Company without any additional obligation (including payment obligations) of such Acquired Company that arises as a consequence of such termination;
(7)    fail to prepare and timely file all material Tax Returns with respect to any Acquired Company required to be filed during such period or fail to timely withhold and remit any material Taxes with respect to any Acquired Company (taking into account any proper extension); fail to continue to pay estimated Taxes in accordance with, and in amounts consistent with, its prior practice; make or rescind any material election relating to Taxes; file an amended Tax Return; settle or compromise any material Proceeding or other similar controversy relating to Taxes; enter into any closing agreement with any Governmental Authority; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or make any material change to any of its methods of reporting income or deductions for Tax purposes;
(8)    (A) adopt or change any material accounting method or principle used by any Acquired Company, except as required under GAAP or the Code or (B) change any annual accounting period;
(9)    except for changes in its Ordinary Course of Business or as required by Applicable Law, (A) adopt, enter into, amend or terminate any bonus, profit sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan, (B)  enter into or amend any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment or employment subject to termination upon not more than 90 days’ notice by any Acquired Company without any additional obligation (including payment obligations) of such Acquired Company that arises as a consequence of such termination, (C) increase any compensation or fringe benefit of any director, officer, management‑level employee or any other employee whose annual compensation is or would be in excess of $200,000, or pay any benefit to any director, officer, management‑level employee or any other employee whose annual compensation is or would be in excess of $200,000, other than pursuant to a then existing Plan and in amounts consistent with past practice, (D) grant any award to any director, officer or management‑level employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder) or (E) enter into or amend any collective bargaining agreement;
(10)    amend or change, or authorize any amendment or change to, any of its Organizational Documents;
(11)    enter into any Contract with any Affiliate (other than any Contract (A) necessary to consummate the transactions contemplated by this Agreement or (B) with employees as permitted under Section 5.2(b)(9), above);
(12)    settle any criminal Proceeding, or any other Proceeding for an amount in excess of $250,000 or which would involve a non-monetary remedy that is material to the Business; or
(13)    commit or agree to do any of the foregoing.
(b)    Certain Permitted Actions. Notwithstanding Section 5.2(a), (i) nothing in this Section 5.2 requires that any Acquired Company make any capital expenditure and (ii) this Agreement will not prevent or otherwise restrict any Acquired Company from doing any of the following:
(1)    facilitate the removal from the Real Property by one or more Sellers the items listed on Schedule 5.2(b)(1);
(2)    take or refrain from any action, to the extent expressly required by the terms of this Agreement; or
(3)    take any action described on Schedule 5.2(b)(3).
5.3    Pre-Closing Conduct of Buyer. Except as expressly contemplated herein or as otherwise consented to in writing by the Company (which consent will not be unreasonably withheld or delayed), from the execution and delivery of this Agreement through Closing, Buyer will, and will cause each its Affiliates to, conduct its business in its Ordinary Course of Business, except that neither Buyer nor any of its Affiliates will take any of the actions set forth on Schedule 5.3 or do any of the following:

(a)    acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or otherwise enter into any agreement, if such acquisition or the entering into such agreement could reasonably be expected to (1) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization or order from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (2) increase the risk of not being able to remove any such order on appeal or otherwise or (3) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement; or
(b)    any action that would reasonably be expected to materially interfere with Buyer’s ability to make available as of the Merger Effective Time funds sufficient for the satisfaction of all of Buyer’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and expenses.
5.4    Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as another Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent this Agreement otherwise allocates such expense to any other Person.
5.5    Access to Information.
(a)    Pre-Closing Access for Buyer. From the Signing Date through Closing, subject to the Confidentiality Agreement and the Company’s reasonable confidentiality precautions, including those based on the confidential nature of this Agreement and the transactions contemplated herein, the Company will permit (and will cause the Company Subsidiaries to permit) Buyer and Buyer’s representatives to have reasonable access during normal business hours and upon reasonable notice from Buyer, to the facilities, books and records of each Acquired Company for the opportunity to prepare for Closing and identify actions that will be necessary or desirable to transition ownership of the Acquired Companies to Buyer, including ordering title insurance commitments or reports, Phase I environmental site assessments and surveys. Buyer and Buyer’s representatives will conduct such investigation in a manner that does not unreasonably interfere with the operations of any Acquired Company.
(b)    Post-Closing Access for Sellers. Throughout the seven-year period after Closing, subject to each Seller’s written agreement to Buyer’s reasonable confidentiality precautions, which written agreement shall be a condition to the grant of any access under this Section 5.5(b), Buyer will, during normal business hours and upon reasonable notice from such Seller: (1) cause such Seller and such Seller’s representatives (including Sellers’ Representative) to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of each Acquired Company and its applicable Affiliates with respect to periods ending on or before the end of the Straddle Period, in each case to the extent necessary or reasonably desirable to (A) defend or pursue any Proceeding, (B) prepare or audit financial statements, (C) prepare or file Tax Returns or (D) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (2) permit any Seller and such Seller’s representatives to make copies of such books and records for the foregoing purposes, at such Seller’s expense.
5.6    Confidentiality and Publicity.
(a)    Confidentiality Agreement. Subject to the other terms of this Section 5.6, the Confidentiality Agreement, dated August 29, 2014, between Buyer and the Company (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms until the conclusion of Closing, at which time the Confidentiality Agreement automatically will be terminated.
(b)    Publicity. Except as stated in this Section 5.6(b), from the date hereof through the Closing Date, each Party will not, and each Party will cause each of its Affiliates not to (and the Company shall not permit any Seller to), make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of each Party (which approval shall not be unreasonably withheld, conditioned or delayed), unless, in the judgment of the Company or Buyer, as applicable, public disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange on which Buyer lists securities, provided that, to the extent required by Applicable Law or the applicable rules of any such exchange, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with Applicable Law to consult with the other Party with respect to the text thereof. Each Party (other than the Sellers’ Representative) will cooperate with each other (to the extent requested) in issuing, promptly after the execution of this Agreement and promptly after the Closing, joint press releases with mutually agreed upon text that announces the transactions contemplated herein generally (but which will not disclose the identity of any Shareholder). Notwithstanding anything herein to the contrary, (1) each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure (as such terms are used in Code Section 6011) of the transactions contemplated hereby; provided that such disclosure may not be made prior to public announcement of the execution of this Agreement (provided this authorization is not intended to permit disclosure of any information to the extent not related to the transaction’s Tax treatment or Tax structure), and (2) the Company or Buyer may respond to questions from analysts or news reporters to the extent that such responses are consistent with public releases or announcements previously disclosed in accordance with this Section 5.6(b). Notwithstanding anything in this Agreement to the contrary, following Closing and the public announcement (if any) of the Merger, the Sellers’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Sellers’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.
5.7    Employee Matters.
(a)    Compensation. Until June 30, 2017 (the “Continuation Period”), Buyer shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide to each individual who, immediately prior to the Merger Effective Time is an employee of an Acquired Company, including any individual on short-term or long-term disability leave immediately prior to the Merger Effective Time (i) at least the same salary or hourly wage rate provided to such employee immediately prior to the Merger Effective Time, (ii) at least the same short-term (annual or more frequent) bonus or commission opportunity provided to such employee immediately prior to the Merger Effective Time and (iii) other compensation and benefits (excluding equity and equity-based awards and wellness programs and incentives, which will remain discretionary) that are no less favorable in the aggregate as those provided to such employee under the compensation and benefit plans, programs, policies, agreements and arrangements of the Acquired Companies in effect immediately prior to the Merger Effective Time (subsections (a)(i), (a)(ii), and (a)(iii) being collectively referred to as “Comparable Benefits”). For avoidance of doubt, in no event shall wellness programs or incentives, whether provided in connection with or outside of a group health plan, be considered a Comparable Benefit that must be maintained during the Continuation Period. Notwithstanding Section 5.7(b), Buyer shall maintain full discretion as to whether to provide such Comparable Benefits under Company Plans or plans or arrangements of Buyer or its Affiliates. Notwithstanding anything to the contrary set forth herein, after the Merger Effective Time, nothing herein shall preclude the Surviving Corporation from terminating the employment of any employee for any lawful reason; provided that Comparable Benefits shall not be provided following termination of employment except to the extent required by COBRA or by Schedule 5.7(a). Except as provided in Schedule 5.7(a), all severance and change in control benefits to be provided for eligible employees terminated after the Merger Effective Time but during the Continuation Period shall be as provided according to Schedule 5.7(a), subject to the terms of any applicable Buyer Plan effective immediately after the Merger Effective Time or, if more favorable with respect to severance only (but not change in control), the terms of the employee’s employment agreement.
(b)    Company Plans. Prior to the Closing, the applicable Acquired Company shall adopt resolutions to terminate the MOM Brands Profit-Sharing and Savings Plan, and any other Company Plan that Buyer so designates in writing to the Company within a reasonable period of time prior to the Closing Date, effective on or prior to the Closing Date. Prior to the Closing, the applicable Acquired Company shall terminate the Company Long Term Incentive Plan, restated effective November 15, 2011, and all aggregated arrangements, including but not limited to the Malt-O-Meal Company Deferred Performance Appreciation Rights Plan, and (i)  take any and all action necessary to fully vest accounts thereunder effective immediately prior to or upon Closing and (ii) provide for payment of all amounts accrued under the Company Long Term Incentive Plan, including the cash-out of PSRs as provided in Section 1.14 and the satisfaction of outstanding obligations under the Deferred Performance Appreciation Rights Plan, including but not limited to those pertaining to John Lettman, with such payments being made shortly after Closing, with such actions done in a manner that complies with Code Section 409A. The applicable Acquired Company shall take any and all action necessary to ensure that non-vested restricted stock awards made to Christopher Neugent become fully vested in accordance with their terms upon Closing.
(c)    Continuation of Benefits. For all purposes under any Plans of Buyer, the Surviving Corporation and their respective Affiliates, each Acquired Company employee shall receive full credit for such employee’s years of service with the Acquired Companies before the Merger Effective Time (including predecessor or acquired entities or any other entities for which any Acquired Company has given credit for prior service), but only to the extent the Acquired Company employee is eligible to participate under the terms of such Plan after the Merger Effective Time, and except to the extent such credit would result in a duplication of accrual of benefits. In addition, where applicable, and without limiting the generality of the foregoing: (i) each employee of any Acquired Company as of the Merger Effective Time shall not be subject to any waiting periods of any Plans of Buyer to the extent such waiting time was satisfied under a similar or comparable Company Plan in which such employee participated immediately before the Merger Effective Time (such comparable Company Plans, collectively, the “Old Plans”), (ii) Buyer shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each Plan of Buyer to be waived or satisfied for each employee of any Acquired Company and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Merger Effective Time and (iii) Buyer shall cause all eligible expenses incurred by each employee of any Acquired Company and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding Plan of Buyer begins to be taken into account under such Plan of Buyer for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year; in each case if and to the extent Buyer determines it will provide such benefits under Plans of Buyer rather than Company Plans, as permitted by Section 5.7(a). Nothing herein shall require eligibility for any particular Plan of Buyer, including any defined benefit pension plan or retiree medical plan.
(d)    Community. During the Continuation Period, Buyer will (1) cause the headquarters for the Company’s Business to remain at all times at the current Lakeville, Minnesota headquarters, and (2) make, or cause its Affiliates to make, charitable contributions in amounts substantially similar to those listed in Schedule 5.7(d) at such time or times during the Continuation Period as Buyer shall determine in its sole discretion.
(e)    No Amendment of Benefits nor Third Party Beneficiary. No provision of this Section 5.7 shall create any third-party beneficiary rights in any Person, including employees or former employees (including any beneficiary or dependent thereof) of an Acquired Company, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Section 5.7, shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan. Further, nothing herein shall, or shall be deemed, to amend any Plans.
(f)    Certain Covenants, Employee Matters. Promptly following the execution of this Agreement and prior to Closing, the applicable Acquired Company shall engage, at its sole expense, Towers Watson, or another neutral, third-party actuary mutually agreed upon by Buyer and the Company (the “Actuary”), to perform a valuation to determine the actuarial present value, as of the Closing Date, of the expense of providing group medical coverage to the “grandfathered” retirees and their families (as set forth in Item 58 on Schedule 3.15(a)), until such retirees’ deaths and in the case of retirees’ covered spouses or dependents, the deaths of such retirees’ covered spouses or dependents, as applicable. The assumptions upon which such actuarial valuation are to be based shall be set forth in writing and presented to Buyer prior to the commencement of such actuarial valuation and shall be subject to the prior written approval of Buyer, and such approval shall not be unreasonably withheld. The applicable Acquired Company shall present the Actuary’s valuation to Buyer prior to Closing, but in no event later than 30 days prior to Closing, and the actuarial present value shall be a Transaction Expense under this Agreement.
5.8    Exculpation and Indemnification of Directors and Officers. Throughout the six‑year period after the Closing Date, Buyer will prevent the amendment, repeal or modification of any provision in any Organizational Document of any Acquired Company relating to exculpation or indemnification for acts or omissions occurring on or before the Closing Date of its officers and directors holding office before the Merger Effective Time (except to the extent required by Applicable Law), it being the intent of the Parties that such officers and directors will continue to be entitled to such exculpation and indemnification for such acts or omissions to the greatest extent permitted under Applicable Law. Prior to the Closing Date, the Company shall obtain, at the expense of the Company (which shall be a Transaction Expense), “tail” policies in respect of existing policies of directors’ and officers’ liability insurance maintained by the Company, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Merger Effective Time for all Persons who were officers or directors of any Acquired Company on or prior to the Merger Effective Time. Buyer’s obligations under this Section 5.8 will not be terminated or modified in a manner that adversely affects any Person to whom this Section 5.8 relates with respect to acts or omissions occurring on or before the Closing Date without the consent of such affected Person (it being expressly agreed that each such Person to whom this Section 5.8 relates will be a third-party beneficiary of this Section 5.8).
5.9    Certain Tax Matters.
(a)    Pre-Closing Tax Period Taxes. Buyer will cause to be prepared, and Buyer will cause the Surviving Corporation to file, all Tax Returns for each Acquired Company for all periods ending on or prior to the Closing Date and which are due after the Closing Date. Prior to the Closing Date the Company shall engage Deloitte Tax LLP (“Deloitte”) to prepare such returns. The cost of the preparation of the Income Tax Tax Returns will be a Transaction Expense. All Tax Returns prepared pursuant to this Section 5.9(a) will be prepared in accordance with past practices of the Acquired Companies to the extent consistent with Applicable Law (except that the Transaction Deductions will be utilized to the maximum extent possible under Applicable Law). Buyer will deliver such completed, but unfiled, Tax Returns to the Sellers’ Representative for its review comment, and approval at least 30 days prior to the date targeted by the Company to file such Tax Returns, which date will be no later than the due date for such Tax Returns (taking into account any extensions obtained by the Company or an Acquired Company). Buyer and Sellers’ Representative shall consult with each other and cooperate in good faith to resolve any timely-raised issues raised by the Sellers’ Representative as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible. In the event that Buyer and the Seller’s Representative are unable to agree on any timely-raised issues raised by Buyer as a result of the review of such Tax Returns, such issues will be finally resolved in writing by the Arbitrator pursuant to Section 2.4(c).
(b)    Preparation of Tax Returns. With respect to the preparation of Tax Returns, Buyer, the Company and Sellers’ Representative agree that (1) all Transaction Deductions will be treated as properly allocable to the taxable period or portion thereof ending on or before the Closing Date and will be included as deductions on the Tax Returns of the relevant Acquired Company for such period to the maximum extent permitted by Applicable Law, (2) Sellers’ Representative, in consultation with Buyer, will determine the amount of Transaction Deductions and (3) the Acquired Companies’ past practices will be considered not to preclude the deduction of the Transaction Deductions to the maximum extent permitted by Applicable Law. “Transaction Deductions” means all items of loss, deduction or credit resulting from or attributable to (A) payments in respect of Options and PSRs as contemplated by this Agreement, (B) the repayment of Indebtedness at Closing or as contemplated by this Agreement, (C) any payment in the nature of compensation for U.S. federal Income Tax purposes to employees of any Acquired Company upon consummation of or in connection with the transactions contemplated hereby and (D) payment of legal, financial advisory, accounting and other fees and expenses of any Acquired Company in connection with the transactions contemplated hereby, including the Transaction Expenses, except to the extent that Sellers’ Representative and Buyer determine that such fees and expenses are not properly deductible. The Transaction Deductions will be computed consistent with the safe harbor for treating success-based fees pursuant to Revenue Procedure 2011‑29, 2011‑18 I.R.B. 746 in lieu of maintaining the documentation required by Treasury Regulations section 1.263(a)‑5(f).
(c)    Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to any Acquired Company, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested) and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.
(d)    Transfer Taxes. Notwithstanding the other terms of this Section 5.9, Buyer will pay all Transfer Taxes, provided that (A) any Transfer Taxes imposed with respect to the Pre-Closing Reorganization will be treated as Pre-Closing Taxes hereunder, and (B) 1/2 of all Transfer Taxes with respect to the Merger will be treated as Pre-Closing Taxes hereunder. The Parties will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating to such Transfer Taxes.
(e)    Amending Tax Returns. Buyer will not, and Buyer will cause its Affiliates (including any Acquired Company) not to, (1) amend any Tax Return of any Acquired Company relating to the Pre-Closing Tax Period, or (2) compromise or settle any Tax liability with respect to any Pre-Closing Tax Period, in each case without Sellers’ Representative’s written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(f)    338(h)(10) Election. All of the Shareholders and Buyer will, and if applicable each will cause its relevant Affiliates to, jointly make a timely and irrevocable election under section 338(h)(10) of the Code and, if permissible (including after Closing), similar elections under any applicable state, local or non-U.S. Income Tax laws with respect to the acquisition hereunder of the Company (the “338(h)(10) Election”). The Company shall not, and shall not permit the Shareholders or any other Person to, before Closing, (1) revoke the Company’s election to be taxed as an S corporation within the meaning of sections 1361 and 1362 of the Code or (2) take or permit or fail to prevent any action that would result in the termination of the Company’s status as a validly existing S corporation within the meaning of sections 1361 and 1362 of the Code. Each of the Shareholders has delivered a duly executed 338(h)(10) Election Form to the Company and the Company shall deliver all such duly executed 338(h)(10) Election Forms to Buyer as provided in Section 5.18. Buyer will deliver at Closing a duly executed IRS Form 8023 that reflects the 338(h)(10) Election. Between the Signing Date and the Closing Date, the Company shall not permit any Shareholder to transfer his, her or its Shares to any other Person unless such transfer is approved in advance by Buyer in writing and unless the approved transferee delivers to Buyer a 338(h)(10) Election Form at the time of any such approved transfer. Throughout the one‑year period following the Closing Date, Buyer will not take or permit or fail to prevent any action involving Buyer or any Acquired Company, by way of merger, liquidation, sale of assets or other transaction, that has the effect of invalidating the 338(h)(10) Election.
(g)    Composite Tax Returns. To the extent permitted by Applicable Law, Buyer, on behalf of the Company, agrees to file composite Income Tax Tax Returns covering all eligible Sellers in all states where the Company will file an Income Tax Tax Return for any Pre-Closing Tax Period (the “Composite Tax Returns”).  Composite Tax Returns for periods ending on or before the Closing Date shall be prepared by Deloitte in accordance with the procedures in Section 5.9(a) and the costs and expenses of such preparation shall be a Transaction Expense; any other Composite Tax Return which includes any of the Sellers shall be prepared by Buyer. Sellers have been advised that the Company will be required to pay the Income Tax as shown due for each Seller participating in any Composite Tax Return.  Buyer shall not be required to allow any Seller to participate in any Composite Tax Return unless such Seller has paid or causes to be paid to the applicable Acquired Company, at or prior to the time for filing such Composite Tax Return, an amount equal to such Seller’s share of the Income Tax liability reflected on such Composite Tax Return and provides all required consents and other documentation required for the Company to file a Composite Tax Return on behalf of such Seller in any state or other jurisdiction.
5.10    Exclusivity. From the date hereof until the Closing Date, the Company shall not, and it shall not permit any Company Subsidiary or any of its or their respective directors, officers, employees, representatives or agents to, directly or indirectly (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any material assets of any Acquired Company (other than in its Ordinary Course of Business) or any capital stock or other equity interests of any Acquired Company (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any Acquired Company in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall, and it shall cause the Company Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and Merger Sub) conducted heretofore with respect to any of the foregoing.
5.11    Notice of Events. The Company shall keep Buyer reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax, criminal or regulatory investigation or action involving any Acquired Company, other than in each case ordinary course events, discussions, notices and changes which are not material to any of the Acquired Companies, and shall reasonably cooperate with Buyer and its Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to the Acquired Companies that might arise from such investigation or action (including by reviewing written submissions in advance and coordinating and providing assistance in meetings with regulators). Buyer shall notify the Company and the Sellers’ Representative in writing promptly upon Buyer’s or Merger Sub’s discovery of any information on or prior to the Merger Effective Time which causes (or would be reasonably likely to cause) the failure of the conditions set forth in Sections 7.2(a) or 7.2(b) to be satisfied. The Company shall notify Buyer in writing promptly upon any Acquired Company’s discovery of any information on or prior to the Merger Effective Time which causes (or would be reasonably likely to cause) the failure of the conditions set forth in Sections 7.1(a), 7.1(b) or 7.1(c) to be satisfied. This Section 5.11 shall not constitute a covenant or agreement for purposes of Sections 7.1(b) or 7.2(b).
5.12    Financial Information.
(a)    Within 20 days after the end of each fiscal month, the Company shall deliver to Buyer and Merger Sub an unaudited consolidated balance sheet of the Acquired Companies as of the end of the most recently completed fiscal month and unaudited consolidated statements of earnings and comprehensive income of the Acquired Companies for the most recently completed fiscal month and for the period from the first day of such fiscal year to the end of the most recently completed fiscal month in such fiscal year.
(b)     The Company shall use commercially reasonable efforts to cause to be delivered to Buyer:
(1)    no later than February 28, 2015, audited consolidated financial statements of the Company consisting of a consolidated, audited balance sheet as of December 27, 2014 and consolidated, audited statements of income, comprehensive income, cash flows and stockholders’ equity for the fiscal year ended December 27, 2014 (collectively, the “2014 Annual Financial Statements”); and
(2)    thereafter, within 40 days after the end of each fiscal quarter of the Company commencing with the fiscal quarter ended March 28, 2015, the unaudited consolidated balance sheet of the Company as of the last day of such fiscal quarter and related statements of income, comprehensive income, shareholders’ equity and cash flows of the Company on a consolidated basis (including the accompanying notes to the foregoing financial statements) as of and for the period between December 27, 2014 and the last day of such fiscal quarter and for the corresponding period of the fiscal year ended December 27, 2014.
(c)    The Company shall use commercially reasonable efforts to cause the accounting firm responsible for auditing the 2014 Annual Financial Statements to deliver the 2014 Annual Financial Statements within the time period described in clause (b)(1) of this Section 5.12 and shall provide such assistance as is reasonably necessary for the accounting firm responsible for auditing the 2014 Annual Financial Statements and reviewing the interim period financial statements described in clause (b)(2) of this Section 5.12 to perform any such audits or review as provided for in this Section 5.12 within the time periods specified herein, including the execution and delivery of reasonable and customary representation letters to any such accounting firm (if and to the extent required by any such accounting firm). The Company shall keep Buyer informed as to the status of the 2014 Annual Financial Statements and the interim period financial statements described in clause (b)(2) of this Section 5.12 and the expected timing for the delivery thereof, and the Company also shall cooperate with Buyer and provide such information, or reasonable access thereto, with respect to the Company as may be reasonably requested by Buyer to permit Buyer to prepare pro forma financial information in connection with the transactions contemplated hereby, including any financing thereof.

(d)    The interim period financial statements described in clause (b)(2) of this Section 5.12 shall be reviewed in accordance with auditing standards generally accepted in the United States of America by the Company’s independent auditors or another accounting firm of national standing reasonably acceptable to Buyer. The 2014 Annual Financial Statements and the interim period financial statements described in clause (b)(2) of this Section 5.12 shall be in a form that will enable the independent auditors of the Company to render a customary “comfort letter” (including customary “negative assurances”). The interim period financial statements described in clause (b)(2) of this Section 5.12 shall be prepared in a manner consistent with the financial statements and related notes contained in the 2014 Annual Financial Statements, but need not include year-end adjustments.
5.13    Financing.
(a)    Each of Buyer and Merger Sub shall use its commercially reasonable efforts to arrange and obtain the Debt Financing at Closing on the terms and conditions, when taken as a whole (including the “flex” provisions), described in the Debt Commitment Letter and to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, or in Buyer’s good faith judgment proper or advisable in connection therewith, including using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof until the transactions contemplated by this Agreement are consummated or this Agreement is terminated, (ii) satisfy all conditions and covenants applicable to Buyer and Merger Sub in the Debt Commitment Letter and otherwise comply with their respective obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions consistent in all material respects with the terms and conditions of the Debt Commitment Letter, and (iv) consummate the Debt Financing at or prior to Closing. Without limiting the generality of the foregoing, Buyer and Merger Sub shall give the Company prompt notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter or definitive document related to the Debt Financing of which Buyer or Merger Sub becomes aware; (B) of the receipt of any written notice or other written communication from any party to the Debt Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing; and (C) if for any reason Buyer or Merger Sub believes in good faith that it is reasonably likely that they will fail to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing. Unless this Agreement has terminated, Buyer and Merger Sub shall not, without the prior written consent of the Company, enter into any amendment or modification to, replacement of, or grant any waiver of any provision or remedy under, or exercise its right to terminate any commitment under, the Debt Commitment Letter, if such amendment, modification, replacement, waiver or termination would or would reasonably be expected to impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (x) adversely affect the ability or likelihood of Buyer or Merger Sub to timely consummate the transactions contemplated by this Agreement, or (y) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur. As soon as reasonably practicable, but in any event within three (3) Business Days after the date the Company delivers to Buyer or Merger Sub a written request, Buyer and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) above. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter, Buyer shall use its commercially reasonable efforts to arrange and obtain alternative financing from alternative sources (the “Alternative Financing”) on terms not materially less favorable when taken as a whole, together with other sources of funds available to Buyer, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. In the event that Alternative Financing is arranged in accordance with this Section 5.14(a), the term “Debt Commitment Letter” shall mean the commitment letter and term sheet for such Alternative Financing (as amended, replaced, supplemented or modified in accordance with this Section 5.14(a)). In the event that Alternative Financing shall be obtained pursuant to this Section 5.14(a), the Parties (other than the Sellers’ Representative) shall comply with the covenants in this Section 5.14(a) with respect to such Alternative Financing mutatis mutandis. Buyer shall furnish correct and complete copies of all definitive agreements relating to the Alternative Financing to the Company promptly upon their execution (redacted in a customary manner). Buyer shall use its commercially reasonable efforts to keep the Company informed on a reasonably current basis in reasonable detail of all material activity concerning the status of its efforts to obtain Alternative Financing and to consummate Debt Financing, including any Alternative Financing. For the avoidance of doubt, nothing contained in this Agreement shall require or cause Buyer or Merger Sub to bring any action, suit or claim against any Financing Source.
(b)    Prior to the Closing Date, the Company shall, and shall cause each Company Subsidiary to, use its and their commercially reasonable efforts to cause their respective accountants, consultants, legal counsel, officers and employees to use their commercially reasonable efforts to, provide to Buyer and Merger Sub (at Buyer’s sole expense, unless otherwise deemed to be a Transaction Expense hereunder) all cooperation reasonably requested by Buyer in connection with the arrangement of the financing set forth in the Debt Commitment Letter (together with the offering or private placement of debt securities contemplated thereby and the engagement letters referred to therein (the “Debt Financing”)), including any equity financing contemplated by the Debt Commitment Letter, including using commercially reasonable efforts to (i) cause, upon reasonable advance notice by Buyer and on a reasonable number of occasions, appropriate officers and employees of the Acquired Companies to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and to assist with the preparation of materials for rating agency presentations, offering documents, roadshow presentations, private placement memoranda, offering memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing or any equity financing contemplated by the Debt Commitment Letter and otherwise assist in the marketing efforts related to the Debt Financing or any equity financing contemplated by the Debt Commitment Letter, (ii) provide its accountants with appropriate representations in connection with the preparation of, and furnish Buyer and Merger Sub and their Financing Sources as promptly as practical with, financial and other pertinent information regarding the Acquired Companies as may be reasonably requested by Buyer and that is customary to be included about a company to be acquired by an issuer in an offering document relating to an underwritten offering of high-yield debt securities under Rule 144A of the Securities Act (including the Required Financial Information) but excluding the information required by Rules 3-10 and 3-16 of Regulation S-X and compensation discussion and analysis, (iii) before the Closing Date, provide appropriate representations in connection with the preparation of financial statements and other financial data of the Acquired Companies and obtain accountants’ consents in connection with the use of the Acquired Companies’ financial statements in offering documents, prospectuses and similar documents which are filed with the SEC; (iv) obtain customary accountants’ comfort letters on the Required Financial Information (including “negative assurance” comfort on any pro forma or other financial data referenced above), legal opinions, surveys and title insurance as reasonably requested by Buyer; (v) execute and deliver, effective as of the Merger Effective Time and on the Closing Date, one or more credit or other agreements on terms satisfactory to Buyer in connection with the Debt Financing as well as any guaranty, pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer (including a certificate of the chief financial officer of any Acquired Company with respect to solvency matters) and otherwise reasonably facilitate the pledging of collateral and take all necessary corporate or other entity actions to facilitate all of the foregoing (it being understood that no Acquired Company shall be required to execute any Contracts that would be effective prior to the Merger Effective Time), (vi) at least five days prior to the Closing Date, provide all documentation and other information about the Acquired Companies as is reasonably requested in writing by Buyer with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; (vii) arrange for the repayment on the Closing Date of all of the Acquired Companies’ existing secured bank and unsecured notes facilities from the proceeds of the Debt Financing contemplated hereby, including by providing the lenders and holders of notes thereunder with such notices of the transactions contemplated hereby and the closing thereof as may be required under such facilities (subject to the occurrence of the Closing, to the extent that such condition is permissible under the applicable facilities), by obtaining customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered on the Closing Date; (viii) obtain any authorization or consent from the Acquired Companies or any of their respective representatives reasonably necessary or required in connection with the financing; (ix) obtain any authorization or consent from the Acquired Companies or any of their respective representatives reasonably necessary or required in connection with the financing, including (A) customary authorization letters to the lenders and agents in respect of any bank financing authorizing the distribution of information to prospective lenders and containing a representation to such Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Acquired Companies and (B) consent from the Acquired Companies’ independent auditors to the inclusion of their report or the financial statements in any offering document or registration statement or prospectus; and (ix) assist Buyer in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter. The Company hereby consents to the use of the Acquired Companies logos in connection with the Debt Financing or any equity financing contemplated by the Debt Commitment Letter in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage any of the Acquired Companies or the reputation or goodwill of any of the Acquired Companies. In connection with any offering document, prospectus or similar documents prepared by Buyer and used to market any debt or equity securities contemplated pursuant to the Debt Commitment Letter prior to Closing, the Company will, upon request of Buyer, use its reasonable efforts to periodically update any Required Financial Information included in such offering document, prospectus or similar document so that Buyer may ensure that such Required Financial Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading. The Company shall, and it shall cause the Company Subsidiaries to, keep confidential the terms and conditions of the Debt Commitment Letter and the Debt Financing and any equity financing contemplated by the Debt Commitment Letter. The Company shall not be required, under the provisions of this Section 5.13(b) or otherwise in connection with the Debt Commitment Letter (x) to pay any commitment or other similar fee prior to the Merger Effective Time or (y) to incur any expense unless such expense is reimbursed by Buyer on the earlier of the Merger Effective Time or termination of this Agreement in accordance herewith. Notwithstanding the foregoing, no obligation of the Company under any certificate, document or instrument delivered in connection with the Debt Financing shall be effective until the Merger Effective Time and the Company shall not be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing.
(c)    Buyer shall indemnify and hold harmless the Acquired Companies and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the financing contemplated by the Debt Commitment Letter (other than to the extent such losses arise from the gross negligence of, or willful breach of a representation or covenant herein of the Acquired Companies by, any of the Acquired Companies). Whether or not the Merger Effective Time occurs, Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable documented out-of-pocket expenses incurred by the Company in connection with Section 5.13(b), including reasonable legal fees, reasonable accounting fees and other reasonable fees and expenses, but excluding expenses otherwise deemed to be Transaction Expenses hereunder. Notwithstanding the foregoing, if the Company shall in good faith reasonably believe that it has delivered the Required Financial Information, it may deliver to Buyer a written notice to that effect, in which case the Required Financing Information shall be deemed to have been delivered on the date such notice is received by Buyer, and the Marketing Period shall be deemed to have commenced on the date such notice is received by Buyer, in each case, unless Buyer in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days after the receipt of such notice from the Company, Buyer delivers a written notice to the Company to that effect (stating with reasonable specificity the Required Financing Information that has not been delivered).
5.14    Certain Affiliate Agreements. Prior to the Closing, the Company shall take all action required to terminate the Share Purchase Agreements and other Contracts between any Seller in its capacity as a shareholder and the Company relating to such Seller’s equity interests in the Company.
5.15    Pre-Closing Reorganization. No later than as of the end of the Business Day immediately preceding the Closing Date, the Company shall, in accordance with Applicable Law (including as applicable the MBCA), merge each of MOM Brands Enterprises, LLC, MOM Brands DISC, Inc. and MOM Brands de México, S. de R.L. de C.V. with and into the Company, with the Company being the surviving entity in such mergers (the “Pre-Closing Reorganizations”). The Company shall keep Buyer informed on a reasonably current basis (and at any time upon Buyer’s reasonable request) in reasonable detail of the status of the Pre-Closing Reorganizations.
5.16    Title Commitments, Title Policies and Zoning Letters. The Company shall use commercially reasonable efforts to cooperate with Buyer in obtaining, with respect to each parcel of Owned Real Property as desired by Buyer (a) ALTA or other form of title commitment for owner’s, and/or lender’s policies (if applicable) of title insurance (each, a “Title Commitment”) prepared by a national title insurance company acceptable to Buyer (“Title Company”) committing to issue the Title Policies, and (b) at Buyer’s cost, current certified ALTA/ACSM or other on-the-ground, staked, boundary survey maps of the Owned Real Property, or any portion thereof, prepared by surveyors reasonably acceptable to Buyer and reflecting the matters disclosed on the Title Commitment related thereto, if desired by Buyer. The Company shall cooperate with Buyer’s efforts to obtain, at Buyer’s cost, letters from the appropriate Governmental Authority in the locations where each parcel of Real Property is located certifying zoning compliance of such Real Property, as applicable. The Company shall deliver at the Closing an owner’s affidavit of title with respect to each parcel of Owned Real Property, in form and substance reasonably required by Title Company, non-imputation affidavit “no-change” affidavit for survey conditions, transfer declarations, and corporate authority documents reasonably required by Title Company to issue at Closing 2006 ALTA owner’s, and lender’s policies of title insurance (extended coverage policies, including mechanic’s lien coverage) on the Owned Real Property as requested by Buyer, including such endorsements (and non-imputation coverage) reasonably required by Buyer and obtained at Buyer’s cost (each a “Title Policy” and collectively the “Title Policies”). The Company shall also cooperate fully with Buyer to satisfy or accomplish all requirements of policy issuance required by Title Company and to eliminate such exceptions from the Title Policies as Buyer may desire eliminated.
5.17    Lease Estoppels, Landlord Lien Waivers and Non-Disturbance Agreements. The Company shall use commercially reasonable efforts to obtain and deliver to Buyer at Closing (a) certificates of estoppel in a form and substance reasonably acceptable to Buyer from each party (lessors, lessees, and sublessees, as applicable) to each Real Property Lease desired by Buyer, (b) if requested by Buyer, at Buyer’s cost, non-disturbance agreements from each lender of a landlord/lessor under each Real Property Lease in form and substance acceptable to Buyer; and (c) if required by Buyer’s lender, at Buyer’s cost, access and waiver of lien agreements, in form reasonably acceptable to such lender, from the landlords/lessors under the Real Property Leases agreeing that any trade fixtures, machinery, equipment, furniture, inventory, goods or other personal property kept at or installed in the Leased Real Property is personal property, is not to become a part of the realty no matter how affixed to it, may be removed from the Leased Real Property by such lender free and clear of any claim or lien of such landlord/lessor, and such additional matters as may reasonably be requested by such lender to protect its interest in such personal property (each an “Access Agreement”). Notwithstanding anything herein to the contrary, delivery of each Access Agreement to Buyer on or before Closing shall be deemed a deliverable under Section 6.2). In no event will “commercially reasonable efforts” be deemed to require the payment of any cash or other consideration or any other material concession by any Acquired Company.
5.18    Post-Signing Deliveries. Promptly after the signing of this Agreement by the Parties hereto (but in no event more than two Business Days thereafter), the Company shall deliver to Buyer the Shareholders’ Unanimous Written Consent, the Investor Agreements and the 338(h)(10) Election Forms, duly executed by each Shareholder. If this Agreement is terminated pursuant to Section 6.4, Buyer shall promptly return the 338(h)(10) Election Forms to the Company.
ARTICLE 6 - CLOSING, CLOSING DELIVERIES AND TERMINATION
6.1    Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. local time at such offices on the date that is the first Business Day of the fiscal month of the Company immediately following the fiscal month of the Company in which the satisfaction or written waiver of each condition to the Closing set forth in Article 7 shall have occurred (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of such conditions). Notwithstanding the immediately preceding sentence, (a) if the Marketing Period has not ended at the time of the satisfaction or written waiver of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or written waiver of those conditions), then the Closing shall occur instead on the date that is the first Business Day of the fiscal month of the Company that falls on or after the final day of the Marketing Period, and (b) in no event shall the Closing occur prior to May 1, 2015, unless Buyer and the Company otherwise agree in writing. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.” To the extent the applicable Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received. All deliveries and payments required to be made at the Closing shall be deemed to have been made simultaneously as of the Merger Effective Time, and no such deliveries or payments shall be deemed completed and no document, instrument or certificate shall be deemed to have been delivered until all such deliveries and payments are made and all documents, instruments and certificates delivered. The Closing shall be deemed to have occurred at 12:01 a.m. (central time) on the day upon which the Closing Date occurs.
6.2    Closing Deliveries by the Company. At Closing, the Company will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:
(a)    each properly completed, executed and delivered Letter of Transmittal and each accompanying stock certificate (or affidavit of lost certificate in lieu thereof), in each case that the Company received on or before the Closing Date;
(b)    the Articles of Merger, dated the Closing Date and executed by the Company;
(c)    the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director of each Acquired Company to the extent requested by Buyer in writing at least two Business Days prior to Closing, with each such resignation (or removal) being effective no later than the Closing Date;
(d)    a certificate from the Company, pursuant to Treasury Regulation Section 1.1445-2(b)(2)(i), in form and substance reasonably satisfactory to Buyer, certifying that the Company is not a foreign person;
(e)    the Escrow Agreement, dated the Closing Date and executed by Sellers’ Representative;
(f)    the Payoff Letters;
(g)    the Company Ancillary Documents and the Seller Ancillary Documents not otherwise delivered pursuant to Section 5.18 (other than any Letters of Transmittal or PSR Cancellation Agreements that the applicable parties thereto have determined not to submit until after Closing); and
(h)    the Registration Rights Agreement, dated the Closing Date and executed by any Shareholder desiring to be a party thereto and the Optionee, if Optionee desires to be a party thereto.
6.3    Closing Deliveries by Buyer and Merger Sub. At Closing, Buyer and Merger Sub will deliver, or cause to be delivered, to the Company (or as this Agreement otherwise directs), the following:
(a)payments of the Post-Closing Adjustment Escrow Amount, the Aggregate Net Closing Cash Payment Escrow Amount, the Sellers Expense Amount, the Estimated Funded Indebtedness and the Estimated Transaction Expenses pursuant to Article 2;
(b)the Articles of Merger, dated the Closing Date and executed by Merger Sub;
(c)    the Escrow Agreement, dated the Closing Date and executed by Buyer;
(d)    a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit 6.3(d), dated the Closing Date and executed by Buyer; and
(e)    the Buyer Ancillary Document.
6.4    Termination of Agreement. The sole and exclusive rights to terminate this Agreement and abandon the Merger before Closing (and the Party that has any such right) are as follows:
(a)    by mutual written consent of the Parties;

(b)    by the Company or Buyer, if Closing has not occurred on or before July 31, 2015 (the “Outside Date”); provided, however, that the Outside Date shall be extended to October 30, 2015 if all conditions to Closing set forth in Article 7 shall have been satisfied or waived (or, with respect to conditions to be satisfied at Closing, are then capable of being satisfied) as of July 31, 2015, other than the conditions set forth in Section 7.1(e) and Section 7.2(d);
(c)    by Buyer, if (1) there has been a breach, inaccuracy or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by the Company within ten Business Days of the Company’s receipt of written notice of such breach, inaccuracy or failure from Buyer, or (2) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any such conditions will not be, fulfilled by the Outside Date or, in the case of the condition set forth in Section 7.1(e), any extension thereof, provided that with respect to clause (c)(1) and (c)(2) above Buyer and Merger Sub have not waived such condition in writing; or
(d)    by the Company, if (1) there has been a breach, inaccuracy or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by Buyer within ten Business Days of Buyer’s receipt of written notice of such breach, inaccuracy or failure from the Company, or (2) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any such conditions will not be, fulfilled by the Outside Date or, in the case of the condition set forth in Section 7.2(d), any extension thereof, provided that with respect to clause (d)(1) and (d)(2) above the Company has not waived such condition in writing.
A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective without further action by any Party one Business Day after the Party seeking termination gives to each other Party written notice of such termination. Notwithstanding any term in this Section 6.4, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 6.4(a)) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party of any of its representations, warranties, covenants or agreements herein or in any Ancillary Document (and any breach by Buyer or Merger Sub will be attributed to the other solely for purposes of determining if Buyer has the right to terminate this Agreement under this Section).
6.5    Effect of Termination. If this Agreement is terminated pursuant to Section 6.4, then this Agreement will be of no further force or effect, except for the terms of Section 5.6 (entitled, “Confidentiality and Publicity”), Section 5.18 (entitled, “Post-Signing Deliveries”), Section 9.2 (entitled, “Expenses”), Section 9.5 (entitled, “Governing Law”), Section 9.6 (entitled, “Jurisdiction, Venue and Waiver of Jury Trial”), Section 9.14 (entitled, “Legal Representation”), Section 9.15 (entitled, “Sellers’ Representative and Related Matters”) and this Section 6.5. Upon any termination pursuant to Section 6.4, no Party will have any further liability or other obligation hereunder or in connection herewith, except pursuant to a Section listed in the immediately preceding sentence or for any of the following (in which case this Section 6.5 will not limit any liability or other obligation with respect thereto): (a) pre-termination fraud, provided that such fraud is of a type of which an element is intent; or (b) willful or intentional breach by such Party. For the avoidance of doubt, any breach of this Agreement by Buyer for failing to pay the Estimated Cash Merger Consideration or deliver the Stock Merger Consideration upon the terms and subject to the conditions set forth herein will be deemed an intentional breach by Buyer.

ARTICLE 7 - CONDITIONS TO OBLIGATIONS TO CLOSE
7.1    Conditions to Obligation of Buyer and Merger Sub to Close. The obligation of Buyer and Merger Sub to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived in writing by Buyer and Merger Sub, in Buyer’s and Merger Sub’s sole discretion:
(a)    Accuracy of the Company’s Representations and Warranties. (1) the representations and warranties of the Company in Article 3 (other than those in Sections 3.3(a), 3.5(i), and 3.14(a)), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, will be true and correct as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), in each case except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not had a Company Material Adverse Effect, (2) the representations and warranties of the Company in Section 3.3(a) will be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and (3) the representations and warranties of the Company in Sections 3.5(i) and 3.14(a) will be true and correct in all respects as of the Closing Date as if made on the Closing Date.
(b)    Observance and Performance by the Company. The Company will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by the Company on or before the Closing Date.
(c)    No Material Adverse Effect. Since the Signing Date, no Event will have occurred that, individually or in the aggregate with all other Events, has had a Company Material Adverse Effect.
(d)    Certificate of the Company. The Company will have delivered to Buyer a certificate from a duly authorized officer of the Company, dated the Closing Date and executed by such officer certifying the items in Section 7.1(a), 7.1(b) and 7.1(c).
(e)    HSR Act. The applicable waiting period, and any applicable extension thereof, under the HSR Act will have expired or will have been duly terminated.
(f)    Delivery of Other Items. The Company will have delivered (or caused to be delivered) to Buyer each of the other items listed in Section 6.2.
(g)    No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the Merger or the consummation of the other transactions contemplated herein.
(h)    338(h)(10) Election. The Company will have delivered to Buyer the 338(h)(10) Election Forms, duly executed by each Shareholder.
7.2    Conditions to Obligation of the Company to Close. The obligation of the Company to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived in writing by the Company, in the Company’s sole discretion:
(a)    Accuracy of Representations and Warranties. (1) the representations and warranties of Buyer and Merger Sub in Article 4 (other than those in Sections 4.3(a) and 4.4(d)(1)), disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect, will be true and correct as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), in each case except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not had a Buyer Material Adverse Effect, and (2) the representations and warranties of Buyer and Merger Sub in Sections 4.3(a) and 4.4(d)(1) will be true and correct in all material respects as of the Closing Date as if made on the Closing Date.
(b)    Observance and Performance. Buyer and Merger Sub will have each performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer or Merger Sub, as applicable, on or before the Closing Date.
(c)    Certificate. Buyer and Merger Sub will have delivered to the Company a certificate from a duly authorized officer of each of Buyer and of Merger Sub, dated the Closing Date and executed by each such officer certifying the items in Sections 7.2(a) and 7.2(b).
(d)    HSR Act. The applicable waiting period, and any applicable extension thereof, under the HSR Act will have expired or will have been duly terminated.
(e)    Delivery of Other Items. Buyer and Merger Sub will have delivered (or caused to be delivered) to the Company each of the other items listed in Section 6.3.
(f)    No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the Merger or the consummation of the other transactions contemplated herein.
(g)    Buyer Common Stock Approved for Listing. The Buyer Common Stock comprising the Stock Merger Consideration shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.
ARTICLE 8 - CERTAIN LIABILITY MATTERS
8.1    Certain Disclaimers. Except for the representations and warranties expressly set forth in Article 3, the Acquired Companies are not making and shall not be deemed to have made, any other representations or warranties, written or oral, statutory, express or implied, concerning the Shares, any Acquired Company, or the business, assets or liabilities of any Acquired Company. Except for the representations and warranties expressly set forth in Article 4, Buyer and Merger Sub are not making and shall not be deemed to have made, any other representations or warranties, written or oral, statutory, express or implied, concerning Buyer or any of its Subsidiaries, the value of any shares of Buyer common stock included in the Merger Consideration, or the business, assets or liabilities of Buyer or any of its Subsidiaries. No Seller is making and shall not be deemed to have made, any representations or warranties, written or oral, statutory, express or implied, concerning the Shares, any Acquired Company, or the business, assets or liabilities of any Acquired Company. BUYER AND MERGER SUB EACH ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3, THE ACQUIRED COMPANIES HAVE NOT MADE, AND THE ACQUIRED COMPANIES HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER AND MERGER SUB HEREBY EXPRESSLY WAIVE AND ARE NOT RELYING ON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER AND MERGER SUB EACH HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST ANY ACQUIRED COMPANY, ANY SELLER AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS HERETOFORE FURNISHED OR MADE AVAILABLE TO BUYER, MERGER SUB AND THEIR REPRESENTATIVES BY OR ON BEHALF OF ANY ACQUIRED COMPANY OR ANY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 3, NO ACQUIRED COMPANY OR SELLER IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER OR MERGER SUB WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ANY FORWARD‑LOOKING STATEMENTS (INCLUDING ANY UNDERLYING ASSUMPTION)

OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO BUYER, MERGER SUB OR THEIR REPRESENTATIVES.
8.2    Adjustment Escrow and Sellers Expense Amount.
(a)    Post-Closing Adjustment Escrow Amount. The Post-Closing Adjustment Escrow Amount will be deposited into an escrow account pursuant to Section 2.3(a) and the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit 8.2(a) with such changes reasonably requested by the Paying/Escrow Agent (the “Escrow Agreement”). Disbursements from such escrow account will occur pursuant to the applicable terms of this Agreement and the Escrow Agreement. Buyer’s only rights regarding the Post-Closing Adjustment Escrow Amount are the use of the Post-Closing Adjustment Escrow Amount as contemplated under Section 2.4 and Buyer will have no other right with respect thereto.
(b)    Sellers Expense Amount. The Sellers Expense Amount will be used and paid pursuant to the applicable terms of this Agreement or as Sellers’ Representative otherwise determines in connection with the transactions contemplated herein. The Sellers Expense Amount will be used by Sellers’ Representative only under or in connection with this Agreement and the transactions contemplated herein, and Buyer will not have any control over, or right to receive, any of the Sellers Expense Amount or any information relating thereto. Uses of the Sellers Expense Amount include (1) indemnification, payment or reimbursement of Sellers’ Representative relating hereto, (2) payment or reimbursement of expenses incurred by Sellers’ Representative relating hereto (including the conduct of any legal defense by Sellers), (3) payment or reimbursement of the fees and costs of professional advisors incurred by Sellers’ Representative relating hereto or (4) satisfying any obligation among any of Sellers. The Sellers will not receive any interest or earnings on the Sellers Expense Amount and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will not be liable for any loss of principal of the Sellers Expense Amount other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative shall disburse the balance of the Sellers Expense Amount to Paying/Escrow Agent for further distribution to the Sellers. For tax purposes, the Sellers Expense Amount shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

ARTICLE 9 - CERTAIN GENERAL TERMS AND OTHER AGREEMENTS
9.1    Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by e-mail of a .pdf document, (c) sent by United States registered or certified mail or (d) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1) if to the Company (at or before Closing) or if to any Seller (at or before Closing):

MOM Brands Company
20802 Kensington Blvd.
Lakeville, MN 55044
Attn: Christopher J. Neugent
Email: cjneugent@mombrands.com

with a copy to (which shall not constitute notice): Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 S. 7th Street Minneapolis, MN 55402 Attn: Michael A. Stanchfield Email: mike.stanchfield@FaegreBD.com
(2) if to Buyer or Merger Sub: Post Holdings, Inc. 2503 S. Hanley Road St. Louis, MO 63144 Attn: Diedre J. Gray Email: diedre.gray@postfoods.com	with a copy to (which shall not constitute notice): Lewis Rice LLC 600 Washington Ave. St. Louis, MO 63101 Attn: Tom W. Zook Email: tzook@lewisrice.com
(3) if to any Seller (after Closing) or to Sellers’ Representative:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attn: Managing Director
Facsimile: (303) 623-0294
Telephone: (303) 648-4085
Email: deals@srsacquiom.com
with a copy to (which shall not constitute notice): Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 S. 7th Street Minneapolis, MN 55402 Attn: Michael A. Stanchfield Email: mike.stanchfield@FaegreBD.com
Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by e-mail, upon confirmation of transmission, (C) if so sent by mail, three Business Days after mailing, or (D) if so sent by overnight delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner. After the Closing, any such notice or other communication given to Sellers’ Representative will constitute giving such notice or other communication to all Sellers.
9.2    Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein. “Transaction Expenses” means (i) any expense incurred prior to Closing of any Acquired Company in connection with or as a result of the transactions contemplated herein, including attorneys’, accountants’, investment bankers’ and other professionals’ and third parties’ fees and expenses and any severance, termination, bonus, change in control or other similar employee benefit obligation arising as a result of the consummation of any such transactions (including the employer portion of any payroll Taxes attributable thereto), and (ii) the items and expenses listed in Schedule 9.2.
9.3    Interpretation; Construction. In this Agreement:

(a)    the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;
(b)    the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);
(c)    terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;
(d)    unless expressly stated herein to the contrary, reference to any document means such document as amended or modified in accordance with the terms thereof;
(e)    unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;
(f)    the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;
(g)    “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;
(h)    unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other similar attachment thereto;
(i)    unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;
(j)    all dollar amounts are expressed in United States dollars and will be paid in cash by wire transfer of immediately available funds (unless expressly stated herein to the contrary) in United States currency;
(k)    when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;
(l)    with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;
(m)    the phrase “the date hereof” means the Signing Date, as stated in the first paragraph hereof;
(n)    for any reference in Article 3 to an item having been provided to Buyer or Merger Sub, such item will be deemed to have been so provided if such item was made available to Buyer, at least two days before the Signing Date, on the datasite hosted by Intralinks, Inc. and used by the Parties before the Signing Date (however, the foregoing is not the exclusive means by which an item may have been provided); and
(o)    the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and, if applicable, each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

9.4    Parties in Interest; Third Party Beneficiaries. Except for the Sellers, each of whom is a third party beneficiary hereof solely with respect to their rights to receive their respective portion of the Merger Consideration from and after the Merger Effective Time, and except for the Persons referred to in Section 5.8, and except that the Financing Sources shall be third party beneficiaries of this sentence of this Section 9.4, Section 9.5, Section 9.6, clause (ii) of Section 9.7, and Section 9.16, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied, including Section 5.7) will or is intended to confer any right or remedy under or by reason of this Agreement on any other such Person (including any employee). Without limiting the generality of the foregoing, the Parties acknowledge and agree that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any employees or former employees of any of the Acquired Companies, any participant in any Company Plan, or any dependent beneficiary thereof or (ii) to continued employment with any Acquired Company.
9.5    Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Agreement of any nature whatsoever (including any claim, controversy or dispute of any kind or nature, whether based upon contract, tort or otherwise, involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated hereby, including the Debt Commitment Letter and the Debt Financing), shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction, provided that all matters relating to the Merger shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to any other principles of conflicts of law.
9.6    Jurisdiction, Venue and Waiver of Jury Trial. EXCEPT TO THE EXTENT STATED OTHERWISE IN SECTION 2.4 OR AS SET FORTH BELOW, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MINNEAPOLIS OR SAINT PAUL, MINNESOTA IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING BY ANY METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. Each party hereby expressly waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Document, or any transaction contemplated hereby or thereby (including the Debt Commitment Letter and the Debt Financing). Each party (i) certifies that no representative, agent or attorney of any other party has represented TO IT, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement and Ancillary Documents, as applicable, by, among other things, the mutual waivers and certifications in this SECTION 9.6. Notwithstanding the foregoing, each of the Parties agrees that it will not, and it will cause its Affiliates not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to the Financing Sources, the Debt Commitment Letter, the Debt Financing or the performance thereof, in any forum other than any state or Federal court sitting in the Borough of Manhattan within the State of New York.
9.7    Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules and Exhibits and other agreements referenced herein, including the Escrow Agreement, constitutes the entire Agreement among the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant, agreement or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement or similar assurance of any Party regarding such subject matter). No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party affected thereby (except as contemplated in Section 9.9); provided, however, that (i) if any such amendment or waiver shall by Applicable Law require further approval of the Shareholders, the effectiveness of such amendment or waiver shall be subject to the approval of Shareholders holding at least a majority of the voting power of the outstanding Shares and (ii) notwithstanding anything to the contrary contained in this Agreement, this Section 9.7, Section 9.4, Section 9.5, Section 9.6, Section 9.8 and Section 9.16 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) and the definition of “Company Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.
9.8    Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld or delayed), except that at or after Closing Buyer may collaterally assign this Agreement and Buyer’s or the Surviving Corporation’s rights under any Seller Ancillary Document in connection with any indebtedness for borrowed money of Buyer or any of its Affiliates (including any Acquired Company); provided that no such assignment, delegation or transfer will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.
9.9    Severability; Blue Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.
9.10    Counterparts. This Agreement may be executed in counterparts (including via .pdf), each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be delivered by facsimile or other electronic means (including via .pdf), and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.
9.11    Disclosure Schedules. Certain information is contained in the Company Disclosure Schedule and the Buyer Disclosure Schedule that may not be required to be disclosed pursuant hereto and doing so will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each item disclosed in any section of the Company Disclosure Schedule or Buyer Disclosure Schedule in a manner that makes its relevance to one or more other sections of the Company Disclosure Schedule or Buyer Disclosure Schedule reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other section of the Company Disclosure Schedule or Buyer Disclosure Schedule (notwithstanding the presence or absence of any reference in or to any section of the Company Disclosure Schedule or Buyer Disclosure Schedule).

9.12    No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Merger Effective Time. This Section 9.12 shall not limit any covenant or agreement of the Parties to this Agreement that, by its terms, contemplates performance after the Merger Effective Time (including those contained in Section 9.15).
9.13    Specific Performance. Each Party acknowledges and agrees that (1) this Section 9.13 is reasonable and necessary to ensure that each Party receives the expected benefits of the Merger, (2) each Party has refused to enter into this Agreement in the absence of this Section 9.13, (3) each Party (and Sellers) may be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached and (4) in such case monetary damages alone may not be an adequate remedy and there may not be an adequate remedy at law. Therefore, a Party (in addition to all other remedies it may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) to prevent breaches hereof and to enforce specifically this Agreement and its terms.
9.14    Legal Representation. Each Party acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that (a) Faegre Baker Daniels LLP, an Illinois limited liability partnership (along with any predecessor or successor, “FaegreBD”), has served as legal counsel to the Acquired Companies from time to time and that FaegreBD’s services for the Acquired Companies have included representation regarding aspects of the transactions contemplated herein and other matters and (b) after Closing, FaegreBD may serve as legal counsel to the Sellers’ Representative, any Seller, any Affiliate of any Seller, or any director, officer, member, partner or employee of any of the foregoing in connection with the transactions contemplated herein (including any claim or other Proceeding relating hereto) or any other matter, notwithstanding such other representation (or any continued representation). Each Party (on its and its Affiliates behalf) hereby consents to such representation and waives any conflict of interest relating thereto. Notwithstanding the foregoing, (a) FaegreBD does not currently represent any Seller (and there is no attorney‑client relationship between FaegreBD and any Seller) and (b) the receipt by FaegreBD of any notice or communication hereunder (including as contemplated under Section 9.1) or any action on behalf of any other Party does not create any such representation or relationship. In addition, all communications involving attorney-client confidences among the Acquired Companies and FaegreBD in the course of the negotiation, documentation and consummation of the transactions contemplated herein will be deemed to be attorney-client confidences that belong solely to the Sellers (and not the Surviving Corporation or its Subsidiaries) and may be controlled by Sellers’ Representative. Without limiting the generality of the foregoing, (a) upon and after the Closing, (1) the Sellers and their Affiliates (and not the Surviving Corporation or its Subsidiaries) will be the sole holders of the attorney-client privilege with respect to the negotiation, documentation and consummation of the transactions contemplated herein (collectively, the “Pre-Sale Communications”), and none of the Surviving Corporation or its Subsidiaries will be a holder thereof, (2) to the extent that files of FaegreBD with respect to the negotiation, documentation and consummation of the transactions contemplated herein constitute property of the client, only the Sellers and their Affiliates (and not the Surviving Corporation or its Subsidiaries) will hold such property rights and (3) FaegreBD will have no duty whatsoever to reveal or disclose the Pre-Sale Communications of files pertaining to the Pre-Sale Communications to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between FaegreBD and the Acquired Companies or otherwise; and (b) it would be impracticable to remove from the records (including emails and other electronic files) of the Acquired Companies any privileged communications with FaegreBD and therefore the Parties agree that no waiver of any applicable attorney-client, work product or other privilege shall result if such material is allowed to remain in the files of the Surviving Corporation and its Affiliates.
9.15    Sellers’ Representative and Related Matters.
(a)    Appointment; Sellers’ Representative’s Limited Role. Shareholder Representative Services LLC is hereby appointed as the representative, agent and attorney-in-fact of each Seller for all purposes of this Agreement, the Escrow Agreement, the Registration Rights Agreement and any agreements ancillary hereto. Shareholder Representative Services LLC or any successor of Shareholder Representative Services LLC hereunder (“Sellers’ Representative”) is only a party to this Agreement for the purpose of performing as Sellers’ Representative. Sellers’ Representative has no obligation to incur or pay any expense in connection herewith, including that Sellers’ Representative has no obligation (indemnification or otherwise) for any Loss of any other Party. Sellers shall be responsible to Buyer and Merger Sub for any breach by Sellers’ Representative of its obligations hereunder. Sellers’ Representative may resign at any time. Sellers’ Representative may be changed or replaced, and any vacancy in the position of Sellers’ Representative may be filled, in each case by affirmative action of Sellers holding a majority of the economic interests in the remaining portion of the Sellers Expense Amount. No bond will be required of Sellers’ Representative. Sellers’ Representative will inform Buyer of any such resignation or other change.
(b)    Buyer’s Reliance. Buyer, Merger Sub and the Surviving Corporation will be entitled to rely on all statements, actions, representations and decisions of Sellers’ Representative as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding termination or replacement of Sellers’ Representative pursuant to this Section 9.15).
(c)    Exculpation; Indemnification. The Sellers’ Representative will incur no liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with its services pursuant to this Agreement, the Escrow Agreement and any other agreements or documents ancillary hereto, except in the event of liability directly resulting from the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers will indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement, the Escrow Agreement and any other agreements or documents ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Sellers’ Representative by the Sellers, any such Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Sellers Expense Amount, (ii) the amounts of the Post-Closing Adjustment Escrow Amount at such time as remaining amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Sellers’ Representative to be paid from the Sellers Expense Amount and the Post-Closing Adjustment Escrow Amount, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. The Sellers acknowledge and agree that this Section 9.15 will survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement and will survive the Merger Effective Time.
9.16    No Recourse Against Financing Sources. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, neither the Company, Sellers’ Representative nor any of their respective Affiliates or their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives shall have any recourse or claims against any Financing Source in connection with this Agreement or the transactions contemplated hereby (including the Debt Commitment Letter and the Debt Financing) or any documents or instruments delivered in connection herewith or therewith, whether by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. In addition, in no event will any Financing Source be liable in connection with this Agreement or the transactions contemplated hereby (including the Debt Commitment Letter and the Debt Financing) for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For avoidance of doubt, (a) in no event shall this Section 9.16 apply to Buyer, whether before or after the Closing, and (b) from and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Buyer, the Company (or the Surviving Corporation), and any of their subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.
ARTICLE 10 - CERTAIN DEFINITIONS
“2014 Annual Financial Statements” is defined in Section 5.12(b)(2).
“338(h)(10) Election” is defined in Section 5.9(f).

“338(h)(10) Election Forms” is defined in the Recitals.
“Access Agreement” is defined in Section 5.17.
“Acquired Company” is defined in the Recitals.
“Acquisition Transaction” is defined in Section 5.10.
“Actuary” is defined in Section 5.7(f).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.
“Aggregate Net Closing Cash Consideration” is defined in Section 2.3(a).
“Aggregate Net Closing Cash Consideration Payment Amount” is defined in Section 2.3(a).
“Agreement” is defined in the first paragraph of this Agreement.
“Allocation” is defined in Section 2.4(i).
“Alternative Financing” is defined in Section 5.13(a).
“Ancillary Document” means a Buyer Ancillary Document, Seller Ancillary Document or Company Ancillary Document.
“Annual Financial Statements” is defined in Section 3.4(a)(1).
“Applicable Law” means any applicable provision of any constitution, treaty, statute, law, rule, regulation, ordinance or code enacted, adopted, issued or promulgated by any Governmental Authority.
“Arbitrator” is defined in Section 2.4(c).
“Articles of Merger” is defined in Section 1.2.
“Business” is defined in the Recitals.
“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota or New York are generally authorized or required by Applicable Law to be closed.
“Buyer” is defined in the first paragraph of this Agreement.
“Buyer Ancillary Document” means the certificate contemplated under Section 7.2(c).
“Buyer Average Price” is defined in Section 1.14.
“Buyer Balance Sheet” is defined in Section 4.4(b).
“Buyer Common Stock” means common stock, par value $0.01 per share, of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer in connection with the representations and warranties made by Buyer and Merger Sub in Article 4 and made a part of this Agreement on the date hereof.
“Buyer Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries (taken as a whole), other than any Event or Events to the extent resulting from one or more of the following: (a) any event or condition generally affecting any of the industries in which Buyer or its Subsidiaries operate, the United States economy as a whole or any foreign economy as a whole in any location where, or with respect to which, Buyer or its Subsidiaries have material operations; (b) any national or international political or social event or condition, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (c) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (d) any change in financial, banking or securities markets (including any disruption thereof or any decline in the price of any security or any market index); (e) compliance with any term of, or the taking of any action required by, this Agreement (other than the requirement that Buyer operate in the Ordinary Course of Business); (f) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof; (g) any action required to be taken under Applicable Law; (h)(i) any changes in the share price or trading volume of Buyer Common Stock or in the credit rating of Buyer or any of its Subsidiaries or any of their debt securities or in any analyst’s recommendation with respect to Buyer or any of its securities, or (ii) any failure by Buyer to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute or may be taken into account in determining whether a Buyer Material Adverse Effect has occurred); or (i) the reaction (including subsequent actions) to the announcement of the Merger and any transactions contemplated by this Agreement of any Person not a Party to this Agreement; provided, however, that any Event or Events set forth in the foregoing clauses (a), (b), (c), (d), (f), (g) or (h) may be taken into account in determining whether there has been a Buyer Material Adverse Effect, to the extent such Event or Events have, or are reasonably expected to have, a disproportionate adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries (taken as a whole) relative to other Persons operating in the same industry as Buyer.
“Buyer SEC Reports” is defined in Section 4.4(a).
“Cash” is defined in Section 2.4(h).
“Closing” is defined in Section 6.1.
“Closing Date” is defined in Section 6.1.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” is defined in the Recitals.
“Company” is defined in the first paragraph of this Agreement.
“Company Ancillary Document” means: (a) the Option Cancellation Agreement executed and delivered by the Optionee, (b) each PSR Cancellation Agreement executed and delivered by any PSR Holder and (c) the certificate contemplated under Section 7.1(d).

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with the representations and warranties made by the Company in Article 3 and made a part of this Agreement on the date hereof.
“Company Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries (taken as a whole), other than any Event or Events to the extent resulting from one or more of the following: (a) any event or condition generally affecting any of the industries in which the Company and the Company Subsidiaries operate, the United States economy as a whole or any foreign economy as a whole in any location where, or with respect to which, the Acquired Companies have material operations; (b) any national or international political or social event or condition, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (c) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (d) any change in financial, banking or securities markets (including any disruption thereof or any decline in the price of any security or any market index); (e) compliance with any term of, or the taking of any action required by, this Agreement (other than the requirement to operate the Acquired Companies in the Ordinary Course of Business); (f) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof; (g) any action required to be taken under any Applicable Law; (h) any failure by the Company to meet projections, guidance, milestones, forecasts or financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute or may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (i) the reaction (including subsequent actions) to the announcement of the Merger and any transactions contemplated by this Agreement of any Person not a Party to this Agreement; provided, however, that any Event or Events set forth in the foregoing clauses (a), (b), (c), (d), (f), (g) or (h) may be taken into account in determining whether there has been a Company Material Adverse Effect, to the extent such Event or Events have, or are reasonably expected to have, a disproportionate adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries (taken as a whole) relative to other Persons operating in the same industry as the Acquired Companies.
“Company Plan” means a Plan of which any Acquired Company or any ERISA Affiliate is or was a Plan Sponsor, or to which any Acquired Company or any ERISA Affiliate otherwise contributes or has contributed, or in which any employee of any Acquired Company or any ERISA Affiliate otherwise participates or has participated, in all cases within the six-year period prior to the Closing Date, or otherwise under which any Acquired Company has any liability.
“Company Shareholder Approval” means the affirmative vote of a majority of the voting power of the outstanding Shares in favor of the approval of this Agreement and the Merger in accordance with the MBCA.
“Company Subsidiary” is defined in the Recitals.
“Comparable Benefits” is defined in Section 5.7(a).
“Composite Tax Returns” is defined in Section 5.9(g).
“Confidentiality Agreement” is defined in Section 5.6(a).
“Consent” is defined in Section 3.3(c).
“Continuation Period” is defined in Section 5.7(a).
“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Debt Commitment Letter” is defined in Section 4.6.
“Debt Financing” is defined in Section 5.13(b).
“Deloitte” is defined in Section 5.9(a).
“DOJ” is defined in Section 5.1(a).
“Downward Reconciliation Amount” is defined in Section 2.4(f)(2).
“Encumbrance” means any mortgage, pledge, security interest, charge, lien, right to purchase, claim, option, right of first refusal, buy-sell agreements, defect in title, charge, condition, restriction, easement, security interest, deed of trust, right-of-way, encroachment, building or use restriction, conditional sales agreement, title retention agreement, options, restriction on transfer, voting agreements, voting trusts, shareholder or similar agreements, or other restrictions or encumbrances of any nature or kind, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future that is not eliminated, cured or waived as of the Closing Date.
“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.
“Environmental Claim” means any written or electronic communication by a Governmental Authority or private party alleging liability (including liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from (a) the presence of any Hazardous Substance, or release into the environment by any Acquired Company of any Hazardous Substance or (b) any violation of any Environmental Law by any Acquired Company.
“Environmental Law” means any applicable federal, state or local law or other legal requirement, including common law requirements, relating to pollution, protection of the environment or occupational health and safety as it relates to Hazardous Substances, or natural resources, including, but not limited to any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended, and the regulations promulgated pursuant thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that is under common control with any Acquired Company pursuant to section 414 of the Code.
“Escrow Agreement” is defined in Section 8.2(a).
“Estimated Funded Indebtedness” is defined in Section 2.3(a)(3).
“Estimated Cash Merger Consideration” is defined in Section 2.2.
“Estimated Transaction Expenses” is defined in Section 2.3(a)(4).
“Event” means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts, whether known or unknown.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FaegreBD” is defined in Section 9.14.
“FDA” is defined in Section 3.18(a)(5).
“FFDC Act” is defined Section 3.18(b)(1).
“Final Allocation” is defined in Section 2.4(i).
“Final Funded Indebtedness” is defined in Section 2.4(a).
“Final Net Working Capital and Cash” is defined in Section 2.4(a).
“Final Pre-Closing Taxes” is defined in Section 2.4(a).
“Final Transaction Expenses” is defined in Section 2.4(a).
“Financial Statements” is defined in Section 3.4(a)(2).
“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Commitment Letter contemplated to be obtained by Buyer, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, partners, members, trustees, shareholders controlling persons, agents and representatives and their respective successors and assigns.
“Food and Drug Law” means any applicable U.S., foreign, federal, state or local law, statute, code, ordinance, rule, or regulation of the FDA or the FTC or other Governmental Authority relating to the manufacture, labeling, promotion, sale, safety or efficacy of the Products.
“Forward‑Looking Statements” is defined in Section 4.7.
“FTC” is defined in Section 5.1(a).
“Funded Indebtedness” means any Indebtedness for borrowed money of the Acquired Companies that is funded and outstanding. For the avoidance of doubt, Funded Indebtedness (i) shall not include amounts under any letter of credit or surety bond that has not been drawn upon and, if drawn upon, shall only include the outstanding amount required to be repaid due to such draw, and (ii) shall include all prepayment or termination fees, expenses or breakage costs, redemption prices or premiums (including any “make-whole” premiums or “yield maintenance amounts”) and penalties in each case payable in connection with any redemption, prepayment, defeasance or other satisfaction of amounts for any Funded Indebtedness of any of the Acquired Companies.
“GAAP” means generally accepted United States accounting principles as have been consistently applied by the Acquired Companies.
“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction; (b) federal, state, local or foreign government; (c) governmental or quasi‑governmental authority (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); or (d) body or other Person entitled by Applicable Law to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.
“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material that is toxic, ignitable, reactive, corrosive, radioactive or caustic, or is regulated, classified, or is otherwise characterized under or pursuant to Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, lead paint and polychlorinated biphenyls.
“HIPAA” is defined in Section 3.15(d).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means any Tax based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any obligation arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax (but, for the avoidance of doubt, not including any sales, use, stamp, duty, value added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax).
“Indebtedness” means any liability or obligation under or for any of the following, in each case to the extent any related amount is actually owed: (a) indebtedness for (including the principal of and accrued and unpaid interest in respect of) borrowed money (including a guaranty of such owed amount); (b) indebtedness (including the principal of and accrued and unpaid interest in respect of) evidenced by a note, debenture, deed of trust, mortgage or similar instrument (including a guaranty of such owed amount); (c) letter of credit or surety bond (but only to the extent such letter of credit or surety bond has been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) capital lease; (e) the deferred purchase price of any property, all conditional sale obligations (but excluding trade accounts payable and other accrued current liabilities); and (f) additional interest, fee or other expense regarding any of the foregoing, including, any prepayment penalties or yield maintenance amounts payable in connection with the transactions contemplated by this Agreement or as a result of the prepayment or redemption of any of the foregoing; provided, however, that in each case “Indebtedness” will not mean: (1) any financing contemplated by the Debt Commitment Letter; or (2) any trade payable incurred in the Ordinary Course of Business of the applicable Acquired Company.
“Initial Cash Merger Consideration” is defined in Section 2.1.
“Insurance Policies” is defined in Section 3.13.
“Intellectual Property” means any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention, domain name, website, trade secret, know how, confidential information, mask work or software (including any registration, application or renewal regarding any of the foregoing).
“Interim Balance Sheet” is defined in Section 3.4(a)(2).
“Interim Balance Sheet Date” is defined in Section 3.4(a)(2).
“Interim Financial Statements” is defined in Section 3.4(a)(2).
“Investor Agreements” is defined in the Recitals.
“IRS” means the United States’ Internal Revenue Service.
“Knowledge” (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter; (b) an Acquired Company will have “Knowledge” of a particular fact or other matter if any of Chris Neugent, John Gappa, David J. McBeain, Jesse R. Garcia, Gene C. Pagel, Paul D. Reppenhagen, Mark A. Delahanty and Mike B. Sullivan is actually consciously aware of such fact or matter; and (c) Buyer will have “Knowledge” of a particular fact or other matter if any of Robert V. Vitale, Diedre J. Gray or Jeff A. Zadoks is actually consciously aware of such fact or matter.
“Leased Real Property” is defined in Section 3.10(a).

“Letter of Transmittal” is defined in Section 1.8(a).
“Loss” means any liability, loss, penalty, judgment, interest, amounts paid in settlement, fine, award, cost or expense (including any reasonable attorney’s fee or expense) or damage.
“Major Contract” is defined in Section 3.8(a).
“Major Customers and Suppliers” is defined in Section 3.19.
“Marketing Period” means the first period of 15 consecutive Business Days (provided, that the entirety of such period shall occur prior to August 17, 2015 or after September 2, 2015, and any day from and including July 3, 2015 through and including July 6, 2015 shall not be considered a Business Day) after the date hereof and throughout which there have been at least three (3) consecutive Business Days since Buyer shall have received the Required Financial Information to be used (or portions thereof) in the Confidential Information Memorandum (as defined in the Debt Commitment Letter) for use in connection with the financing contemplated by the Debt Commitment Letter; provided, however, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (i) the Company’s independent auditors shall have withdrawn their audit opinion with respect to any of the Required Audited Company Financial Statements, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Audited Company Financial Statements by such auditor or another accounting firm of national standing reasonably acceptable to Buyer or (ii) the Company determines to restate any of the consolidated historical financial statements of the Company, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statement has been amended or the Company has indicated that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that the Marketing Period shall be suspended (but shall not restart) if, prior to the completion of the Marketing Period, the financial statements included in the Required Financial Information that are available to Buyer on the first day of any such 15 consecutive Business Day period become “stale” under the provisions of Rule 3-12 of Regulation S-X applicable thereunder to “large accelerated filers and accelerated filers” or become insufficient for the Company’s independent auditors to provide a customary “comfort letter” (including customary “negative assurances”) during any such 15 consecutive Business Day period, in which case the Marketing Period shall not be deemed to re-commence unless and until the receipt by Buyer of updated financial statements that satisfy the applicable standards for such financial statements contained in the definition of “Required Financial Information”; and provided, further, that the Marketing Period shall end on any earlier date that is the date on which the financing contemplated by the Debt Commitment Letter is consummated.
“MBCA” is defined in the Recitals.
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 2.1.
“Merger Effective Time” is defined in Section 1.2.
“Merger Sub” is defined in the first paragraph of this Agreement.
“Multiemployer Plan” has the meaning given in section 3(37) of ERISA.
“Net Working Capital” is defined in Section 2.4(h).
“Non-Prevailing Party” is defined in Section 2.4(d).
“Notice of Disagreement” is defined in Section 2.4(b).
“Number of Common Stock Equivalents” is defined in Section 1.6(c)(5).

“NWC Effective Time” means 11:59 p.m. local time in Minneapolis, Minnesota on the day before the Closing Date.
“Old Plans” is defined in Section 5.7(c).
“Option” is defined in the Recitals.
“Option Cancellation Agreement” is defined in Section 1.8(b).
“Optionee” is defined in the Recitals.
“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person.
“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; or (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person.
“Outside Date” is defined in Section 6.4(b).
“Owned Real Property” is defined in Section 3.10(a).
“Party” means the Company, Buyer, Merger Sub or Sellers’ Representative.
“Paying/Escrow Agent” means Wells Fargo Bank, National Association, a national banking association (or, if such Person is unwilling or unable to serve in such role, then a substitute paying/escrow agent reasonably acceptable to Buyer and Sellers’ Representative), or any replacement thereof consistent with the terms of this Agreement and the Escrow Agreement.
“Payoff Letters” is defined in Section 2.2.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning given in section 3(2) of ERISA.
“Per-Share Cash Closing Consideration” is defined in Section 1.6(c)(2).
“Per-Share Net Merger Consideration” is defined in Section 1.6(c)(1).
“Per-Share Post-Closing Adjustment Escrow Amount” is defined in Section 1.6(c)(7).
“Per-Share Reconciliation Consideration” is defined in Section 1.6(c)(3).
“Per-Share Stock Merger Consideration” is defined in Section 1.6(c)(6).
“Per-Share Sellers Expense Amount Consideration” is defined in Section 1.6(c)(4).
“Permit” means any license, approval, authorization, variance or permit of any Governmental Authority.
“Permitted Encumbrance” means any:  (a) Encumbrance listed in the Company Disclosure Schedule (including if disclosed or otherwise described in any of the Financial Statements); (b) Encumbrance created by the express terms of any Major Contract; (c) statutory liens for current Taxes and assessments not yet due and payable; (d) any statutory lien for Tax assessments and other charges or claims with respect to Taxes or assessments that are due and payable and the validity of which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP; (e) recorded easements, rights-of-way, restrictions and other similar title conditions or restrictions (excluding in all instances liens, pledges, security interests, deeds of trust and mortgages) disclosed in policies or commitments of title insurance which, in the aggregate, do not, or would not be reasonably expected to, materially interfere with the occupation, use, and enjoyment of the assets encumbered thereby in the Ordinary Course of Business of the applicable Person; (f) easement, covenant, condition or restriction affecting the Real Property not of public record as to which (i) no material violation or encroachment exists and (ii) such matters do not materially interfere with the conduct of the business of the applicable Person or with the marketability or value of the Real Property; (g) zoning or other governmentally established Encumbrance; (h) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; (i) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due and payable; or (j) other imperfection of title or license or other Encumbrance that does not, individually or in the aggregate, materially impair the marketability or value of the Company’s assets or conduct of the business of the applicable Person as presently conducted.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.
“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other employee benefit plan, program, agreement, policy or similar arrangement, whether qualified or non-qualified, and whether or not written, including any: (a) pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan; (b) welfare or “fringe” benefits, including, vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, flexible spending account plan, cafeteria plan, regular in-kind gifts or other benefits; or (c) employment, consulting, engagement, retainer or golden parachute agreement or arrangement.
“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.
“Post-Closing Adjustment Escrow Amount” is defined in Section 2.3(a)(1).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Reorganizations” is defined in Section 5.15.
“Pre-Closing Taxes” means, without duplication, the following amounts of Taxes that have not been paid to the relevant tax authority by the Acquired Companies on or prior to the Closing Date: (i) all Taxes payable by any of the Acquired Companies with respect to any Pre Closing Tax Period; (ii) any amount of any Tax that any of the Acquired Companies is required to withhold or pay to any State or other jurisdiction on behalf of a Shareholder who is a nonresident of such State or other jurisdiction; (iii) the Acquired Companies’ Tax liability related to profit sharing, variable income and bonus plans; (iv) all Taxes imposed on the Acquired Companies with respect to payments to Optionees pursuant to Section 1.13, and payments for cancellation of PSRs pursuant to Section 1.14; (v) all Taxes imposed on the Acquired Companies as a result of the Section 338(h)(10) Election, including any Tax imposed on the Acquired Companies under Section 1374 of the Code (or the corresponding provisions of State or foreign Law) or by States or other jurisdictions which do not recognize S corporations or do not treat S corporations as pass-through entities; (vi) all Taxes imposed on the Acquired Companies with respect to payment of Transaction Expenses; (vii) all Transfer Taxes imposed with respect to the Pre-Closing Reorganization; and (viii) one-half (1/2) of all Transfer Taxes imposed with respect to the Merger; (viii) any gross up payments relating to any tax imposed on the Acquired Companies under Section 4999 of the Code (or the corresponding provisions of State or foreign Law) as a result of payments made pursuant to Section 9.2 or other payments subject to Section 280G (or the corresponding provisions of State or foreign law) made by any of the Acquired Companies in connection with the Merger; and (ix) any other amounts specifically identified as Pre-Closing Taxes under this Agreement.
“Pre-Sale Communications” is defined in Section 9.14.
“Prevailing Party” is defined in Section 2.4(d).
“Proceeding” means any action, complaint, arbitration, audit, hearing, litigation, proceeding or suit (whether civil, criminal, administrative, investigative or for damages, injunctive relief or otherwise), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Products” is defined in Section 3.18(a)(1).
“Prohibited Transaction” has the meaning given in section 406 of ERISA and 4975 of the Code.
“PSR” is defined in the Recitals.
“PSR Cancellation Agreement” is defined in Section 1.8(c).
“PSR Holder” is defined in the Recitals.
“Real Property” is defined in Section 3.10(a).
“Real Property Lease” is defined in Section 3.10(a).
“Registration Rights Agreement” is defined in Section 6.3(d).
“Representative Losses” is defined in Section 9.15(c).
“Required Financial Information” means (a) audited balance sheets of the Company on a consolidated basis as of the end of each of the two most recently completed fiscal years ended at least 45 days prior to the Closing Date, and related statements of income, comprehensive income, shareholders’ equity and cash flows of the Company on a consolidated basis (including the accompanying notes to the foregoing financial statements) for the three most recently completed fiscal years ended at least 45 days prior to the Closing Date, containing an unqualified audit opinion by the Company’s independent auditors or another accounting firm of national standing reasonably acceptable to Buyer, and in either case registered with the PCAOB (the “Required Audited Company Financial Statements”); and (b) unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows of the Company on a consolidated basis (including the accompanying notes to the foregoing financial statements) for each fiscal quarter subsequent to the most recent Required Audited Company Financial Statements described in clause (a) (and statements of income, comprehensive income, shareholders’ equity and cash flows for the corresponding period of the preceding fiscal year) ended at least 40 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year except as otherwise provided herein), with each of the financial statements in clause (b) reviewed in accordance with auditing standards generally accepted in the United States of America; which financial statements described in clauses (a) and (b) shall be delivered in accordance with the dates and standards set forth in Section 5.12, and shall be in a form that will enable the independent auditors of the Company to render a customary “comfort letter” (including customary “negative assurances”).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the Recitals.

“Seller Ancillary Document” means: (a) a Letter of Transmittal executed and delivered by any Shareholder, (b) the Stock Option Cancellation Agreement executed and delivered by the Optionee, (c) each PSR Cancellation Agreement executed and delivered by any PSR Holder, (d) the Investor Agreements, (e) the Shareholders’ Unanimous Written Consent, and (f) the 338(h)(10) Election Forms.
“Sellers Expense Amount” is defined in Section 2.3(a)(2).
“Sellers’ Representative” is defined in Section 9.15(a).
“Share Purchase Agreements” means (i) the Share Purchase Agreement between Malt-O-Meal Company and The Trustees of the John S. Campbell 1968 Trust, dated April 16, 1982, as amended; (ii) the Second Amended and Restated Share Purchase Agreement between Malt-O-Meal Company and John W. Lettmann, dated May 15, 2007; and (iii) the Amended and Restated Share Purchase Agreement between Malt-O-Meal Company and Christopher Neugent, dated August 27, 2007.
“Shareholder” is defined in the Recitals.
“Shareholders’ Unanimous Written Consent” is defined in the Recitals.
“Shares” is defined in the Recitals.
“Signing Date” is defined in the first paragraph of this Agreement.
“Statement” is defined in Section 2.4(a).
“Stock Merger Consideration” is defined in Section 2.1.
“Straddle Period” means any complete Tax period of any Acquired Company that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.
“Surviving Corporation” is defined in Section 1.1.
“Target Net Working Capital” is defined in Section 2.4(g).
“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, escheat, abandoned property, unclaimed property, estimated or other tax of any kind, including any interest, fine, penalty or similar addition thereto.
“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and any amendment thereof.
“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, either in writing, or, to the Knowledge of the applicable Person, orally, that states that such matter is being or is reasonably expected to be asserted, commenced, taken or pursued.
“Title IV Plan” means a Pension Plan that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Title Commitment” is defined in Section 5.16.
“Title Company” is defined in Section 5.16.
“Title Policy” or “Title Policies” is defined in Section 5.16.
“Transaction Deductions” is defined in Section 5.9(b).
“Transaction Document” means, with respect to a Person, any document executed or delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
“Transaction Expense” is defined in Section 9.2.
“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
“Upward Reconciliation Amount” is defined in Section 2.4(f)(1).
“USDA” is defined in Section 3.18(a)(5).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Warning Letter” means any letter issued by the FDA or the USDA notifying a party that, upon inspection, it has been found to be in violation of one or more FDA or USDA regulations, or any letter issued by the FTC notifying a party that it has been found to be in violation of one or more provisions of the Federal Trade Commission Act.
[Signature Page to Follow]

IN WITNESS WHEREOF, each Party has executed and delivered this Agreement and Plan of Merger effective as of the date first written above.

POST HOLDINGS, INC. By: /s/ Diedre J. Gray Name: Diedre J. Gray Title: SVP, General Counsel & Administration, Secretary	ACQUISITION SUB, INC. By: /s/ Diedre J. Gray Name: Diedre J. Gray Title: Secretary
MOM BRANDS COMPANY By: /s/ Christopher J. Neugent Name: Christopher J. Neugent Title: President & Chief Executive Officer	SHAREHOLDER REPRESENTATIVE SERVICES LLC (solely in its capacity as Sellers’ Representative as agent for and on behalf of Sellers) By: /s/ Mark B. Vogel Name: Mark B. Vogel Title: Managing Director